                         Commission File Number: 30-246

                       SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549-1004

                                    FORM U5S

                                  ANNUAL REPORT

                      FOR THE YEAR ENDED DECEMBER 31, 2001

       Filed pursuant to the Public Utility Holding Company Act of 1935 by

                               NORTHEAST UTILITIES

        174 Brush Hill Avenue, West Springfield, Massachusetts 01090-0010

                               (Corporate Address)

                  Selden Street, Berlin, Connecticut 06037-1616

                            (Principal Headquarters)

                               NORTHEAST UTILITIES

                             FORM U5S ANNUAL REPORT

                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                TABLE OF CONTENTS

ITEM                                                                          PAGE
----                                                                          ----
1.  System Companies and Investments Therein...............................      2

2.  Acquisitions or Sales of Utility Assets................................     13

3.  Issue, Sale, Pledge, Guarantee, or Assumption of
    System Securities......................................................     13

4.  Acquisition, Redemption or Retirement of System
    Securities.............................................................     14

5.  Investments in Securities of Nonsystem
    Companies..............................................................     17

6.  Officers and Directors.................................................     19

7.  Contributions and Public Relations.....................................     54

8.  Service, Sales and Construction Contracts..............................     54

9.  Wholesale Generators and Foreign Utility
    Companies..............................................................     56

10. Financial Statements and Exhibits......................................     59

    Report of Independent Public Accountants...............................    F-1

    Signature..............................................................    F-2

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001

Name of Company
---------------                                    No. of Common             % of
Name of Owner                                       Shares Owned         Voting Power
-------------                                       ------------         ------------
Northeast Utilities (NU) (1)

Name of Issuer
--------------

The Connecticut Light and
Power Company (CL&P) (2)(3)*                          7,584,884               100%

Public Service Company of
New Hampshire (PSNH) (2)(3)*                                388               100

Western Massachusetts
Electric Company (WMECO) (2)(3)*                        509,696               100

North Atlantic Energy
Corporation (NAEC) (3)                                      224               100

Holyoke Water Power
Company (HWP) (3)*                                      480,000               100

Northeast Utilities Service
Company (NUSCO) (4)                                           1               100

Northeast Nuclear Energy
Company (NNECO) (5)                                       1,500               100

North Atlantic Energy Service
Corporation (NAESCO) (6)                                  1,000               100

The Quinnehtuk Company (7)                                3,500               100

The Rocky River Realty
Company (RRR) (7)                                           100               100

Yankee Energy System, Inc. (YES)                          1,000               100
Charter Oak Energy, Inc. (COE) (9)*                         100               100

NU Enterprises, Inc. (NUEI)                                  89               100

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001 (CONTINUED)

Name of Company
---------------                                         Issuer                   Owner's
Name of Owner                                         Book Value               Book Value
---------------                                       ----------               ----------
                                                        (000's)                  (000's)
Northeast Utilities (NU) (1)

Name of Issuer
--------------

The Connecticut Light and
Power Company (CL&P) (2)(3)*                          $ 776,835                $ 776,835

Public Service Company of
New Hampshire (PSNH) (2)(3)*                            341,825                  341,825

Western Massachusetts
Electric Company (WMECO) (2)(3)*                        150,447                  150,447

North Atlantic Energy
Corporation (NAEC) (3)                                   34,993                   34,993

Holyoke Water Power
Company (HWP) (3)*                                        7,162                    7,162

Northeast Utilities Service
Company (NUSCO) (4)                                           1                        1

Northeast Nuclear Energy
Company (NNECO) (5)                                      16,095                   16,095

North Atlantic Energy Service
Corporation (NAESCO) (6)                                     14                       14

The Quinnehtuk Company (7)                               (2,587)                  (2,587)

The Rocky River Realty
Company (RRR) (7)                                           684                      684

Yankee Energy System, Inc. (YES)                        508,573                  508,573

Charter Oak Energy, Inc. (COE) (9)*                      11,797                   11,797

NU Enterprises, Inc. (NUEI)                             116,394                  116,394

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001 (CONTINUED)

Name of Company
---------------                                    No. of Common             % of
Name of Owner                                       Shares Owned         Voting Power
-------------                                      -------------         ------------
The Connecticut Light and
Power Company (2)(3)***

Name of Issuer
--------------

CL&P Receivables Corporation (CRC)                          100               100

CL&P Capital, L.P.                                           --               100

CL&P Funding LLC (10)                                        --               100

Name of Owner
-------------

Public Service Company of New Hampshire (2)(3)

Name of Issuer
--------------

Properties, Inc. (7)                                        200               100

PSNH Funding LLC (11)                                        --               100

PSNH Funding LLC 2 (12)                                      --               100

Name of Owner
-------------

Western Massachusetts Electric Company (2)(3)

Name of Issuer
--------------

WMECO Funding LLC (13)                                       --               100

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001 (CONTINUED)

Name of Company
---------------                                         Issuer                   Owner's
Name of Owner                                         Book Value               Book Value
-------------                                         ----------               ----------
                                                        (000's)                  (000's)
The Connecticut Light and
Power Company (2)(3)***

Name of Issuer
--------------

CL&P Receivables Corporation (CRC)                    $ 111,887               $ 111,887

CL&P Capital, L.P.                                           --                      --

CL&P Funding LLC (10)                                     7,193                   7,193

Name of Owner
-------------

Public Service Company of New Hampshire (2)(3)

Name of Issuer
--------------

Properties, Inc. (7)                                      5,220                   5,220

PSNH Funding LLC (11)                                     3,126                   3,126

PSNH Funding LLC 2 (12)                                       1                       1

Name of Owner
-------------

Western Massachusetts Electric Company (2)(3)

Name of Issuer
--------------

WMECO Funding LLC (13)                                      776                     776

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001 (CONTINUED)

Name of Company
---------------                                    No. of Common             % of
Name of Owner                                       Shares Owned         Voting Power
-------------                                      -------------         ------------
Holyoke Water Power Company (3)

Name of Issuer
--------------

Holyoke Power and Electric Company (HP&E)                 4,850               100

Name of Owner
-------------

Charter Oak Energy, Inc. (9)

Name of Issuer
--------------

COE Development Corporation                                 100               100

COE Argentina II Corporation                                100               100

COE Ave Fenix Corporation                                   100               100

Name of Owner
-------------

Select Energy Services, Inc.

Name of Issuer
--------------

Select Energy Contracting, Inc.                             100               100

HEC Energy Consulting Canada, Inc. (17)                     100               100

Reeds Ferry Supply Co., Inc.                                100               100

HEC/Tobyhanna Energy Project, Inc.                          100               100

Name of Owner
-------------

Northeast Generation Services Company

Name of Issuer
--------------

NGS Mechanical, Inc. (15)                                   100               100

E. S. Boulos Company (14)                                   100               100

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001 (CONTINUED)

Name of Company
---------------                                         Issuer                   Owner's
Name of Owner                                         Book Value               Book Value
---------------                                       ----------               ----------
                                                        (000's)                  (000's)
Holyoke Water Power Company (3)

Name of Issuer
--------------

Holyoke Power and Electric Company (HP&E)             $     181                $     181

Name of Owner
-------------

Charter Oak Energy, Inc. (9)

Name of Issuer
--------------

COE Development Corporation                               1,087                    1,087

COE Argentina II Corporation                                 29                       29

COE Ave Fenix Corporation                                12,003                   12,003

Name of Owner
-------------

Select Energy Services, Inc.

Name of Issuer
--------------

Select Energy Contracting, Inc.                          15,664                   15,664

HEC Energy Consulting Canada, Inc. (17)                      --                       --

Reeds Ferry Supply Co., Inc.                                (42)                     (42)

HEC/Tobyhanna Energy Project, Inc.                          226                      226

Name of Owner
-------------

Northeast Generation Services Company

Name of Issuer
--------------

NGS Mechanical, Inc. (15)                                     9                        9

E.S. Boulos Company (14)                                 10,945                   10,945

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001 (CONTINUED)

Name of Company
---------------                                    No. of Common             % of
Name of Owner                                       Shares Owned         Voting Power
-------------                                      -------------         ------------
NU Enterprises, Inc.

Name of Issuer
--------------

Northeast Generation Company (NGC)                            6               100

Northeast Generation Services
Company (NGS)                                               100               100

Select Energy Portland Pipeline,
Inc. (SEPPI)                                                100               100

Select Energy, Inc. (Select Energy)                         100               100

Mode 1 Communications, Inc. (Mode 1)                        100               100

Select Energy Services, Inc. (SES)*                       1,700               100

Name of Company
---------------
Name of Owner
-------------

Yankee Energy System, Inc.

Name of Issuer
--------------

Yankee Gas Services Company
(Yankee Gas)                                              1,000               100

NorConn Properties, Inc. (NorConn) (7) (8)                  100               100

Housatonic Corporation (Housatonic)                         100               100

Yankee Energy Financial
Services (YESCO)                                            200               100

Yankee Energy Services Company (YESCO)                      200               100

R.M. Services, Inc. (RMS) (8)                                 0                 0

Name of Company
Name of Owner
-------------

Select Energy, Inc.

Name of Issuer
--------------

Select Energy New York, Inc. (SENY)                      10,000               100

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001 (CONTINUED)

Name of Company
---------------                                         Issuer                   Owner's
Name of Owner                                         Book Value               Book Value
---------------                                       ----------               ----------
                                                        (000's)                  (000's)
NU Enterprises, Inc.

Name of Issuer
--------------

Northeast Generation Company (NGC)                    $  12,951                $  12,951

Northeast Generation Services
Company (NGS)                                            13,605                   13,605

Select Energy Portland Pipeline,
(SEPPI) Inc.                                                447                      447

Select Energy, Inc. (Select Energy)                      22,067                   22,067

Mode 1 Communications, Inc. (Mode 1)                     24,720                   24,720

Select Energy Services, Inc. (SES)*                      27,831                   27,831

Name of Company
---------------
Name of Owner
-------------

Yankee Energy System, Inc.

Name of Issuer
--------------

Yankee Gas Services Company
(Yankee Gas)                                            491,793                  491,793

NorConn Properties, Inc. (NorConn) (7)                      327                      327

Housatonic Corporation (Housatonic)                        (626)                    (626)

Yankee Energy Financial
Services (YEFSCO)                                         1,431                    1,431

Yankee Energy Services Company (YESCO)                    6,231                    6,231

R.M. Services, Inc. (RMS) (8)                            13,333                   13,333

Name of Company
Name of Owner
-------------

Select Energy, Inc. (Select Energy)

Name of Issuer
--------------

Select Energy New York, Inc. (SENY)                       5,892                    5,892

  * Consolidated.
 ** Inactive.
*** Exempt holding company - see Commission Release Nos. 13048 and 14947.

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001 (CONTINUED)

(1) For information regarding NU's investment in the hydro-transmission companies, see Note A to Item 1.

(2) For information regarding CL&P's, PSNH's and WMECO's investment in regional nuclear generating companies, see Note A to Item 1.

(3)   Electric utility operating subsidiary.

(4) Service company which provides support services for the NU system companies.

(5) Prior to the sale of the Millstone nuclear plant to a subsidiary of Dominion Resources, Inc. on March 31, 2001, agent for the NU system companies and other New England utilities in operating Millstone. Now inactive.

(6)   Agent for the joint owners in operating the Seabrook nuclear facility.

(7) Subsidiary which constructs, acquires or leases some of the property and facilities used by one or more of the system companies.

(8) On June 30, 2001, R. M. Services was sold to a management group, and YES exchanged its 100 percent common stock ownership for preferred securities having a 10 percent common stock equivalent voting interest.

(9) Directly and through its subsidiaries, COE formerly developed and invested in cogeneration, small power production and other forms of nonutility generation and in exempt wholesale generators and foreign utility companies, as permitted under the Energy Policy Act of 1992. Now inactive.

(10) CL&P Funding LLC (CL&P Funding) is a special purpose limited liability company whose sole member is CL&P. CL&P Funding was formed on January 3, 2001, under the laws of the State of Delaware, to effect the issuance of rate reduction bonds (RRBs or notes) intended to finance certain of CL&P's stranded costs.

(11) PSNH Funding LLC (PSNH Funding) is a special purpose limited liability company whose sole member is PSNH. PSNH Funding is a wholly owned subsidiary of PSNH, which is a wholly owned subsidiary of Northeast Utilities. PSNH Funding was formed on January 24, 2001, under the laws of the State of Delaware, to effect the issuance of rate reduction bonds
      (RRBs) intended to finance certain of PSNH's stranded costs.

(12) PSNH Funding LLC 2 (PSNH Funding 2) is a special purpose limited liability company whose sole member is PSNH. PSNH Funding was formed on December 10, 2001, under the laws of the State of Delaware, to effect the issuance of additional RRBs intended to finance certain of PSNH's stranded costs.

(13) WMECO Funding LLC (WMECO Funding) is a special purpose limited liability company whose sole member is WMECO. WMECO Funding is a wholly owned subsidiary of WMECO, which is a wholly owned subsidiary of Northeast Utilities. WMECO Funding was formed on March 28, 2001, under the laws of the State of Delaware, to effect the issuance of rate reduction bonds (RRBs or notes) intended to finance certain of WMECO's transition costs.

(14) On January 19, 2001, NGS completed the acquisition of Boulos, an electrical construction company which specializes in high voltage electrical construction and maintenance in Maine, Massachusetts, New Hampshire, and Vermont. Boulos is wholly owned by NGS.

(15) In January 2001, NGS formed a new subsidiary, NGS Mechanical, Inc., to provide mechanical services initially in certain New England states and New York. NGS Mechanical is wholly owned by NGS.

(16) On November 30, 2001, Select Energy acquired NMEM for $31.7 million. This business was subsequently renamed SENY. SENY is a wholly owned subsidiary of Select Energy and engages in the brokering, marketing, transportation, storage, and sale of energy commodities in the state of New York.

(17)  Dissolved December 31, 2001.

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001 (CONTINUED)

Note A: The following are CL&P's, PSNH's and WMECO's total investments in regional nuclear generating companies and NU's investments in New England Hydro-Transmission Electric Company, Inc. and New England Hydro-Transmission Corporation:

                                                           No. of                     %                 Carrying
                                                           Common                    of                   Value
                                                           Shares                  Voting                  to
Name of Owner                Name of Issuer                 Owned                   Power                Owners
-------------                --------------                 -----                   -----                -------
                                                                                                         (000's)
The Connecticut Light and Power Company:

  Connecticut Yankee Atomic Power Co. (b)                  120,750                   34.5%               $ 22,194
  Maine Yankee Atomic Power Co. (b)                         50,976                   12.0                   7,582
  Vermont Yankee Nuclear Power Corp. (c)(d)                 37,242                   10.1                   5,134
  Yankee Atomic Electric Co. (b)                             1,879                   24.5                    (214)

Public Service Company of New Hampshire:

  Connecticut Yankee Atomic Power Co. (b)                   17,500                    5.0                   3,419
  Maine Yankee Atomic Power Co. (b)                         21,240                    5.0                   3,102
  Vermont Yankee Nuclear Power Corp. (c)(d)                 15,681                    4.3                   2,088
  Yankee Atomic Electric Co. (b)                               537                    7.0                    (100)

Western Massachusetts Electric Company:

  Connecticut Yankee Atomic Power Co. (b)                   33,250                    9.5                   6,101
  Maine Yankee Atomic Power Co. (b)                         12,744                    3.0                   1,903
  Vermont Yankee Nuclear Power Corp. (c)(d)                  9,800                    2.6                   1,357
  Yankee Atomic Electric Co. (b)                               537                    7.0                     (61)

Total System Investment:

  Connecticut Yankee Atomic Power Co. (b)                  171,500                   49.0                  31,714
  Maine Yankee Atomic Power Co. (b)                         84,960                   20.0                  12,587
  Vermont Yankee Nuclear Power Corp. (c)(d)                 62,723                   17.0                   8,579
  Yankee Atomic Electric Co. (b)                             2,953                   38.5                    (375)

Northeast Utilities:
  New England Hydro-Transmission
    Electric Company, Inc.                                 906,324                  22.66                   9,156
  New England Hydro-Transmission Corp.                       4,871                  22.66                   4,439

(b) Yankee Atomic Electric Co.'s, Connecticut Yankee Atomic Power Co.'s and Maine Yankee Atomic Power Co.'s nuclear power plants were shut down permanently on February 26, 1992, December 4, 1996, and August 6, 1997, respectively.

(c) In August 2001, Vermont Yankee Nuclear Power Corporation announced it would sell the unit to an unaffiliated company for $180 million, including $145 million for the plant and materials and supplies and $35 million for the nuclear fuel. The sale requires several regulatory approvals and is scheduled to close during the first half of 2002.

(d) The ownership interests of CL&P, PSNH and WMECO in VYNPC increased slightly in early 2002 when VYNPC redeemed the stock owned by certain Vermont municipal electric systems which had previously owned about five percent of VYNPC's stock.

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

On March 31, 2001, CL&P and WMECO consummated the sale of Millstone 1 and 2 to a subsidiary of Dominion Resources, Inc., Dominion Nuclear Connecticut, Inc.
(DNCI). CL&P, PSNH and WMECO sold their ownership interests in Millstone 3 to DNCI. This sale included all of the respective joint ownership interests of CL&P, PSNH and WMECO in Millstone 3. The NU system received approximately $1.2 billion of cash proceeds from the sale.

In April 2001, CL&P sold its South Meadow Generating Station for total consideration of $10.4 million.

In April 2001, Properties Inc. sold its March Avenue building for total consideration of $5.8 million.

In December 2001, Holyoke Water Power Company sold its hydro generating units and distribution facilities for total consideration of $17.5 million.

In December 2001, CL&P sold its Simsbury Service Center building for total consideration of $7.2 million.

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

Descriptions of transactions involving the issue, sale, pledge, guarantee, or assumption of system securities, including short-term borrowings, have been filed pursuant to Rule 24, with the exception of certain NU guarantees incident to the procurement of surety bonds and the issue of certain securities, as described below.

In the ordinary course of their businesses, the NU subsidiary companies are required to provide surety or performance bonds. From time to time, NU guarantees the payment of such a bond by its subsidiary through the indemnification of the surety company or agency which has agreed to provide the bond. NU's guarantee of these surety bonds is exempt from the provisions of
Section 12(b) of the Public Utility Holding Company Act of 1935, pursuant to Rule 45(b)(6) thereunder. As of December 31, 2001, NU had $9.3 million of such guarantees outstanding, which was the highest amount outstanding during 2001.

In addition, information relating to the following issuances has been filed on Form U-6B-2 in accordance with Rule 52:

1. On February 6, 2001, HWP, the Massachusetts Industrial Finance Agency and Bay Bank as trustee, amended the 1992 Letter of Agreement between the parties, extending the expiration date to December 31, 2001. Form U-6B-2 for this transaction was filed on February 16, 2001.

2. On October 10, 2001, CL&P, The Bank of New York and certain participating banks therein amended the Standby Bond Purchase Agreement dated October 24, 2000 to extend its expiration date to October 22, 2002. Form U-6B-2 for this transaction was filed on October 22, 2001.

3. PSNH, The Business Finance Authority of the State of New Hampshire, and State Street Bank and Trust Company, as Trustee entered into a Series A Loan and Trust Agreement, a Series B Loan and Trust Agreement and a Series C Loan and Trust Agreement, each dated as of October 1, 2001. The proceeds of the 2001 Series A Bonds will be used to refund the outstanding balance of the Authority's $66,000,000 7.65% Pollution Control Revenue Bonds (Public Service Company of New Hampshire Project - 1991 Tax Exempt Series A) and a portion of the outstanding balance of the Authority's $112,500,000 7.65% Pollution Control Revenue Bonds (Public Service Company of New Hampshire Project - 1991 Tax Exempt Series C) (the "1991 Series C Bonds"). The proceeds of the 2001 Series B Bonds will be used to refund the remaining balance of the 1991 Series C Bonds. The proceeds of the 2001 Series C Bonds will be used to refund the outstanding balance of the Authority's $108,985,000 7 1/2% Pollution Control Revenue Bonds (Public Service Company of New Hampshire Project - 1991 Tax Exempt Series B). Form U-6B-2 for this transaction was filed on December 27, 2001.

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (1)

                                                            Amounts Acquired
                                              --------------------------------------------
                                                  No. of
                                                 Shares or
Name of Issuer and Title of Issue             Principal Amount               Consideration
---------------------------------             ----------------               -------------
Public Service Company of New Hampshire

Pollution Control Bonds -
 1.55%          Series A                       $ 89,250,000                   $ 89,250,000
 1.55%          Series B                         89,250,000                     89,250,000
 5.45%          Series C                        108,985,000                    108,985,000
                                               ------------                   ------------
                                               $287,485,000                   $287,485,000
                                               ============                   ============

NU Enterprises, Inc. (Consolidated)

First Mortgage Bonds -
 4.998%         Series A                       $120,000,000                   $120,000,000
 8.812%         Series B                        320,000,000                    320,000,000
                                               ------------                   ------------
                                               $440,000,000                   $440,000,000
                                               ============                   ============

NU Parent

Other Notes/Agreements -
 Variable rate note                            $263,000,000                   $263,000,000
                                               ============                   ============

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (1)
        (CONTINUED)

                                                    Amounts Retired/Debt Repayment
                                             --------------------------------------------
                                                 No. of
                                               Shares or
Name of Issuer and Title of Issue            Principal Amount               Consideration
---------------------------------            ----------------               -------------
The Connecticut Light and Power Company

First Mortgage Bonds -
 7.8750%   Series A                            $160,000,000                 $160,000,000
 8.5000%   Series C                              56,000,000                   56,000,000
 7.8750%   Series D                                 155,000                      155,000
 7.7500%   Series C                             200,000,000                  200,000,000
                                               ------------                 ------------
                                               $416,155,000                 $416,155,000
                                               ============                 ============


Western Massachusetts Electric Company

First Mortgage Bonds -
 7.3750%   Series B                            $ 60,000,000                 $ 60,000,000
 7.7500%   Series V                              40,000,000                   40,000,000
                                               ------------                 ------------
                                               $100,000,000                 $100,000,000
                                               ============                 ============

Public Service Company of New Hampshire

Other Notes/Agreements -
 7.65%     Series A                            $ 66,000,000                 $ 66,000,000
 7.50%     Series B                             108,985,000                  108,985,000
 7.65%     Series C                             112,500,000                  112,500,000
                                               ------------                 ------------
                                               $287,485,000                 $287,485,000
                                               ============                 ============

NU Enterprises, Inc. (Consolidated)

Other Notes/Agreements -
 7.6300% First Union Bank/John Hancock         $    498,000                 $    498,000
                                               ============                 ============

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (1)
        (CONTINUED)

                                                 Amounts Retired/Debt Repayment
                                          --------------------------------------------
                                              No. of
                                            Shares or
Name of Issuer and Title of Issue         Principal Amount               Consideration
---------------------------------         ----------------               -------------
NU Parent
 8.58%     Series A Note                     $ 15,000,000                 $ 15,000,000
 8.38%     Series B Note                        6,000,000                    6,000,000
                                             ------------                 ------------
                                             $ 21,000,000                 $ 21,000,000
                                             ============                 ============

The Rocky River Realty Company

Other Notes/Agreements -
 7.875%    Installment Note (2)              $  1,060,000                 $  1,060,000
 6.620%    Mortgage Note                           84,977                       84,977
 8.810%    Series A Note (3)                    1,078,315                    1,078,315
                                             ------------                 ------------
                                             $  2,223,292                 $  2,223,292
                                             ============                 =============

North Atlantic Energy Corporation

First Mortgage Bonds -
 9.05% Series A                              $135,000,000                 $135,000,000
                                             ============                 ============

Yankee Energy Systems, Inc.

First Mortgage Bonds -
  10.0700% Series AE                         $    950,000                 $    950,000
                                             ============                 ============

Other Notes/Agreements
 6.2400%   NorConn Properties,
  Inc. - Series A-B                          $    100,000                 $    100,000
                                             ============                 ============

Holyoke Water Power Company

Pollution Control Bonds -
 Variable rate                               $  8,000,000                 $  8,000,000
 Variable rate                                 15,300,000                   15,300,000
 Variable rate                                 15,000,000                   15,000,000
                                             ------------                 ------------
                                             $ 38,300,000                 $ 38,300,000
                                             ============                 ============

(1) For acquisitions, redemptions or retirements of system securities, other than preferred stock, all transactions exempt pursuant to Rule 42(b)(2) or
      (4).
(2)   Unsecured.
(3)   Secured.

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

Name of Owner                Name of Issuer                 Security Owned (1)
-------------                --------------                 ------------------
Western Massachusetts        Massachusetts Mutual           Note
Electric Company             Life Insurance

Public Service Company       Amoskeag Industries, Inc.      Stock
of New Hampshire

Northeast Utilities          Connecticut Seed               Limited
(Parent)                     Ventures, Ltc.                 Partnership
                                                            Interest

11 Subsidiaries (2)          Various                        Stock,
                                                            Debentures
                                                            and Notes

Mode 1 Communications,       NEON Communications, Inc.      Stock and Notes
Inc. (3)

NU Enterprises, Inc.         Acumentrics Corporation        Stock

                                                     % of
                                       Number        Voting            Carrying
Name of Owner                        of Shares       Power         Value to Owners
-------------                        ---------                     ---------------
                                                                        (000's)
Western Massachusetts                        --         --            $      190
Electric Company                                                      ==========

Public Service Company                    1,000         --            $      100
of New Hampshire                                                      ==========

Northeast Utilities                          --         --            $       14
(Parent)                                                              ==========

11 Subsidiaries (2)                          --         --            $   28,291
                                                                      ==========

Mode 1 Communications,                4,124,038       19.3%           $   11,176
Inc. (3)                              and $15                         ==========
                                   million note                       $   15,000
                                                                      ==========

NU Enterprises, Inc.                    500,000          5%           $   10,000
                                                                      ==========

(1) Recorded at cost on owners' books. Partnership interests are accounted for under the equity method of accounting.

(2) CL&P, WMECO, HWP, The Quinnehtuk Company, NUSCO, NU Parent, PSNH, Yankee Energy System, NUEI, HEC and RRR.

(3) NEON's 18 percent subordinated convertible notes are convertible into 2,500,000 additional shares of NEON. On a fully diluted basis, Mode 1's common share interest and convertible interest in NEON represent 14.1 percent and 8.6 percent of NEON's common stock, respectively.

ITEM 6. OFFICERS AND DIRECTORS

Part I. As of December 31, 2001

1. The following is a list of the names and principal business addresses of the individuals who are Trustees of Northeast Utilities (NU), but who are not officers or directors of any other NU system company. The names of the officers and directors of system companies appear in Section 2 below.

         Mr. Richard H. Booth
         Hartford Steam Boiler Inspection
           & Insurance Company
         One State Street
         Hartford, CT 06102

         Cotton Mather Cleveland
         Mather Associates
         123 Main Street
         P.O. Box 935
         New London, NH 03257

         Sanford Cloud, Jr.
         The National Conference for
         Community and Justice
         475 Park Avenue South, 19th Floor
         New York, NY 10016

         Mr. James F. Cordes
         c/o Northeast Utilities
         P. O. Box 270
         Hartford, CT 06141-0270

         E. Gail de Planque, Ph.D
         c/o Northeast Utilities
         P.O. Box 270
         Hartford, CT 06141-0271

         Raymond L. Golden
         c/o Northeast Utilities
         P.O. Box 270
         Hartford, CT 06141-0270


         Elizabeth T. Kennan
         c/o Northeast Utilities
         P. O. Box 270
         Hartford, CT 06141-0270


         Robert E. Patricelli
         Women's Health USA, Inc.
         22 Waterville Road
         Avon, CT 06001


         John F. Swope
         c/o Northeast Utilities
         P. O. Box 270
         Hartford, CT 06141-0270

2. Following are the names of and positions held by the officers and directors of all system companies (excluding the Trustees of Northeast Utilities who are listed in Section 1 above).

NAMES OF SYSTEM COMPANIES WITH WHICH CONNECTED AS OF DECEMBER 31, 2001

                                                      NU                        NUSCO                  CL&P
Michael G. Morris                                     CHB, P, CEO, T            CH, P, CEO, D
Bruce D. Kenyon                                       PG                        PG
John H. Forsgren                                      VC, EVP, CFO, T           EVP, CFO, D
Cheryl W. Grise                                       PU                        PU, D                  D
Gary D. Simon                                                                   SVP
Kerry J. Kuhlman (1)
Gary A. Long (2)
Leon J. Olivier                                                                                        P, COO, D
Dennis E. Welch
Christopher L. Beschler
David H. Boguslawski                                                            VP                     VP, D
Gregory B. Butler                                     VP, S, GC                 VP, S, GC
John B. Keane                                                                   VP
Mary Jo Keating                                                                 VP
Robert J. Kost                                                                                         VP
Jeffrey R. Kotkin                                                               VP
Stephen P. Laden                                                                VP
Jean M. LaVecchia                                                               VP
John M MacDonald (2)
Keith R. Marvin                                                                 VP, CIO
David R. McHale                                       VP, TRS                   VP, TRS
Margaret L. Morton                                                              VP
William J. Nadeau (3)
John W. Noyes
Rodney O. Powell                                                                                       VP
Paul E. Ramsey (2)
John J. Roman                                         VP, C                     VP, C
Lisa J. Thibdaue                                                                VP
Richard L. Tower                                                                                       VP
Roger C. Zaklukiewicz                                                                                  VP
Robert A. Bersak (2)
O. Kay Comendul                                                                                        S
Thomas V. Foley (4)
Randy A. Shoop                                                                                         TRS
John P. Stack                                                                                          C
Patricia A. Wood (1)
John C. Collins (5)
Gerald Letendre (6)
Jane E. Newman (7)
James E. Byrne (8)
Paul J. McDonald (9)
Melinda M. Phelps (10)
E. Edward Booker (11)
Eileen S. Kraus (12)
John J. Rando (13)
Patricia M. Worthy (14)
William J. Quinlan
Christopher T. Burt (15)
David O. Taylor (15)
Murry K. Staples (16)
Gregory C. Picklesimer (16)

                                              HP&E                       HWP                       PSNH
Michael G. Morris                             P, D                       P, D                      C, CEO, D
Bruce D. Kenyon
John H. Forsgren                                                                                   D
Cheryl W. Grise                               D                          D                         D
Gary D. Simon
Kerry J. Kuhlman                              D                          D
Gary A. Long                                                                                       P, COO, D
Leon J. Olivier
Dennis E. Welch
Christopher L. Beschler
David H. Boguslawski                          D                          D                         VP, D
Gregory B. Butler
John B. Keane
Mary Jo Keating
Robert J. Kost
Jeffrey R. Kotkin
Steven P. Laden
Jean M. LaVecchia
Keith R. Marvin
John M. MacDonald                                                                                  VP
David R. McHale                               VP, TRS                    VP, TRS                   VP, TRS
Margaret L. Morton
William J. Nadeau                             VP                         VP
John W. Noyes
Rodney O. Powell
Paul E. Ramsey                                                                                     VP
John J. Roman                                 VP, C                      VP, C                     VP, C
Lisa J. Thibdaue
Richard L. Tower
Roger C. Zaklukiewicz                         VP                         VP                        VP
Robert A. Bersak
O. Kay Comendul                               S                          S                         S
Thomas V. Foley                               CL                         CL
Randy A. Shoop
John P. Stack
Patricia A. Wood
John C. Collins                                                                                    D
Gerald Letendre                                                                                    D
Jane E. Newman                                                                                     D
James E. Byrne
Paul J. McDonald
Melinda M. Phelps
E. Edward Booker
Eileen S. Kraus
John J. Rando
Patricia M. Worthy
William J. Quinlan
Christopher T. Burt
David O. Taylor
Murry K. Staples
Gregory C. Picklesimer

                                             WMECO                     Mode 1           PI
Michael G. Morris                            C, CEO, D                 P, CEO, D
Bruce D. Kenyon
John H. Forsgren                             D                         D
Cheryl W. Grise                              D
Gary D. Simon                                                          D
Kerry J. Kuhlman                             P, COO, D
Gary A. Long                                                                            P, D
Leon J. Olivier
Dennis E. Welch
Christopher L. Beschler
David H. Boguslawski                         VP, D
Gregory B. Butler
John B. Keane
Mary Jo Keating
Robert J. Kost
Jeffrey R. Kotkin
Steven P. Laden
Jean M. LaVecchia
Keith R. Marvin
John M. MacDonald
David R. McHale                              VP, TRS                   VP, TRS          VP, TRS
Margaret L. Morton
William J. Nadeau
John W. Noyes                                                          VP
Rodney O. Powell
Paul E. Ramsey                                                                          VP, D
John J. Roman                                VP, C                     VP, C            VP, C
Lisa J. Thibdaue
Richard L. Tower
Roger C. Zaklukiewicz                        VP
Robert A. Bersak                                                                        S, D
O. Kay Comendul                                                        S
Thomas V. Foley
Randy A. Shoop
John P. Stack
Patricia A. Wood                             CL
John C. Collins
Gerald Letendre
Jane E. Newman
James E. Byrne                               D
Paul J. McDonald                             D
Melinda M. Phelps                            D
E. Edward Booker
Eileen S. Kraus
John J. Rando
Patricia M. Worthy
William J. Quinlan
Christopher T. Burt
David O. Taylor
Murry K. Staples
Gregory C. Picklesimer

                                             Quinn.                    RRR                       CRC
Michael G. Morris
Bruce D. Kenyon
John H. Forsgren
Cheryl W. Grise                              D                         D                         D
Gary D. Simon
Kerry J. Kuhlman                             P, D
Gary A. Long
Leon J. Olivier                                                        P, D                      P, D
Dennis E. Welch
Christopher L. Beschler
David H. Boguslawski                         D                         D                         D
Gregory B. Butler
John B. Keane
Mary Jo Keating
Robert J. Kost
Jeffrey R. Kotkin
Steven P. Laden
Jean M. LaVecchia
Keith R. Marvin
John M. MacDonald
David R. McHale                              VP, TRS                   VP, TRS
Margaret L. Morton
William J. Nadeau
John W. Noyes
Rodney O. Powell                                                       D                         D
Paul E. Ramsey
John J. Roman                                VP, C                     VP, C
Lisa J. Thibdaue
Richard L. Tower
Roger C. Zaklukiewicz                        VP                        VP
Robert A. Bersak
O. Kay Comendul                                                        S                         S
Thomas V. Foley
Randy A. Shoop                                                                                   TRS
John P. Stack                                                                                    C
Patricia A. Wood                             CL
John C. Collins
Gerald Letendre
Jane E. Newman
James E. Byrne
Paul J. McDonald
Melinda M. Phelps
H. Edward Booker                                                                                 D
Eileen S. Kraus
John J. Rando
Patricia M. Worthy
William J. Quinlan
Christopher T. Burt
David O. Taylor
Murry K. Staples
Gregory C. Picklesimer

                                             Conn Steam                Nutmeg Power              EPI
Michael G. Morris
Bruce D. Kenyon
John H. Forsgren
Cheryl W. Grise                              D                         D                         D
Gary D. Simon
Kerry J. Kuhlman
Gary A. Long
Leon J. Olivier
Dennis E. Welch
Christopher L. Beschler
David H. Boguslawski                         P                         P                         P
Gregory B. Butler
John B. Keane
Mary Jo Keating
Robert J. Kost
Jeffrey R. Kotkin
Steven P. Laden
Jean M. LaVecchia
Keith R. Marvin
John M. MacDonald
David R. McHale
Margaret L. Morton
William J. Nadeau
John W. Noyes
Rodney O. Powell
Paul E. Ramsey
John J. Roman
Lisa J. Thibdaue
Richard L. Tower
Roger C. Zaklukiewicz
Robert A. Bersak
O. Kay Comendul                              S, D                      S, D                      S, D
Thomas V. Foley
Randy A. Shoop                               TRS                       TRS                       TRS
John P. Stack                                C                         C                         C
Patricia A. Wood
John C. Collins
Gerald Letendre
Jane E. Newman
James E. Byrne
Paul J. McDonald
Melinda M. Phelps
Eileen S. Kraus
John J. Rando
Patricia M. Worthy
H. Edward Booker
William J. Quinlan                           D                         D                         D
Christopher T. Burt
David O. Taylor
Murry K. Staples
Gregory C. Picklesimer

                                              CL&P Cap. (22)            YES                       YEFSCO
Michael G. Morris                                                      C, CEO, D                 C, CEO, D
Bruce D. Kenyon
John H. Forsgren                                                       EVP, CFO, D               EVP, CFO, D
Cheryl W. Grise                                                        D
Gary D. Simon
Kerry J. Kuhlman
Gary A. Long
Leon J. Olivier
Dennis E. Welch                                                        P, COO, D                 P, COO, D
Christopher L. Beschler
David H. Boguslawski
Gregory B. Butler                                                      VP, S, GC                 VP, S, GC
John B. Keane
Mary Jo Keating
Robert J. Kost
Jeffery R. Kotkin
Steven P. Laden
Jean M. LaVecchia
Keith R. Marvin
John M. MacDonald
David R. McHale                                                        VP, TRS                   VP, TRS
Margaret L. Morton
William J. Nadeau
John W. Noyes
Rodney O. Powell
Paul E. Ramsey
John J. Roman                                                          VP, C                     VP, C
Lisa J. Thibdaue
Richard L. Tower
Roger C. Zaklukiewicz
Robert A. Bersak
O. Kay Comendul
Thomas V. Foley
Randy A. Shoop
John P. Stack
Patricia A. Wood
John C. Collins
Gerald Letendre
Jane E. Newman
James E. Byrne
Paul J. McDonald
Melinda M. Phelps
E. Edward Booker
Eileen S. Kraus                                                        D
John J. Rando                                                          D
Patricia M. Worthy                                                     D
William J. Quinlan
Christopher T. Burt
David O. Taylor
Murry K. Staples
Gregory C. Picklesimer

                                             YGSCO                     YESCO                     NORCONN
Michael G. Morris                            C, CEO, D                 C, CEO, D                 C, CEO, D
Bruce D. Kenyon
John H. Forsgren                             EVP, CFO, D               EVP, CFO, D               EVP, CFO, D
Cheryl W. Grise
Gary D. Simon
Kerry J. Kuhlman
Gary A. Long
Leon J. Olivier
Dennis E. Welch                              P, COO, D                 P, COO, D                 P, COO, D
Christopher L. Beschler                      VP
David H. Boguslawski
Gregory B. Butler                            VP, S, GC                 VP, S, GC                 VP, S, GC
John B. Keane
Mary Jo Keating
Robert J. Kost
Jeffrey R. Kotkin
Steven P. Laden
Jean M. LaVecchia
Keith R. Marvin
John M. MacDonald
David R. McHale                              VP, TRS                   VP, TRS                   VP, TRS
Margaret L. Morton
William J. Nadeau
John W. Noyes
Rodney O. Powell
Paul E. Ramsey
John J. Roman                                VP, C                     VP, C                     VP, C
Lisa J. Thibdaue
Richard L. Tower
Roger C. Zaklukiewicz
Robert A. Bersak
O. Kay Comendul
Thomas V. Foley
Randy A. Shoop
John P. Stack
Patricia A. Wood
John C. Collins
Gerald Letendre
Jane E. Newman
James E. Byrne
Paul J. McDonald
Melinda M. Phelps
E. Edward Booker
Eileen S. Kraus
John J. Rando
Patricia M. Worthy
William J. Quinlan
Christopher T. Burt
David O. Taylor
Murry K. Staples
Gregory C. Picklesimer

                                             YEMCO                     RMS                       CLP FUNDING (23)
Michael G. Morris                            C, CEO, D
Bruce D. Kenyon
John H. Forsgren                             EVP, CFO, D
Cheryl W. Grise
Gary D. Simon
Kerry J. Kuhlman
Gary A. Long
Leon J. Olivier
Dennis E. Welch                              P, COO, D
Christopher L. Beschler
David H. Boguslawski                                                                             D, MC
Gregory B. Butler                            VP, S, GC
John B. Keane
Mary Jo Keating
Robert J. Kost
Jeffrey R. Kotkin
Steven P. Laden
Jean M. LaVecchia
Keith R. Marvin
John M. MacDonald
David R. McHale                              VP, TRS
Margaret L. Morton
William J. Nadeau
John W. Noyes
Rodney O. Powell                                                                                 D, MC
Paul E. Ramsey
John J. Roman                                VP, C
Lisa J. Thibdaue
Richard L. Tower
Roger C. Zaklukiewicz
Robert A. Bersak
O. Kay Comendul                                                                                  S
Thomas V. Foley
Randy A. Shoop                                                                                   P, D, MC
John P. Stack                                                                                    VP, TRS
Patricia A. Wood
John C. Collins
Gerald Letendre
Jane E. Newman
James E. Byrne
Paul J. McDonald
Melinda M. Phelps
E. Edward Booker
Eileen S. Kraus
John J. Rando
Patricia M. Worthy
William J. Quinlan
Christopher T. Burt                                                                              D, MC
David O. Taylor                                                                                  D, MC
Murry K. Staples                                                       P, CEO, D
Gregory C. Picklesimer                                                 S, TRS

                                             PSNH FUNDING (24)         PSNH FUNDING 2 (24)         WMECO FUNDING (25)
Michael G. Morris
Bruce D. Kenyon
John H. Forsgren
Cheryl W. Grise
Gary D. Simon
Kerry J. Kuhlman                                                                                   D, MC
Gary A. Long                                 D, MC                     D, MC
Leon J. Olivier
Dennis E. Welch
Christopher L. Beschler
David H. Boguslawski                                                                               D, MC
Gregory B. Butler
John B. Keane
Mary Jo Keating
Robert J. Kost
Jeffrey R. Kotkin
Steven P. Laden
Jean M. LaVecchia
Keith R. Marvin
John M. MacDonald
David R. McHale
Margaret L. Morton
William J. Nadeau
John W. Noyes
Rodney O. Powell
Paul E. Ramsey                               D, MC                     D, MC
John J. Roman
Lisa J. Thibdaue
Richard L. Tower
Roger C. Zaklukiewicz
Robert A. Bersak
O. Kay Comendul                              S                         S                           S
Thomas V. Foley
Randy A. Shoop                               P, D, MC                  P, D, MC                    P, D, MC
John P. Stack                                VP, TRS                   VP, TRS                     VP, TRS
Patricia A. Wood
John C. Collins
Gerald Letendre
Jane E. Newman
James E. Byrne
Paul J. McDonald
Melinda M. Phelps
E. Edward Booker
Eileen S. Kraus
John J. Rando
Patricia M. Worthy
William J. Quinlan
Christopher T. Burt                          D, MC                                                 D, MC
David O. Taylor                              D, MC                                                 D, MC
Murry K. Staples
Gregory C. Picklesimer

                                                COE                      COE Argen II             COE Ave Fenix
Bruce D. Kenyon                                 P, D                     P, D                     P, D
Dennis G. Morrissette (17)
William W. Schivley
Ted C. Feigenbaum (18)
James B. Redden (19)
Armando J. Barone (17)
Joseph F. Bellefeuille (17)
Paul J. Bohonowicz (17)
H. Donald Burbank (19)
James J. Cifaratta
Richard J. Cohen
David S. Dayton (19)
Annette M. Durnack
Stephen J. Fabiani
Linda A. Jensen (19)
John B. Keane
Stephen E. Mehennitt
William J. Nadeau (3)                           D                        D                        D
Marcus A. Overdyk
John W. Noyes
Frank P. Sabatino                               VP, D                    VP, D                    VP, D
Jeffrey M. Warren (17)
Carol L. Carver (19)
Christopher Fogarty (17)
Michelle D. Gouin                               S                        S                        S
Frederic Lee Klein
Dennis R. Brown (3)
Thomas M. Driscoll
Gene F. St. Pierre
Richard H. Kacich
Michael A. Paolella
A. John Stremlaw (20)
Neil Petchers (21)
Eileen Martinsky (21)
Britta MacIntosh (19)
Scott Silver (21)

                                             COE Develop               SESI                      HEC Canada
Bruce D. Kenyon                              P, D
Dennis G. Morrissette
William W. Schivley                                                    CHB, D
Ted C. Feigenbaum
James B. Redden                                                        P, D                      P
Armondo J. Barone
Joseph F. Bellefeuille
Paul J. Bohonowicz
H. Donald Burbank                                                      VP                        VP
James J. Cifaratta
Richard J. Cohen
David S. Dayton                                                        VP, D                     VP
Annette M. Durnack
Stephen J. Fabiani
Linda A. Jensen                                                        VP, TRS, CL               VP, TRS, S
John B. Keane
Stephen E. Mehennitt
William J. Nadeau                            D
John W. Noyes
Marcus A. Overdyk
Frank P. Sabatino                            VP, D
Jeffrey M. Warren
Carol L. Carver
Christopher Fogarty
Michelle D. Gouin                            S
Frederic Lee Klein
Dennis R. Brown
Thomas M. Driscoll
Gene F. St. Pierre
Richard H. Kacich
Michael A. Paolella
A. John Stremlaw                                                                                 D
Neil Petchers
Eileen Martinsky
Britta MacIntosh
Scott Silver

                                             ERI/HEC (26)              HTEP                      RFS
Bruce D. Kenyon
Dennis G. Morrissette                                                                            P, D
William W. Schivley
Ted C. Feigenbaum
James B. Redden                              VC, MC                    P, D                      D
Armando J. Barone
Joseph F. Bellefeuille                                                                           SVP
Paul J. Bohonowicz
H. Donald Burbank
James J. Cifaratta
Richard J. Cohen
David S. Dayton                                                        D
Annette M. Durnack
Stephen J. Fabiani                                                                               D
Linda A. Jensen                              TRS                       VP, TRS, CL               TRS
John B. Keane
Steven E. Mehennitt
William J. Nadeau
John W. Noyes
Marcus A. Overdyk
Frank P. Sabatino
Jeffrey M. Warren                                                                                VP
Carol L. Carver                                                                                  S
Christopher Fogarty
Michelle D. Gouin
Frederic Lee Klein
Dennis R. Brown
Thomas M. Driscoll
A. John Stremlaw
Gene F. St. Pierre
Michael A. Paolella
Richard H. Kacich
Neil Petchers                                CH, MC
Eileen Martinsky                             S
Britta MacIntosh                             MC
Scott Silver                                 MC

                                             NEI                       NGC                       NGS
Bruce D. Kenyon                              P, D                      P, D                      P, CEO, D
Dennis G. Morrissette
William W. Schivley                          VP, D                     D
Ted C. Feigenbaum
James B. Redden
Armando J. Barone
Joseph F. Bellefeuille
Paul J. Bohonowicz
H. Donald Burbank
James J. Cifaratta
Richard J. Cohen
David S. Dayton
Annette M. Durnack
Stephen J. Fabiani
Linda A. Jensen
John B. Keane
Stephen E. Mehennitt
William J. Nadeau                                                      VP, D                     VP, COO, D
John W. Noyes
Marcus A. Overdyk
Frank P. Sabatino                            VP, D                     VP, D
Jeffrey M. Warren
Carol L. Carver
Christopher Fogarty
Michelle D. Gouin                            S                         S                         S
Frederic Lee Klein
Dennis R. Brown                                                                                  D
Thomas M. Driscoll
Gene F. St. Pierre
Richard H. Kacich
Michael A. Paolella
A. John Stremlaw
Neil Petchers
Eileen Martinsky
Britta MacIntosh
Scott Silver

                                             NAEC                      NAESCO                    NNECO
Bruce D. Kenyon                              P, CEO, D                 P, CEO, D                 P, CEO, D
Dennis G. Morrissette
William W. Schivley
Ted C. Feigenbaum                            EVP, CNO, D               EVP, CNO, D
James B. Redden
Armando J. Barone
Joseph F. Bellefeuille
Paul J. Bohonowicz
H. Donald Burbank
James J. Cifaratta
Richard J. Cohen
David S. Dayton
Annette M. Durnack
Stephen J. Fabiani
Linda A. Jensen
John B. Keane                                                                                    VP, D
Stephen E. Mehennitt
William J. Nadeau
John W. Noyes
Marcus A. Overdyk
Frank P. Sabatino
Jeffrey M. Warren
Carol L. Carver
Christopher Fogarty
Michelle D. Gouin                            S                         S                         S
Frederic Lee Klein
Dennis R. Brown
Thomas M. Driscoll
Gene F. St. Pierre                           D                         D
Richard M. Kacich                                                                                D
Michael A. Paolella
A. John Stremlaw
Neil Petchers
Eileen Martinsky
Britta MacIntosh
Scott Silver

                                             Select                    SEPPI                     SECI
Bruce D. Kenyon                                                        P, D
Dennis G. Morrissette                                                                            PNH, D
William W. Schivley                          P, D                      D
Ted C. Feigenbaum
James B. Redden                                                                                  CHB, D
Armando J. Barone                                                                                VP
Joseph F. Bellefeuille                                                                           SVP
Paul J. Bohonowicz                                                                               VP
H. Donald Burbank                                                                                PCT
James J. Cifaratta
Richard J. Cohen
David S. Dayton
Annette M. Durnack
Stephen J. Fabiani                           VP, D                     VP, D                     D
Linda A. Jensen                                                                                  TRS
John B. Keane
Stephen E. Mehennitt                                                                             VP
William J. Nadeau                                                      VP, D
John W. Noyes
Marcus A. Overdyk
Frank P. Sabatino                            SVP, D
Jeffrey M. Warren                                                                                VP
Carol L. Carver                                                                                  CL
Christopher Fogarty                                                                              C
Michelle D. Gouin                            S                         S
Frederic Lee Klein
Dennis R. Brown
Thomas M. Driscoll
Gene F. St. Pierre
Richard M. Kacich
Michael A. Paolella
A. John Stremlaw
Neil Petchers
Eileen Martinsky
Britta MacIntosh
Scott Silver

                                             ESB                       NGSM                      SENY
Bruce D. Kenyon                              P, CEO, D                 P, CEO, D
Dennis G. Morrissette
William W. Schivley                                                                              P, D
Ted C. Feigenbaum
James B. Redden
Armando J. Barone
Joseph F. Bellefeuille
Paul J. Bohonowicz
H. Donald Burbank
James J. Cifaratta                                                                               VP
Richard J. Cohen                                                                                 VP
David S. Dayton
Annette M. Durnack                                                                               VP
Stephen J. Fabiani                                                                               D
Linda A. Jensen
John B. Keane
Stephen E. Mehennitt
William J. Nadeau                            VP, COO, D                VP, COO, D
John W. Noyes                                                                                    TRS
Marcus A. Overdyk                                                                                VP
Frank P. Sabatino                                                                                D
Jeffrey M. Warren
Carol L. Carver
Christopher Fogarty
Michelle D. Gouin                            S                         S
Frederic Lee Klein                                                                               S
Dennis R. Brown
Thomas M. Driscoll                           D
Gene F. St. Pierre
Richard M. Kacich
Michael A. Paolella                                                    D
A. John Stremlaw
Neil Petchers
Eileen Martinsky
Britta MacIntosh
Scott Silver

The principal business address of the individuals listed above is 107 Selden Street, Berlin, Connecticut 06037, except as otherwise noted.

(1) Principal business address is: Western Massachusetts Electric Company, 174 Brush Hill Avenue, West Springfield, Massachusetts 01089.

(2) Principal business address is: Public Service Company of New Hampshire, 780 N. Commercial Street, Manchester, New Hampshire 03101.

(3) Principal business address is: Northeast Generation Services Company, 273 Dividend Road, Rocky Hill, Connecticut 06067.

(4) Principal business address is: Holyoke Water Power Company, 174 Brush Hill Avenue, West Springfield, Massachusetts 01089.

(5) Mr. Collins' principal business address is: The Hitchcock Clinic, One Medical Center Drive, Lebanon, New Hampshire 03756.

(6) Mr. Letendre's principal business address is: Diamond Casting & Machine Co., Inc., P.O. Box 420, Route 130, Hollis, New Hampshire 03049.

(7) Ms. Newman's principal business address is: John F. Kennedy School of Government, Harvard University, 79 JFK Street, Cambridge, Massachusetts 02138.

(8) Mr. Byrne's principal business address is: Finneran, Byrne & Dreschler, L.L.P, Eastern Harbor Office Park, 50 Redfield Street, Boston, Massachusetts 02122.

(9) Mr. McDonald's principal business address is: 2205 Boston Road, N-128, Wilbraham, Massachusetts 01095.

(10) Ms. Phelps' principal business address is: Bulkley, Richardson and Gelinas, LLP, 1500 Main Street, Suite 2700, P. O. Box 15507, Springfield, Massachusetts 01115.

(11) Mr. Booker's principal business address is: AMACAR Group, 6525 Morrison Boulevard, Suite 318, Charlotte, North Carolina 28211

(12) Ms. Kraus' principal business address is: 209 Tunxis Road, West Hartford, Connecticut 06107.

(13) Mr. Rando's principal business address is: 165 Little Harbor Road, P. O. Box 2011, New Castle, New Hampshire 03854.

(14) Ms. Worthy's principal business address is: Howard University School of Law, 2900 Van Ness Street, N. W., Washington, D. C. 20008.

(15) Messrs. Burt and Taylor's principal business address is: Global Securitization Services, LLC, 114 West 47th Street, Suite 1715, New York, New York 10036.

(16) Principal business address is: R. M. Services, Inc., 222 Pitkin Street, East Hartford, Connecticut 06108.

(17) Principal business address is: Select Energy Contracting, Inc., 605 Front Street, Manchester, New Hampshire 03102.

(18) Principal business address is: North Atlantic Energy Service Corporation, 1 Lafayette Road, Route 1, Seabrook, New Hampshire 03874.

(19) Principal business address is: Select Energy Services, Inc., 24 Prime Parkway, Natick, Massachusetts 01760.

(20) Mr. Stremlaw's principal business address is: 242 Simcoe Street, Niagra-on-the-Lake, Ontario Canada, L0S 1J0.

(21) Principal business address is: ERI Services, Inc., 350 Fairfield Avenue, Bridgeport, Connecticut 06604.

(22)  CL&P Capital is a partnership in which CL&P serves as general partner.

(23) CLP Funding LLC is a Delaware limited liability company formed to issue rate reduction bonds. CL&P is the sole member.

(24) PSNH Funding LLC and PSNH Funding LLC2 are Delaware limited liability companies formed to issue rate reduction bonds. PSNH is the sole member of each.

(25) WMECO Funding LLC is a Delaware limited liability company formed to issue rate reduction bonds. WMECO is the sole member.

(26) ERI/HEC EFA-Med, LLC is a Delaware limited liability company formed to perform energy services work for the United States Navy. Select Energy Services, Inc. owns 50% membership interest and ERI Services, Inc., owns 50% membership ownership interest.


KEY:

AT     -  Associate Trustee
AVP    -  Assistant Vice President
C      -  Controller
CAO    -  Chief Administrative Officer
CEO    -  Chief Executive Officer
CFO    -  Chief Financial Officer
CIO    -  Chief Information Officer
CH     -  Chairman
CHB    -  Chairman of the Board
CH(E)  -  Chairman of the Executive Committee
CL     -  Clerk
COMP   -  Comptroller
CNO    -  Chief Nuclear Officer
D      -  Director
DS     -  Director of Services
EVP    -  Executive Vice President
ED     -  Executive Director
GC     -  General Counsel
MC     -  Member of Management Committee
P      -  President
PG     -  President - Generation Group

PN     -  President - Nuclear Group
PU     -  President - Utility Group
PCT    -  President - Connecticut Division
PNH    -  President - New Hampshire Division
S      -  Secretary
SVP    -  Senior Vice President
T      -  Trustee
TRS    -  Treasurer
VC     -  Vice Chairman
VP     -  Vice President

NU                  -     Northeast Utilities
ESB                 -     E. S. Boulos Company
CL&P                -     The Connecticut Light and Power Company
CL&P Cap.           -     CL&P Capital, L.L.C.
CL&P Funding        -     CL&P Funding LLC
COE                 -     Charter Oak Energy, Inc.
COE Argen II        -     COE Argentina II Corp.
COE Ave Fenix       -     COE Ave Fenix Corporation
COE Develop         -     COE Development Corporation
Conn Steam          -     The Connecticut Steam Company
CRC                 -     CL&P Receivables Corporation
EPI                 -     Electric Power, Incorporated
ERI/HEC             -     ERI/HEC EFA-Med, LLC
HEC Canada          -     HEC Energy Consulting Canada Inc.
HWP                 -     Holyoke Water Power Company
Mode 1              -     Mode 1 Communications, Inc.
NAEC                -     North Atlantic Energy Corporation
NAESCO              -     North Atlantic Energy Service Corporation
NGC                 -     Northeast Generation Company
NGS                 -     Northeast Generation Services Company
NGSM                -     NGS Mechanical, Inc.
NNECO               -     Northeast Nuclear Energy Company
NORCONN             -     NorConn Properties, Inc.
NUEI                -     NU Enterprises, Inc.
NUSCO               -     Northeast Utilities Service Company
Nutmeg Power        -     The Nutmeg Power Company
PI                  -     Properties, Inc.
PSNH                -     Public Service Company of New Hampshire
PSNH Funding        -     PSNH Funding LLC
PSNH Funding 2      -     PSNH Funding LLC 2
Quinn.              -     The Quinnehtuk Company
RFS                 -     Reeds Ferry Supply Co., Inc.
RMS                 -     R. M. Services, Inc.
RRR                 -     The Rocky River Realty Company
SECI                -     Select Energy Contracting, Inc.
Select              -     Select Energy, Inc.
SENY                -     Select Energy New York, Inc.
SEPPI               -     Select Energy Portland Pipeline, Inc.
SESI                -     Select Energy Services, Inc.
WMECO               -     Western Massachusetts Electric Company
WMECO Funding       -     WMECO Funding LLC
YES                 -     Yankee Energy System, Inc.
YEFSCO              -     Yankee Energy Financial Services Company
YESCO               -     Yankee Energy Services Company
YGSCO               -     Yankee Gas Services Company

Part II. The following is a list of the officers, Directors and Trustees who have financial connections within the provisions of Section 17(c) of the Act.

                   Name and               Position
Name of            Location of            Held in          Applicable
Officer or         Financial              Financial        Exemption
Director           Institution            Institution      Rule*
   (1)                 (2)                    (3)            (4)
Michael G. Morris  Webster Financial        Director          A, E, F
                   Corporation
                   Waterbury, CT

John H. Forsgren   Circle Trust Company     Director          A, E, F
                   Connecticut

Cotton Mather      Ledyard National Bank    Director          A
Cleveland          Ledyard, New Hampshire

James Cordes       Comerica Bank, Texas     Director          A

Thomas V. Foley    Hampden Savings Bank     Trustee           F
                   Springfield, MA

"A" designates Rule 70(b)(1), (2), (3) and (4);
"B" designates Rule 70(c)(1) and (2);
"C" designates Rule 70(d)(1), (2), (3) and (4);
"D" designates Rule 70(e)(1) and (2); and
"E" designates Rule 70(f)(1) and (2); and (2).

Part III. The information provided herein is applicable to all system companies, except as indicated otherwise.

      a. Compensation of Trustees, Directors, and Executive Officers

      During 2001, each Trustee who was not an employee of NU or its subsidiaries was compensated at an annual rate of $20,000 cash plus 500 common shares of NU, and received $1,000 for each meeting attended of the Board or its Committees. Effective January 1, 2002, the annual payment of 500 shares was increased to 1,000 shares. A non-employee Trustee who participates in a meeting of the Board or any of its Committees by conference telephone receives $675 per meeting. Also, a non-employee Trustee who is asked by either the Board of Trustees or the Chairman of the Board to perform extra services in the interest of the NU system may receive additional compensation of $1,000 per day plus necessary expenses. The Chairs of the Audit, the Compensation, the Corporate Affairs, the Corporate Governance, the Finance and the Nuclear Committees were compensated at an additional annual rate of $3,500. In addition to the above compensation, Dr. Kennan is paid at the annual rate of $30,000 for the extra services performed as Lead Trustee. The Chair of the Nuclear Committee receives an additional retainer at the rate of $25,000 per year.

      Under the terms of the Incentive Plan adopted by shareholders at the 1998 Annual Meeting, each non-employee Trustee is eligible for stock-based grants. During 2001 each such Trustee was granted nonqualified options to purchase 2,500 common shares of NU. Receipt of shares acquired on exercise of these options may be deferred pursuant to the terms of the Northeast Utilities Deferred Compensation Plan for Executives. In February 2002 each non-employee Trustee was granted non-qualified options to purchase 2,500 common shares.

      Prior to the beginning of each calendar year, each non-employee Trustee may irrevocably elect to have all or any portion of the annual retainer fee paid in the form of common shares of NU. Pursuant to the Northeast Utilities Deferred Compensation Plan for Trustees, each Trustee may also irrevocably elect to defer receipt of some or all cash and/or share compensation.

      During 2001 each non-employee Director of PSNH and WMECO was compensated at an annual rate of $10,000 cash, and received $500 for each meeting attended of the Board of Directors or, in the case of PSNH, its committees. A non-employee Director who participates in a meeting of the Board of Directors or any of its committees by conference telephone receives $300 per meeting. Also, committee chairs were compensated at an additional annual rate of $1,500.

      Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires Trustees and certain officers of NU and persons who beneficially own more than 10 percent of the outstanding common shares of NU to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Based on review of copies of such forms furnished to NU, or written representations that no Form 5 was required, NU believes that for the year ended December 31,

2001, all such reporting requirements were complied with in a timely manner except that Mrs. Grise and Mr. Kenyon each reported the exercise of stock appreciation rights in September, 2001 on their Form 5 for 2001 rather than on a Form 4 for September 2001.

                           SUMMARY COMPENSATION TABLE

CL&P, PSNH, WMECO, NGC

      The following tables present the cash and non-cash compensation received by the Chief Executive Officer and the next four highest paid executive officers of CL&P, PSNH, WMECO and NGC accordance with rules of the Securities and Exchange Commission (SEC):

                                      Annual Compensation                                Long Term Compensation
                                                                                         Awards                Payouts
                                                                                              Securities       Long
                                                                    Other        Restrict-    Underlying       Term       All
                                                                    Annual       ed Stock     Options/         Incentive  Other
                                                                    Compensa-    Award(s)     Stock            Program    Compen-
Name and                                 Salary                     tion($)      ($)          Appreciation     Payouts    sation($)
Principal Position            Year         ($)        Bonus($)      (Note 1)     (Note 2)     Rights (#)       ($)        (Note 3)
Michael G. Morris             2001       900,000       869,805            --            --       220,000            --     27,000
Chairman of the
Board, President              2000       830,770     1,200,000            --            --       140,000            --     27,236
and Chief Executive
Officer of NU and             1999       783,173     1,253,300        92,243       348,611       118,352            --     23,210
Chairman and Chief
Executive Officer of
PSNH and WMECO

John H. Forsgren              2001       524,423       200,000            --            --        98,000            --      5,100
Vice Chairman,
Executive Vice
President and                 2000       444,615       450,000            --            --        36,000            --      5,100
Chief Financial
Officer of NU                 1999       429,904       400,000            --       122,682        32,852        87,003     12,888

Bruce D. Kenyon               2001       515,000       150,000            --            --        34,000            --     15,450
President -
Generation Group              2000       504,616       475,000            --            --        20,000            --     16,274
of NU and President
of NGC (in NGC table          1999       500,000            --            --        77,690        20,804       462,500     15,000
only)

Cheryl W. Grise               2001       338,654       180,000            --            --        76,000            --     10,119
President -
Utility Group of NU           2000       279,616       290,000            --            --        23,000            --      8,795
(in CL&P, PSNH and
WMECO tables only)            1999       244,712       250,000            --        73,612        19,712            --     82,247

Gary D. Simon                 2001       236,539        70,000            --            --        14,000            --      7,096
Senior Vice
President -                   2000       231,539       200,000            --            --        18,000            --      6,946
Enterprise
Development and               1999       226,635       200,000            --        61,333        16,424            --      4,982
Analysis of NUSCO
(in NGC table only)

Gregory B. Butler             2001       189,269        70,000            --            --         7,600            --      5,100
Vice President,
Secretary and                 2000       174,462       105,000            --            --         9,000        72,995      5,100
General Counsel of
NU and NUSCO                  1999       168,635        94,000            --        31,892         8,540            --      4,800

Lisa J. Thibdaue              2001       193,539        60,000            --            --         8,500            --      5,100
Vice President -
Rates, Regulatory             2000       187,154       115,000            --            --         9,500            --      5,100
Affairs and
Compliance of NUSCO           1999       181,635       112,000            --        30,667         8,212            --      4,800
(in CL&P, PSNH and
WMECO tables only)

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                    Individual Grants                            Grant Date Value

                       Number of        % of Total
                       Securities      Options/SARs
                       Underlying       Granted to    Exercise or                      Grant Date
                       Options/SARs     Employees     Base Price   Expiration           Present
Name                   Granted (#)    in Fiscal Year    ($/sh)        Date              Value ($)
Michael G. Morris        120,000          14.47          21.03      2/27/2011      1,006,800 (Note 4)
                         100,000          12.06          20.06      6/28/2011        803,000 (Note 5)

John H. Forsgren          33,000           3.98          21.03      2/27/2011        276,870 (Note 4)
                          65,000           7.84          20.06      6/28/2011        521,950 (Note 5)

Bruce D. Kenyon           34,000           4.10          21.03      2/27/2011        228,745 (Note 4)

Cheryl W. Grise           26,000           3.14          21.03      2/27/2011        218,140 (Note 4)
                          50,000           6.03          20.06      6/28/2011        401,500 (Note 5)

Gary D. Simon             14,000           1.69          21.03      2/27/2011        117,460 (Note 4)

Gregory B. Butler          7,600           0.92          21.03      2/27/2011         63,764 (Note 4)

Lisa J. Thibdaue           8,500           1.03          21.03      2/27/2011         71,315 (Note 4)

                    AGGREGATED OPTIONS/SAR EXERCISES IN LAST
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES

                     Shares With
                     Respect to                 Number of Securities         Value of Unexercised
                        Which                  Underlying Unexercised             In-the-Money
                      SARs Were    Value            Options/SARs                  Options/SARs
                      Exercised   Realized     at Fiscal Year End (#)        at Fiscal Year End ($)
     Name               (#)         ($)      Exercisable   Unexercisable   Exercisable   Unexercisable
Michael G. Morris           --          --     698,475        344,451       4,256,831        83,783

John H. Forsgren        50,471     326,800     107,085        132,950         155,390        29,483

Bruce D. Kenyon         38,253     260,312      41,772         54,268          65,323        18,670

Cheryl W. Grise         24,490     166,654      33,724         97,904          52,402        17,690

Gary D. Simon               --          --      73,198         50,226         170,384        61,713

Gregory B. Butler           --          --      15,868         16,448          24,783         7,666

Lisa J. Thibdaue            --          --      16,172         17,572          24,665         7,369

Notes to Summary Compensation and Option/SAR Grants Tables:

      1. Other annual compensation for Mr. Morris consists of 1999 relocation expense reimbursements.

      2. At December 31, 2001, the aggregate restricted stock holdings by the five individuals named in the table for CL&P, WMECO and PSNH were 13,556 shares with a value of $238,992 and for NGC were 14,332 shares with a value of $252,673. Awards shown for 1999 vested one-third on February 23, 2000, one-third on February 23, 2001, and one-third on February 23, 2002. No restricted stock was awarded in 2001. Dividends paid on restricted stock are either paid out or reinvested into additional shares.

      3. "All Other Compensation" for 2001 consists of employer matching contributions under the Northeast Utilities Service Company 401k Plan, generally available to all eligible employees ($5,100 for each named officer), and matching contributions under the Deferred Compensation Plan for Executives (Mr. Morris - $21,900, Mrs. Grise - $5,019, Mr. Kenyon - $10,350, Mr. Simon - $1,996).

      4. These options were granted on February 27, 2001 under the Incentive Plan. All options granted vest one-third on February 27, 2002, one-third on February 27, 2003 and one-third on February 27, 2004. Valued using the Black-Scholes option pricing model, discounted by 5.71% to reflect the risk of forfeiture, with the following assumptions: Volatility: 25.96 percent (36 months of monthly data); Risk-free rate: 5.23 percent; Dividend yield: 0.94 percent; Exercise date: February 27, 2011.

      5. These options were granted on June 28, 2001 under the Incentive Plan. All options granted vest one-third on June 28, 2002, one-third on June 28, 2003 and one-third on June 28, 2004. Valued using the Black-Scholes option pricing model, discounted by 5.71% to reflect the risk of forfeiture, with the following assumptions: Volatility:
            26.38 percent (36 months of monthly data); Risk-free rate: 5.63 percent; Dividend yield: 1.12 percent; Exercise date: June 28, 2011.

PENSION BENEFITS

      The tables on the following pages show the estimated annual retirement benefits payable to an executive officer of Northeast Utilities upon retirement, assuming that retirement occurs at age 65 and that the officer is at that time not only eligible for a pension benefit under the Northeast Utilities Service Company Retirement Plan (the Retirement Plan) but also eligible for either the make-whole benefit or the make-whole benefit plus the target benefit under the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies (the Supplemental Plan). The Supplemental Plan is a non-qualified pension plan providing supplemental retirement income to system officers. The make-whole benefit under the Supplemental Plan, available to all officers, makes up for benefits lost through application of certain tax code limitations on the benefits that may be provided under the Retirement Plan, and includes as "compensation" awards under the executive incentive plans and deferred compensation (as earned). The target benefit further supplements these benefits and is available to officers at the Senior Vice President level and higher who are selected by the Board of Trustees to participate in the target benefit and who remain in the employ of Northeast Utilities companies until at least age 60 (unless the Board of Trustees sets an earlier age).

      Mr. Forsgren and Mrs. Grise are currently eligible for a make-whole plus a target benefit. Messrs. Kenyon, Simon, and Butler and Ms. Thibdaue are eligible for the make-whole benefit but not the target benefit.

      Mr. Kenyon's Employment Agreement provides specially calculated retirement benefits, based on his previous arrangement with South Carolina Electric and Gas, which supplement his make-whole benefit under the Supplemental Plan. If Mr. Kenyon retires with at least three years of service with the Company, he will be deemed to have two extra years of service for purpose of his special retirement benefit. If after achieving three years of service he voluntarily terminates employment following a "substantial change in responsibilities resulting from a material change in the business of Northeast Utilities," he will be deemed to have an additional year of service for purpose of his special retirement benefit, and if he retires with at least three years of service with the Company, he will receive a lump sum payment of $500,000. Mr. Kenyon has met these service-related milestones.

      Mr. Morris's Employment Agreement provides that upon retirement after reaching the fifth anniversary of his employment date (or upon disability or termination without cause or following a change of control, as defined) he will be entitled to receive a special retirement benefit calculated by applying the benefit formula of the CMS Energy/Consumers Energy Company (CMS) Supplemental Executive Retirement Plan to all compensation earned from the Northeast Utilities system (the Company) and to all service rendered to the Company and CMS. If Mr. Morris retires after age 60, his special retirement benefit will be no less than that which he would have received had he been eligible for a make-whole benefit plus a target benefit under the Supplemental Plan.

      Mr. Forsgren's Employment Agreement provides for supplemental pension benefits based on crediting up to ten years additional service and providing payments equal to 25 percent of salary for up to 15 years following retirement, reduced by four percentage points for each year that his age is less than 65 years at retirement. In addition, if Mr. Forsgren retires after age 58, he will be eligible for a make-whole plus a target benefit under the Supplemental Plan based on crediting three extra years of service, unreduced for early commencement.

           ANNUAL BENEFIT FOR OFFICERS ELIGIBLE FOR MAKE-WHOLE BENEFIT

   Final
  Average
Compensation                                               Years of Credited Service
                             15                    20                  25                   30                    35
  $ 200,000               $ 43,605              $ 58,139            $ 72,674             $ 87,209              $101,744
    250,000                 54,855                73,139              91,424              109,709               127,994
    300,000                 66,105                88,139             110,174              132,209               154,244
    350,000                 77,355               103,139             128,924              154,709               180,494
    400,000                 88,605               118,139             147,674              177,209               206,744
    450,000                 99,855               133,139             166,424              199,709               232,994
    500,000                111,105               148,139             185,174              222,209               259,244
    600,000                133,605               178,139             222,674              267,209               311,744
    700,000                156,105               208,139             260,174              312,209               364,244
    800,000                178,605               238,139             297,674              357,209               416,744
    900,000                201,105               268,139             335,174              402,209               469,244
  1,000,000                223,605               298,139             372,674              447,209               521,744
  1,100,000                246,105               328,139             410,174              492,209               574,244
  1,200,000                268,605               358,139             447,674              537,209               626,744

                    ANNUAL BENEFIT FOR OFFICERS ELIGIBLE FOR
                         MAKE-WHOLE PLUS TARGET BENEFIT

   Final
  Average
Compensation                                                 Years of Credited Service
                                15                    20                 25                 30                     35
$  200,000                   $ 72,000              $ 96,000           $120,000           $120,000               $120,000
   250,000                     90,000               120,000            150,000            150,000                150,000
   300,000                    108,000               144,000            180,000            180,000                180,000
   350,000                    126,000               168,000            210,000            210,000                210,000
   400,000                    144,000               192,000            240,000            240,000                240,000
   450,000                    162,000               216,000            270,000            270,000                270,000
   500,000                    180,000               240,000            300,000            300,000                300,000
   600,000                    216,000               288,000            360,000            360,000                360,000
   700,000                    252,000               336,000            420,000            420,000                420,000
   800,000                    288,000               384,000            480,000            480,000                480,000
   900,000                    324,000               432,000            540,000            540,000                540,000
 1,000,000                    360,000               480,000            600,000            600,000                600,000
 1,100,000                    396,000               528,000            660,000            660,000                660,000
 1,200,000                    432,000               576,000            720,000            720,000                720,000

      The benefits presented in the tables above are based on a straight life annuity beginning at age 65 and do not take into account any reduction for joint and survivorship annuity payments. Final average compensation for purposes of calculating the target benefit is the highest average annual compensation of the participant during any 36 consecutive months compensation was earned. Final average compensation for purposes of calculating the make-whole benefit is the highest average annual compensation of the participant during any 60 consecutive months compensation was earned. Compensation for these benefits takes into account the annual compensation shown in the Summary Compensation Table and long term incentive compensation but does not include employer matching contributions under the 401k Plan. In the event that an officer's employment terminates because of disability, the retirement benefits shown above would be offset by the amount of any disability benefits payable to the recipient that are attributable to contributions made by Northeast Utilities and its subsidiaries under long term disability plans and policies.

      As of December 31, 2001, the executive officers named in the Summary Compensation Table had the following years of credited service for purposes of the Supplemental Plan: Mr. Kenyon - 7, Mr. Forsgren - 5, Mrs. Grise - 21, Mr. Simon - 3, Mr. Butler - 5, and Ms. Thibdaue - 4. Mr. Morris had 23 years of service for purposes of his special retirement benefit. In addition, Mr. Forsgren had 10 years of service for purposes of his supplemental pension benefit and would have 25 years of service for such purpose if he were to retire at age 65.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

      Northeast Utilities has entered into an employment agreement with Mr. Morris and Northeast Utilities Service Company (NUSCO) has entered into employment agreements with each of the other named executive officers except Messrs. Simon and Butler and Ms. Thibdaue, who participate in the Special Severance Program for Officers of Northeast Utilities Companies. The agreements and the Special Severance Program are also binding on Northeast Utilities and on each majority-owned subsidiary of Northeast Utilities.

      Each agreement obligates the officer to perform such duties as may be directed by the NUSCO Board of Directors or the Northeast Utilities Board of Trustees, protect the Company's confidential information, and refrain, while employed by the Company and for a period of time thereafter, from competing with the Company in a specified geographic area. Each agreement provides that the officer's base salary will not be reduced below certain levels without the consent of the officer, and that the officer will participate in specified benefits under the Supplemental Executive Retirement Plan or other supplemental retirement programs (see Pension Benefits, above) and/or in certain executive incentive programs at specified incentive opportunity levels.

      Each agreement provides for a specified employment term and for automatic one-year extensions of the employment term unless at least six months' notice of non-renewal is given by either party. The employment term may also be ended by the Company for "cause", as defined, at any time (in which case no supplemental retirement benefit, if any, shall be due), or by the officer on thirty days' prior written notice for any reason. Absent "cause", the Company may remove the officer from his or her position on sixty days' prior written notice, but in the event the officer is so removed and signs a release of all claims against the Company, the officer will receive one or two years' base salary and annual incentive payments, specified employee welfare and pension benefits, and vesting of stock appreciation rights, options and restricted stock.

      Under the terms of the agreements and the Special Severance Program, upon any termination of employment following a change of control, as defined, between
(a) the earlier of the date shareholders approve a change of control transaction or a change of control transaction occurs and (b) the earlier of the date, if any, on which the Board of Trustees abandons the transaction or the date two years following the change of control, if the officer signs a release of all claims against the Company, the officer will be entitled to certain payments including a multiple (not to exceed three) of annual base salary, annual incentive payments, specified employee welfare and pension benefits, and vesting of stock appreciation rights, options and restricted stock. Certain of the change of control provisions may be modified by the Board of Trustees prior to a change of control, on at least two years' notice to the affected officer(s).

      Besides the terms described above, the agreements of Messrs. Morris, Kenyon and Forsgren provide for a specified salary, cash, restricted stock and/or stock options upon employment, special incentive programs and/or special retirement benefits. See Pension Benefits, above, for further description of these provisions. The agreements of Mr. Forsgren and Mrs. Grise were supplemented during 2001 to provide for special deferred compensation of $520,000 and $500,000, respectively, vesting in even installments (adjusted to reflect investment performance) on June 28, 2002, 2003 and 2004, so long as such officer remains in the employ of Northeast Utilities Service Company, and vesting sooner in the event of a change of control of the Company or involuntary termination without cause.

      Letter agreements reflecting the terms of employment of Messrs. Simon and Butler and Ms. Thibdaue provide for specified salary, cash, restricted stock or stock options upon employment.

The descriptions of the various agreements set forth above are for purpose of disclosure in accordance with the proxy and other disclosure rules of the SEC and shall not be controlling on any party; the actual terms of the agreements themselves determine the rights and obligations of the parties.

      b. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The following table provides information as of February 27, 2002, as to the beneficial ownership of the equity securities of NU by each Trustee, each of the five highest paid executive officers of NU and its subsidiaries, and Directors and executive officers of system companies. Unless otherwise noted, each Trustee, Director and executive officer has sole voting and investment power with respect to the listed shares. No equity securities of other system companies are owned by Trustees, Directors or executive officers.

                                            Amount and
                                            Nature of
Title of                                    Beneficial       Percent of
Class               Name                    Ownership        Class (1)
NU Common    David H. Boguslawski             30,349 (2)
NU Common    Richard H. Booth                  4,750 (3)
NU Common    Gregory B. Butler                33,969 (4)
NU Common    James E. Byrne                        0
NU Common    Cotton Mather Cleveland          15,982 (5)
NU Common    Sanford Cloud, Jr.               15,487 (6)
NU Common    John C. Collins                       0
NU Common    James F. Cordes                  10,250 (3)
NU Common    E. Gail de Planque               15,971 (5)
NU Common    John H. Forsgren                149,132 (7)
NU Common    Raymond L. Golden                16,710 (8)
NU Common    Cheryl W. Grise                  78,813 (9)
NU Common    Elizabeth T. Kennan              17,100 (5)
NU Common    Bruce D. Kenyon                 133,710 (10)
NU Common    Kerry J. Kuhlman                 20,565 (11)
NU Common    Gerald Letendre                       0
NU Common    Gary A. Long                     18,784 (12)
NU Common    Paul J. McDonald                    500
NU Common    Michael G. Morris               890,925 (13)
NU Common    William J. Nadeau                17,709 (14)
NU Common    Jane E. Newman                        0
NU Common    Leon J. Olivier                       0
NU Common    Robert E. Patricelli             22,451 (5)
NU Common    Melinda M. Phelps                     0
NU Common    Frank P. Sabatino                56,734 (15)
NU Common    William W. Schivley              44,357 (16)
NU Common    Gary D. Simon                   114,081 (17)
NU Common    Lisa J. Thibdaue                 30,713 (18)
NU Common    John F. Swope                    20,101 (5)

(1) As of February 27, 2002, there were 133,748,279 common shares of NU outstanding. The percentage of such shares beneficially owned by any Director or Executive Officer, and by all Directors and Executive Officers of CL&P, PSNH, WMECO and NGC as a group, equals 1.31 percent.

(2) Includes 24,016 shares that could be acquired by Mr. Boguslawski pursuant to currently exercisable options and 462 shares held under the Northeast Utilities Employee Share Purchase Plan II as to which Mr. Boguslawski has sole voting but no dispositive power.

(3) Includes 3,750 shares that could be acquired by the beneficial owner pursuant to currently exercisable options.

(4) Includes 24,249 shares that could be acquired by Mr. Butler pursuant to currently exercisable options and 796 shares held in an ESOP as to which Mr. Butler has sole voting power but no dispositive power.

(5) Includes 11,250 shares that could be acquired by the beneficial owner pursuant to currently exercisable options.

(6) Includes 6,250 shares that could be acquired by Mr. Cloud pursuant to currently exercisable options.

(7) Includes 141,035 shares that could be acquired by Mr. Forsgren pursuant to currently exercisable options and 5,382 restricted shares as to which Mr. Forsgren has sole voting and no dispositive power.

(8) Includes 8,750 shares that could be acquired by Mr. Golden pursuant to currently exercisable options.

(9) Includes 56,626 shares that could be acquired by Mrs. Grise pursuant to currently exercisable options, 4,844 restricted as to which Mrs. Grise has sole voting and no dispositive power, and 265 shares held by Mrs. Grise's husband as custodian for her children, with whom she shares voting and dispositive power.

(10) Includes 66,705 shares that could be acquired by Mr. Kenyon pursuant to currently exercisable options, 501 shares held under the Northeast Utilities Employee Share Purchase Plan II as to which Mr. Kenyon has sole voting but no dispositive power, and 1,212 shares held in an ESOP as to which Mr. Kenyon has sole voting power but no dispositive power.

(11) Includes 14,331 shares that could be acquired by Ms. Kuhlman pursuant to currently exercisable options.

(12) Includes 13,183 shares that could be acquired by Mr. Long pursuant to currently exercisable options.

(13) Includes 816,258 shares that could be acquired by Mr. Morris pursuant to currently exercisable options, 1,262 shares held under the Northeast Utilities Employee Share Purchase Plan II as to which Mr. Morris has sole voting but no dispositive power, 23,407 restricted shares as to which Mr. Morris has sole voting and no dispositive power, and 922 shares held in an ESOP as to which Mr. Morris has sole voting power but no dispositive power.

(14) Includes 13,183 shares that could be acquired by Mr. Nadeau pursuant to currently exercisable options.

(15) Includes 34,280 shares that could be acquired by Mr. Sabatino pursuant to currently exercisable options and 670 shares held under the Northeast Utilities Employee Share Purchase Plan II as to which Mr. Sabatino has sole voting but no dispositive power.

(16) Includes 30,916 shares that could be acquired by Mr. Schivley pursuant to currently exercisable options, 383 shares held in an ESOP as to which Mr. Schivley has sole voting power but no dispositive power.

(17) Includes 108,090 shares that could be acquired by Mr. Simon pursuant to currently exercisable options, and 564 shares held in an ESOP as to which Mr. Simon has sole voting power but no dispositive power.

(18) Includes 24,909 shares that could be acquired by Ms. Thibdaue pursuant to currently exercisable options and 575 shares held in an ESOP as to which Mr. Thibdaue has sole voting power but no dispositive power.

      c. CONTRACTS AND TRANSACTIONS OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS WITH SYSTEM COMPANIES

      This disclosure was included in the discussion of employment contracts in
Part III, Section (a) above.

      d. INDEBTEDNESS OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS OF SYSTEM COMPANIES

      No Trustee, Director or executive officer was indebted to a system company during 2001.

      e. PARTICIPATION OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS IN BONUS AND PROFIT-SHARING ARRANGEMENTS

      This disclosure was included in the discussion of compensation in Part III, Section (a) above.

      f. RIGHTS TO INDEMNITY OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS

      No disclosures were made in any system company's most recent proxy statement or annual report on Form 10-K with respect to the rights to indemnity of Trustees, Directors or executive officers.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

1. There were no expenditures, disbursements or payments made during 2001 in money, goods or services, directly or indirectly to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent therefore; and

2. There were no expenditures, disbursements or payments made during 2001 to citizens groups or public relations counsel.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART I:

The following energy management and/or demand-side management and other services to one or more system companies follows:

                                 Serving        Receiving
Transaction                      Company         Company               Compensation
-----------                      -------         -------               ------------
                                                                  (Thousands of Dollars)
Worker Compensation Costs         PSNH             NAESCO                  $229
Electrical Maintenance
  Services                        PSNH             NAESCO                  $ 51
Vehicle Lease Charges             PSNH             NAESCO                  $ 15
Human Resources Service           PSNH             NAESCO                  $  6
Miscellaneous Services            PSNH             NAESCO                  $  1
Newington Station building
  and outside storage             PSNH             NAESCO                  $137**
Real estate (plant auction)
  services                        PSNH             NAESCO                  $ 11

** Includes operation and maintenance charges and property taxes associated with leased property.

                                 Serving        Receiving
Transaction                      Company         Company               Compensation
-----------                      -------         -------               ------------
                                                                  (Thousands of Dollars)
Engineering and Construction
 Services                          NGS             NGC                     $18,600
Engineering and Construction
 Services                          NGS             HWP                     $14,900
Engineering and Construction
 Services                          NGS             SESI                    $ 8,300

                           Serving        Receiving
Transaction                Company         Company               Compensation
-----------                -------         -------               ------------
                                                            (Thousands of Dollars)
Various Demand-Side
  Management                 SES            Select Energy            $150
Various Energy
  Management Services        SES            CL&P                     $ 18
Various Energy
  Management Services        SES            WMECO                    $ 20

PART II:

See Item 6, Part III(c).

PART III:

None to be reported.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I:

(a)   Identification of Company

      1.    Northeast Generation Company (NGC)

      2.    Location:

            107 Selden Street
            Berlin, CT 06037

      3.    Business Address:

            Same

      4.    Description:

            NGC owns and operates a portfolio of 1,287.9 MW of generating assets in New England which was acquired in March 2000, as a result of the auctions by NGC's affiliates, The Connecticut Light and Power Company (CL&P) and Western Massachusetts Electric Company (WMECO) in their electric restructuring activities. The table below lists these generating assets:

                                                                            Capacity
Asset                          Location                  Type                 (MW)
-----                          --------                  ----                -------
Northfield Mountain          Erving, MA            Pumped Storage            1,080.0
Cabot                        Montague, MA          Conventional Hydro           52.8
Turners Falls                Montague, MA          Conventional Hydro            6.4
Falls Village                Falls Village, CT     Conventional Hydro           11.1
Bulls Bridge                 New Milford, CT       Conventional Hydro            8.4
Rocky River                  New Milford, CT       Conventional Hydro/
                                                     Pumped Storage             29.0
Shepaug                      Southbury, CT         Conventional Hydro           43.0
Stevenson                    Monroe, CT            Conventional Hydro           28.8
Robertsville                 Colebrook, CT         Conventional Hydro            0.6
Bantam                       Litchfield, CT        Conventional Hydro            0.5
Scotland                     Windham, CT           Conventional Hydro            2.2
Tunnel                       Preston, CT           Conventional Hydro            2.1
Taftville                    Norwich, CT           Conventional Hydro            2.0
Tunnel ICU                   Preston, CT           Internal Combustion
                                                     Unit                       21.0
                                                                             -------
Total                                                                        1,287.9
                                                                             =======

      5.    System Company that Holds Interest:

            Northeast Generation Company, a Connecticut corporation, is a wholly-owned subsidiary of NU Enterprises, Inc., the holding company for Northeast Utilities unregulated businesses.

      6.    EWG or FUCO:

            EWG

(c)   State the ratio of debt to common equity and earnings as of 12/31/01:

      Ratio of debt to common equity as of 12/31/01: 33.974
      Ratio of debt to earnings/(loss) as of 12/31/01: 10.412

(d)   Service, Sales or Construction Contracts:

      NGC has a Power Sales and Purchase Agreement, dated December 27, 1999, with Select Energy, Inc. (Select), an affiliate of NGC. The term of this agreement is six years (through December 31, 2005) with an option for renewal. The agreement sets forth the terms and conditions by which Select purchases the capacity, associated energy, and ancillary services from the NGC assets. During 2001, Select paid NGC $124.9 million under this contract.

      NGC has a Management and Operation Agreement, dated February 1, 2000, as amended March 1, 2000, with Northeast Generation Services Company (NGS), an affiliate of NGC, to manage and operate the NGC generating assets. This agreement is in effect until March 15, 2006. The scope of services that NGS renders to NGC under this agreement includes management, operations, maintenance, administration, labor, consumables, water, supervision, and other goods and services necessary for the safe, efficient and reliable management, operation and maintenance of the NGC assets on a daily basis. During 2001, NGC paid NGS $18.6 million under this contract.

      NGC has a Service Contract with Northeast Utilities Service Company (NUSCO), an affiliate of NGC, dated January 4, 1999. This agreement was extended through the year 2000 for a one-year period by a renewal agreement dated December 31, 1999. Under this contract, NUSCO agrees to provide NGC with services such as corporate and secretarial, financial planning, accounting, taxes, insurance, budgets, data processing, purchasing, and other administrative services. During 2001, NGC paid NUSCO $1.3 million under this contract.

PART II.

An organizational chart showing the relationship of the foreign utility company to other NU system companies is provided as Exhibit H. Required financial data is provided as Exhibit I.

PART III.

(a)   NU's aggregate investment in EWGs and FUCOs, respectively, as of 12/31/01:

      EWGs:  $448.2 million
      FUCOS: $0.0 million

(b) Ratio of aggregate investment to aggregate retained earnings of NU's public-utility subsidiary companies as of 12/31/01: .71

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

                                                                        Page
Financial Statements filed pursuant to the Public Utility Holding Company Act of 1935

Report of Independent Public Accountants                                 F-1

Signature                                                                F-2

Financial Statements as of and for the year ended
  December 31, 2001

 Northeast Utilities and Subsidiaries:

    Consolidating Balance Sheet                                       F-3--F-6
    Consolidating Statement of Income                                 F-7--F-8
    Consolidating Statement of Retained Earnings                      F-9--F-10
    Consolidating Statement of Capital Surplus, Paid In               F-9--F-10
    Consolidating Statement of Cash Flows                            F-11--F-12

  The Connecticut Light and Power Company and Subsidiaries:

    Consolidating Balance Sheet                                      F-13--F-14
    Consolidating Statement of Income                                   F-15
    Consolidating Statement of Retained Earnings                        F-16
    Consolidating Statement of Capital Surplus, Paid In                 F-16
    Consolidating Statement of Cash Flows                               F-17

  Public Service Company of New Hampshire and Subsidiary:

    Consolidating Balance Sheet                                      F-19--F-20
    Consolidating Statement of Income                                   F-21
    Consolidating Statement of Retained Earnings                        F-22
    Consolidating Statement of Capital Surplus, Paid In                 F-22
    Consolidating Statement of Cash Flows                               F-23

  Western Massachusetts Electric Company and Subsidiary:

    Consolidating Balance Sheet                                      F-25--F-26
    Consolidating Statement of Income                                   F-27
    Consolidating Statement of Retained Earnings                        F-28
    Consolidating Statement of Capital Surplus, Paid In                 F-28
    Consolidating Statement of Cash Flows                               F-29

  Holyoke Water Power Company and Subsidiary:

    Consolidating Balance Sheet                                      F-31--F-32
    Consolidating Statement of Income                                   F-33
    Consolidating Statement of Retained Earnings                        F-34
    Consolidating Statement of Capital Surplus, Paid In                 F-34
    Consolidating Statement of Cash Flows                               F-35

  Yankee Energy System, Inc. and Subsidiaries:

    Consolidating Balance Sheet                                      F-37--F-40
    Consolidating Statement of Income                                F-41--F-42
    Consolidating Statement of Retained Earnings                     F-43--F-44
    Consolidating Statement of Capital Surplus, Paid In              F-43--F-44
    Consolidating Statement of Cash Flows                            F-45--F-46

  Charter Oak Energy Incorporated and Subsidiaries:

    Consolidating Balance Sheet                                      F-47--F-48
    Consolidating Statement of Income                                   F-49
    Consolidating Statement of Retained Earnings                        F-50
    Consolidating Statement of Capital Surplus, Paid In                 F-50
    Consolidating Statement of Cash Flows                               F-51

  Select Energy Services, Inc.:

    Consolidating Balance Sheet                                      F-53--F-56
    Consolidating Statement of Income                                F-57--F-58
    Consolidating Statement of Retained Earnings                     F-59--F-60
    Consolidating Statement of Capital Surplus, Paid In              F-59--F-60
    Consolidating Statement of Cash Flows                            F-61--F-62

  NU Enterprises, Inc. and Subsidiaries:

    Consolidating Balance Sheet                                      F-63--F-66
    Consolidating Statement of Income                                F-67--F-68
    Consolidating Statement of Retained Earnings                     F-69--F-70
    Consolidating Statement of Capital Surplus, Paid In              F-69--F-70
    Consolidating Statement of Cash Flows                            F-71--F-72

  Select Energy, Inc. and Subsidiary:

    Consolidating Balance Sheet                                      F-73--F-74
    Consolidating Statement of Income                                   F-75
    Consolidating Statement of Retained Earnings                        F-76
    Consolidating Statement of Capital Surplus, Paid In                 F-76
    Consolidating Statement of Cash Flows                               F-77


  Northeast Generation Services Company and Subsidiaries:

    Consolidating Balance Sheet                                      F-79--F-80
    Consolidating Statement of Income                                   F-81
    Consolidating Statement of Retained Earnings                        F-82
    Consolidating Statement of Capital Surplus, Paid In                 F-82
    Consolidating Statement of Cash Flows                               F-83

Notes to Financial Statements                                           F-84

Exhibits                                                              E-1--E-28

                       This Page Intentionally Left Blank

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Northeast Utilities and Subsidiaries:

We have audited the consolidated balance sheets and consolidated statements of capitalization of Northeast Utilities (a Massachusetts trust) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, shareholders' equity, cash flows, and income taxes for each of the three years in the period ended December 31, 2001, included in the 2001 annual report to shareholders, incorporated by reference in the Form 10-K and incorporated by reference in this Form U5S, and have issued our report thereon dated January 22, 2002. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northeast Utilities and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


                                                  /s/ Arthur Andersen LLP
                                                      Arthur Andersen LLP

Hartford, Connecticut
January 22, 2002

                                    SIGNATURE

Northeast Utilities, a registered holding company, has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.

                           NORTHEAST UTILITIES


                          By:   /s/ John P. Stack
                            --------------------------------
                                  John P. Stack
                                  Vice President - Accounting and Controller

April 26, 2002

           NORTHEAST UTILITIES AND SUBSIDIARIES
             Consolidating Balance Sheet (a)
                          Assets
                    December 31, 2001
                  (Thousands of Dollars)

                                                                      The                            Western
                                                                 Connecticut      Public Service  Massachusetts
                                                                   Light and        Company of      Electric
                                                   Northeast     Power Company     New Hampshire     Company          North Atlantic
                                                   Utilities     (consolidated)   (consolidated)  (consolidated)          Energy
                                                    (parent)           (b)               (b)            (b)             Corporation
                                                   ----------    --------------   --------------  --------------      --------------
Utility Plant, at cost:
  Electric                                         $       --       $3,127,548         $1,447,955       $ 564,857        $ 730,422
  Gas                                                      --               --                 --              --               --
  Other                                                    --               --              6,221              --               --
                                                   ----------       ----------         ----------       ---------        ---------
                                                           --        3,127,548          1,454,176         564,857          730,422
Less: Accumulated provision for
  depreciation                                             --        1,236,638            689,397         186,784          731,279
                                                   ----------       ----------         ----------       ---------        ---------
                                                           --        1,890,910            764,779         378,073             (857)
  Construction work in progress                            --          134,964             44,961          18,326            9,897
  Nuclear fuel, net                                        --            3,299                 --              --           29,265
                                                   ----------       ----------         ----------       ---------        ---------
         Total net utility plant                           --        2,029,173            809,740         396,399           38,305
                                                   ----------       ----------         ----------       ---------        ---------

Other Property and Investments:
  Nuclear decommissioning trusts, at market                --            6,231                 --              --           55,482
  Investments in regional nuclear generating
    companies, at equity                                   --           34,696              8,510           9,300               --
  Investments in subsidiary companies,
    at equity                                       2,392,884               --                 --              --               --
  Investment in transmission company,
    at equity                                          13,596               --                 --              --               --
  Other, at cost                                           14           50,572             35,837           7,248               --
                                                   ----------       ----------         ----------       ---------        ---------
                                                    2,406,494           91,499             44,347          16,548           55,482
                                                   ----------       ----------         ----------       ---------        ---------

Current Assets:
  Cash and cash equivalents                            13,183              773              1,479             599               84
  Special Deposits                                         --               --                 --              --               --
  Investments in securitizable assets                      --           36,367                 --              --               --
  Notes receivable from affiliated companies          124,800           77,200                 --              --           32,200
  Receivables, net                                        555          247,801             70,540          43,761               --
  Accounts receivable from affiliated
    companies                                          21,713           22,134             13,055           2,208            9,505
  Taxes receivable from affiliated companies               --               --                 --              --            3,570
  Unbilled revenues                                        --            7,492             29,268          12,746               --
  Fuel, materials and supplies, at average cost            --           33,085             42,047           1,457           14,419
  Unrealized gains on mark-to-market                       --               --                 --              --               --
  Prepayments and other                                 1,093           17,703             10,211           1,544            1,893
                                                   ----------       ----------         ----------       ---------        ---------
                                                      161,344          442,555            166,600          62,315           61,671
                                                   ----------       ----------         ----------       ---------        ---------

Deferred Charges:
  Regulatory assets                                        --        1,877,191          1,046,760         320,222           11,062
  Accumulated deferred income taxes                        --               --                 --              --               --
  Unamortized debt expense                                662            6,203              7,939             678               --
  Goodwill and other purchased intangible
    assets,net                                             --               --                 --              --               --
  Prepaid pension                                          --          233,692                 --          54,226               --
  Other                                                 3,584           47,244             19,128           2,274              783
                                                   ----------       ----------         ----------       ---------        ---------
                                                        4,246        2,164,330          1,073,827         377,400           11,845
                                                   ----------       ----------         ----------       ---------        ---------

       Total Assets                                $2,572,084       $4,727,557         $2,094,514       $ 852,662        $ 167,303
                                                   ==========       ==========         ==========       =========        =========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




           NORTHEAST UTILITIES AND SUBSIDIARIES
             Consolidating Balance Sheet (a)
                          Assets
                    December 31, 2001
                  (Thousands of Dollars)

                                                    Holyoke
                                                   Water Power     Northeast
                                                    Company        Utilities
                                                 (consolidated)     Service
                                                       (b)          Company
                                                 --------------   ----------
Utility Plant, at cost:
  Electric                                          $  36,699     $      --
  Gas                                                      --            --
  Other                                                    --        98,371
                                                    ---------     ---------
                                                       36,699        98,371
Less: Accumulated provision for
  depreciation                                         32,860        81,174
                                                    ---------     ---------
                                                        3,839        17,197
  Construction work in progress                         1,118        14,955
  Nuclear fuel, net                                        --            --
                                                    ---------     ---------
         Total net utility plant                        4,957        32,152
                                                    ---------     ---------

Other Property and Investments:
  Nuclear decommissioning trusts, at market                --            --
  Investments in regional nuclear generating
    companies, at equity                                   --            --
  Investments in subsidiary companies,
    at equity                                              --            --
  Investment in transmission company,
    at equity                                              --            --
  Other, at cost                                        1,859         6,713
                                                    ---------     ---------
                                                        1,859         6,713
                                                    ---------     ---------

Current Assets:
  Cash and cash equivalents                             3,130        58,293
  Special Deposits                                         --            --
  Investments in securitizable assets                      --            --
  Notes receivable from affiliated companies            3,300       218,800
  Receivables, net                                        125        56,817
  Accounts receivable from affiliated
    companies                                           4,124         1,040
  Taxes receivable from affiliated companies              239        12,341
  Unbilled revenues                                        --            --
  Fuel, materials and supplies, at average cost         6,157           286
  Unrealized gains on mark-to-market                       --            --
  Prepayments and other                                   998         2,287
                                                    ---------     ---------
                                                       18,073       349,864
                                                    ---------     ---------

Deferred Charges:
  Regulatory assets                                       762            --
  Accumulated deferred income taxes                        --         6,037
  Unamortized debt expense                                 --            --
  Goodwill and other purchased intangible
    assets,net                                             --            --
  Prepaid pension                                       2,514        18,366
  Other                                                   281        35,740
                                                    ---------     ---------
                                                        3,557        60,143
                                                    ---------     ---------

       Total Assets                                 $  28,446     $ 448,872
                                                    =========     =========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

           NORTHEAST UTILITIES AND SUBSIDIARIES
             Consolidating Balance Sheet (a)
                          Assets
                    December 31, 2001
                  (Thousands of Dollars)


                                                 Northeast
                                                  Nuclear   North Atlantic     The        The Rocky
                                                  Energy    Energy Service  Quinnehtuk   River Realty
                                                  Company     Corporation     Company      Company
                                                 ---------  --------------  ----------   ------------
Utility Plant, at cost:
  Electric                                       $      --     $      --     $      --    $      --
  Gas                                                   --            --            --           --
  Other                                                 --            --         1,639       89,509
                                                 ---------     ---------     ---------    ---------
                                                        --            --         1,639       89,509
Less: Accumulated provision for
  depreciation                                          --            --         1,265       37,209
                                                 ---------     ---------     ---------    ---------
                                                        --            --           374       52,300
  Construction work in progress                         --            --             1        5,387
  Nuclear fuel, net                                     --            --            --           --
                                                 ---------     ---------     ---------    ---------
         Total net utility plant                        --            --           375       57,687
                                                 ---------     ---------     ---------    ---------

Other Property and Investments:
  Nuclear decommissioning trusts, at market             --            --            --           --
  Investments in regional nuclear generating
    companies, at equity                                --            --            --           --
  Investments in subsidiary companies,
    at equity                                           --            --            --           --
  Investment in transmission company,
    at equity                                           --            --            --           --
  Other, at cost                                        --            --         1,140        1,925
                                                 ---------     ---------     ---------    ---------
                                                        --            --         1,140        1,925
                                                 ---------     ---------     ---------    ---------

Current Assets:
  Cash and cash equivalents                             36         2,205            24          105
  Special Deposits                                      --            --            --           --
  Investments in securitizable assets                   --            --            --           --
  Notes receivable from affiliated companies        56,900            --            --           --
  Receivables, net                                   3,119        27,006            --           28
  Accounts receivable from affiliated
    companies                                        1,158            43            --          266
  Taxes receivable from affiliated companies         2,547           239            --          917
  Unbilled revenues                                     --            --            --           --
  Fuel, materials and supplies, at average cost         --            13            --           --
  Unrealized gains on mark-to-market                    --            --            --           --
  Prepayments and other                                 --         1,081             1          587
                                                 ---------     ---------     ---------    ---------
                                                    63,760        30,587            25        1,903
                                                 ---------     ---------     ---------    ---------

Deferred Charges:
  Regulatory assets                                     --             1             4           --
  Accumulated deferred income taxes                 29,578           353            34           --
  Unamortized debt expense                              --            --            --           34
  Goodwill and other purchased intangible
    assets,net                                          --            --            --           --
  Prepaid pension                                       --            --            --           --
  Other                                              1,062        38,369            --           --
                                                 ---------     ---------     ---------    ---------
                                                    30,640        38,723            38           34
                                                 ---------     ---------     ---------    ---------

       Total Assets                              $  94,400     $  69,310     $   1,578    $  61,549
                                                 =========     =========     =========    =========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.



           NORTHEAST UTILITIES AND SUBSIDIARIES
             Consolidating Balance Sheet (a)
                          Assets
                    December 31, 2001
                  (Thousands of Dollars)

                                                                                       NU
                                                  Yankee Energy    Charter Oak     Enterprises,
                                                  Systems, Inc.    Energy, Inc.        Inc.
                                                  (consolidated)  (consolidated)  (consolidated)    Eliminations     Consolidated
                                                       (b)              (b)             (b)
                                                  --------------  --------------  --------------    ------------     ------------
Utility Plant, at cost:
  Electric                                         $         --    $         52    $    266,215     $    127,258     $  6,046,489
  Gas                                                   634,884              --              --               --          634,884
  Other                                                      --              --          41,149               --          236,890
                                                   ------------    ------------    ------------     ------------     ------------
                                                        634,884              52         307,364          127,258        6,918,263
Less: Accumulated provision for
  depreciation                                          266,655              52         165,665           10,400        3,418,577
                                                   ------------    ------------    ------------     ------------     ------------
                                                        368,229              --         141,699          116,858        3,499,686
  Construction work in progress                          37,726              --          22,554               --          289,889
  Nuclear fuel, net                                          --              --              --               --           32,564
                                                   ------------    ------------    ------------     ------------     ------------
         Total net utility plant                        405,955              --         164,253          116,858        3,822,139
                                                   ------------    ------------    ------------     ------------     ------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market                  --              --              --               --           61,713
  Investments in regional nuclear generating
    companies, at equity                                     --              --              --               --           52,505
  Investments in subsidiary companies,
    at equity                                                --              --              --        2,392,884               --
  Investment in transmission company,
    at equity                                                --              --              --               --           13,596
  Other, at cost                                         17,334              --          36,207               --          158,849
                                                   ------------    ------------    ------------     ------------     ------------
                                                         17,334              --          36,207        2,392,884          286,663
                                                   ------------    ------------    ------------     ------------     ------------

Current Assets:
  Cash and cash equivalents                                 393             279          16,077               --           96,658
  Special Deposits                                           --              --          13,036          (47,225)          60,261
  Investments in securitizable assets                        --              --              --               --           36,367
  Notes receivable from affiliated companies                 --              --          16,300          529,501               --
  Receivables, net                                       48,657              --         332,813               --          831,221
  Accounts receivable from affiliated
    companies                                               534          23,825         107,833          207,437               --
  Taxes receivable from affiliated companies                 --              --           2,001           21,853               --
  Unbilled revenues                                      42,494              --          34,397               --          126,398
  Fuel, materials and supplies, at average cost           3,880              --           2,618           (4,554)         108,516
  Unrealized gains on mark-to-market                         --              --          72,865           72,865               --
  Prepayments and other                                  20,241              --          21,172          (47,421)         126,233
                                                   ------------    ------------    ------------     ------------     ------------
                                                        116,199          24,104         619,112          732,456        1,385,654
                                                   ------------    ------------    ------------     ------------     ------------

Deferred Charges:
  Regulatory assets                                      40,834              --              --         (653,608)       3,950,445
  Accumulated deferred income taxes                          --              80         286,768          322,850               --
  Unamortized debt expense                                1,135              --          10,662               --           27,313
  Goodwill and other purchased intangible
    assets,net                                          287,996              --          34,604               --          322,600
  Prepaid pension                                        42,757              --           2,716          121,874          232,398
  Other                                                     717              --          91,395           26,379          214,197
                                                   ------------    ------------    ------------     ------------     ------------
                                                        373,439              80         426,145         (182,505)       4,746,953
                                                   ------------    ------------    ------------     ------------     ------------

       Total Assets                                $    912,927    $     24,184    $  1,245,717     $  3,059,693     $ 10,241,409
                                                   ============    ============    ============     ============     ============

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

           NORTHEAST UTILITIES AND SUBSIDIARIES

             Consolidating Balance Sheet (a)
              Capitalization and Liabilities
                    December 31, 2001
                  (Thousands of Dollars)

                                                                         The                            Western
                                                                     Connecticut    Public Service    Massachusetts
                                                                      Light and       Company of        Electric
                                                        Northeast    Power Company   New Hampshire       Company      North Atlantic
                                                        Utilities    (consolidated)  (consolidated)  (consolidated)       Energy
                                                         (parent)         (b)             (b)              (b)         Corporation
                                                       -----------   --------------  --------------  --------------   --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                       $   744,453     $   75,849      $       --        $ 12,742        $      --
   Capital surplus, paid in                              1,107,609        414,018         165,000          82,224           36,000
   Deferred contribution plan - employee stock
     ownership plan                                       (101,809)            --              --              --               --
   Retained earnings                                       678,460        286,901         176,419          55,422           (1,007)
   Accumulated other comprehensive (loss)/ income          (32,470)            67             406              59               --
  Treasury stock                                          (278,603)            --              --              --               --
                                                       -----------     ----------      ----------        --------        ---------
    Total common shareholders' equity                    2,117,640        776,835         341,825         150,447           34,993
  Preferred stock not subject to mandatory
    redemption                                                  --        116,200              --              --               --
  Advances from Northeast Utilities                             --             --              --              --               --
  Long-term debt                                           357,000        824,349         407,285         101,170               --
                                                       -----------     ----------      ----------        --------        ---------
    Total capitalization                                 2,474,640      1,717,384         749,110         251,617           34,993
                                                       -----------     ----------      ----------        --------        ---------

Rate Reduction Bonds                                            --      1,358,653         507,381         152,317               --
                                                       -----------     ----------      ----------        --------        ---------

Obligations Under Capital Leases                                --         15,499          86,111              87               --
                                                       -----------     ----------      ----------        --------        ---------

Current Liabilities:
  Notes payable to banks                                    40,000             --          60,500          50,000           90,000
  Notes payable to affiliated company                           --             --          23,000           9,200               --
  Long-term debt - current portion                          23,000             --              --              --               --
  Obligations under capital leases - current
   portion                                                      --            541          24,164              23               --
  Accounts payable                                             146        132,593          32,285          34,970           15,246
  Accounts payable to affiliated companies                  26,626         85,057          18,727           2,982            1,761
  Accrued taxes                                                249         34,823           2,281           3,691               --
  Accrued interest                                           2,492         10,369           9,428           2,201               --
  Other                                                         19         46,801          25,164          10,104              269
                                                       -----------     ----------      ----------        --------        ---------
                                                            92,532        310,184         195,549         113,171          107,276
                                                       -----------     ----------      ----------        --------        ---------

Deferred Credits and Other Long-term Liabilities:
  Accumulated deferred income taxes                          4,742        820,444         423,050         229,893            1,639
  Accumulated deferred investment tax credits                   --         95,996          12,015           3,998               --
  Deferred contractual obligations                              --        141,497          37,712          37,357               --
  Deferred pension costs                                        --             --          37,326              --               --
  Other                                                        170        267,900          46,260          64,222           23,395
                                                       -----------     ----------      ----------        --------        ---------
                                                             4,912      1,325,837         556,363         335,470           25,034
                                                       -----------     ----------      ----------        --------        ---------

    Total Capitalization and Liabilities               $ 2,572,084     $4,727,557      $2,094,514        $852,662        $ 167,303
                                                       ===========     ==========      ==========        ========        =========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




           NORTHEAST UTILITIES AND SUBSIDIARIES

             Consolidating Balance Sheet (a)
              Capitalization and Liabilities
                    December 31, 2001
                  (Thousands of Dollars)

                                                     Holyoke
                                                   Water Power    Northeast
                                                     Company      Utilities
                                                  (consolidated)   Service
                                                        (b)        Company
                                                   -------------  ---------
Capitalization:
  Common shareholders' equity:
   Common shares                                     $   2,400     $      --
   Capital surplus, paid in                              6,000             1
   Deferred contribution plan - employee stock
     ownership plan                                         --            --
   Retained earnings                                    (1,233)           --
   Accumulated other comprehensive (loss)/ income           (5)           --
  Treasury stock                                            --            --
                                                     ---------     ---------
    Total common shareholders' equity                    7,162             1
  Preferred stock not subject to mandatory
    redemption                                              --            --
  Advances from Northeast Utilities                      9,600            --
  Long-term debt                                            --            --
                                                     ---------     ---------
    Total capitalization                                16,762             1
                                                     ---------     ---------

Rate Reduction Bonds                                        --            --
                                                     ---------     ---------

Obligations Under Capital Leases                            --            25
                                                     ---------     ---------

Current Liabilities:
  Notes payable to banks                                    --            --
  Notes payable to affiliated company                       --       274,100
  Long-term debt - current portion                          --            --
  Obligations under capital leases - current
   portion                                                  --             6
  Accounts payable                                       4,755        44,564
  Accounts payable to affiliated companies               1,785        21,058
  Accrued taxes                                             --            --
  Accrued interest                                          12            38
  Other                                                     38        16,395
                                                     ---------     ---------
                                                         6,590       356,161
                                                     ---------     ---------

Deferred Credits and Other Long-term Liabilities:
  Accumulated deferred income taxes                        969            --
  Accumulated deferred investment tax credits               --            --
  Deferred contractual obligations                          --            --
  Deferred pension costs                                    --            --
  Other                                                  4,125        92,685
                                                     ---------     ---------
                                                         5,094        92,685
                                                     ---------     ---------

    Total Capitalization and Liabilities             $  28,446     $ 448,872
                                                     =========     =========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

           NORTHEAST UTILITIES AND SUBSIDIARIES

             Consolidating Balance Sheet (a)
              Capitalization and Liabilities
                    December 31, 2001
                  (Thousands of Dollars)

                                                   Northeast
                                                    Nuclear    North Atlantic       The       The Rocky
                                                    Energy     Energy Service   Quinnehtuk   River Realty
                                                    Company     Corporation       Company      Company
                                                   ---------   --------------   ----------   ------------
Capitalization:
  Common shareholders' equity:
   Common shares                                    $      15     $       1      $     350     $      10
   Capital surplus, paid in                            15,350             9            155            --
   Deferred contribution plan - employee stock
     ownership plan                                        --            --             --            --
   Retained earnings                                      851             4         (3,092)          674
   Accumulated other comprehensive (loss)/ income        (121)           --             --            --
  Treasury stock                                           --            --             --            --
                                                    ---------     ---------      ---------     ---------
    Total common shareholders' equity                  16,095            14         (2,587)          684
  Preferred stock not subject to mandatory
    redemption                                             --            --             --            --
  Advances from Northeast Utilities                        --            --             --            --
  Long-term debt                                           --            --             --         7,866
                                                    ---------     ---------      ---------     ---------
    Total capitalization                               16,095            14         (2,587)        8,550
                                                    ---------     ---------      ---------     ---------

Rate Reduction Bonds                                       --            --             --            --
                                                    ---------     ---------      ---------     ---------

Obligations Under Capital Leases                           --            --             --            --
                                                    ---------     ---------      ---------     ---------

Current Liabilities:
  Notes payable to banks                                   --            --             --            --
  Notes payable to affiliated company                      --            --          3,700        25,300
  Long-term debt - current portion                         --            --             --         2,412
  Obligations under capital leases - current
   portion                                                 --            --             --            --
  Accounts payable                                      5,237        15,718             --            --
  Accounts payable to affiliated companies              5,575         6,103              9         2,018
  Accrued taxes                                            --            --            200            --
  Accrued interest                                         --            --             --           156
  Other                                                 1,073         8,163             --         1,310
                                                    ---------     ---------      ---------     ---------
                                                       11,885        29,984          3,909        31,196
                                                    ---------     ---------      ---------     ---------

Deferred Credits and Other Long-term Liabilities:
  Accumulated deferred income taxes                        --            --             --         2,350
  Accumulated deferred investment tax credits             963            --             --            --
  Deferred contractual obligations                         --            --             --            --
  Deferred pension costs                               49,440        35,108             --            --
  Other                                                16,017         4,204            256        19,453
                                                    ---------     ---------      ---------     ---------
                                                       66,420        39,312            256        21,803
                                                    ---------     ---------      ---------     ---------

    Total Capitalization and Liabilities            $  94,400     $  69,310      $   1,578     $  61,549
                                                    =========     =========      =========     =========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.



           NORTHEAST UTILITIES AND SUBSIDIARIES

             Consolidating Balance Sheet (a)
              Capitalization and Liabilities
                    December 31, 2001
                  (Thousands of Dollars)

                                                                                          NU
                                                    Yankee Energy    Charter Oak     Enterprises,
                                                     Systems, Inc.   Energy, Inc.        Inc.
                                                    (consolidated)  (consolidated)  (consolidated)
                                                         (b)              (b)            (b)        Eliminations     Consolidated
                                                    --------------  --------------  --------------  ------------     ------------
Capitalization:
  Common shareholders' equity:
   Common shares                                     $        --     $        --     $        --     $    91,368     $    744,453
   Capital surplus, paid in                              484,888          75,944         212,735       1,492,322        1,107,609
   Deferred contribution plan - employee stock
     ownership plan                                           --              --              --              --         (101,809)
   Retained earnings                                      25,048         (64,147)        (64,925)        410,916          678,460
   Accumulated other comprehensive (loss)/ income         (1,363)             --         (31,416)        (32,374)         (32,470)
  Treasury stock                                              --              --              --              --         (278,603)
                                                     -----------     -----------     -----------     -----------     ------------
    Total common shareholders' equity                    508,573          11,797         116,394       1,962,232        2,117,640
  Preferred stock not subject to mandatory
    redemption                                                --              --              --              --          116,200
  Advances from Northeast Utilities                           --              --          33,502          43,102               --
  Long-term debt                                         152,908              --         441,979              --        2,292,556
                                                     -----------     -----------     -----------     -----------     ------------
    Total capitalization                                 661,481          11,797         591,875       2,005,334        4,526,396
                                                     -----------     -----------     -----------     -----------     ------------

Rate Reduction Bonds                                          --              --              --              --        2,018,351
                                                     -----------     -----------     -----------     -----------     ------------

Obligations Under Capital Leases                              --              --              --          84,928           16,794
                                                     -----------     -----------     -----------     -----------     ------------

Current Liabilities:
  Notes payable to banks                                  50,000              --              --              --          290,500
  Notes payable to affiliated company                      5,200              --         189,000         529,501               --
  Long-term debt - current portion                         1,050              --          24,000              --           50,462
  Obligations under capital leases - current
   portion                                                    --              --              --          23,989              745
  Accounts payable                                        25,004              93         311,710         (47,225)         669,545
  Accounts payable to affiliated companies                 1,518          11,913           8,195         193,328               --
  Accrued taxes                                            7,825             381             794          24,041           26,203
  Accrued interest                                         3,514              --           7,801             352           35,659
  Other                                                    7,166              --          45,338           1,308          160,532
                                                     -----------     -----------     -----------     -----------     ------------
                                                         101,277          12,387         586,838         725,294        1,233,646
                                                     -----------     -----------     -----------     -----------     ------------

Deferred Credits and Other Long-term Liabilities:
  Accumulated deferred income taxes                       67,336              --              --          59,029        1,491,394
  Accumulated deferred investment tax credits              7,099              --              --              --          120,071
  Deferred contractual obligations                            --              --              --              --          216,566
  Deferred pension costs                                      --              --              --         121,875               --
  Other                                                   75,734              --          67,003          63,233          618,191
                                                     -----------     -----------     -----------     -----------     ------------
                                                         150,169              --          67,003         244,137        2,446,222
                                                     -----------     -----------     -----------     -----------     ------------

    Total Capitalization and Liabilities             $   912,927     $    24,184     $ 1,245,716     $ 3,059,693     $ 10,241,409
                                                     ===========     ===========     ===========     ===========     ============

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

         NORTHEAST UTILITIES AND SUBSIDIARIES
        Consolidating Statement of Income (a)
             Year Ended December 31, 2001
                (Thousands of Dollars)

                                                                    The                            Western
                                                                 Connecticut    Public Service  Massachusetts
                                                                  Light and       Company of      Electric
                                                  Northeast     Power Company   New Hampshire      Company      North Atlantic
                                                  Utilities    (consolidated)   (consolidated)  (consolidated)      Energy
                                                   (parent)          (b)              (b)             (b)        Corporation
                                                  ---------    --------------   --------------  --------------  --------------
Operating Revenues                                $      --      $ 2,646,123      $ 1,171,686      $ 478,869      $ 656,147
                                                  ---------      -----------      -----------      ---------      ---------
Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power            --        1,514,418          713,668        315,903         14,402
    Other                                            11,847          310,477          124,123         66,458         40,838
  Maintenance                                            21          106,228           56,276         19,635         12,045
  Depreciation                                           --           96,212           39,741         13,818        511,172
  Amortization of regulatory assets, net                 --          746,693           65,445        131,876         28,367
  Federal and state income taxes                    (10,997)          88,218           32,054          9,796         18,804
  Taxes other than income taxes                          49          130,656           38,375         13,065          7,333
  Gain on sale of utility plant                          --         (521,590)            (590)      (119,775)            --
                                                  ---------      -----------      -----------      ---------      ---------
          Total operating expenses                      920        2,471,312        1,069,092        450,776        632,961
                                                  ---------      -----------      -----------      ---------      ---------

Operating (Loss)/Income                                (920)         174,811          102,594         28,093         23,186
                                                  ---------      -----------      -----------      ---------      ---------

Other Income/(Loss):
  Equity in earnings of subsidiaries                188,783               --               --             --             --
  Equity in earnings of regional nuclear
     generating and transmission companies            2,079            1,128              473            290             --
  Gain related to Millstone sale                    147,935           29,461           25,924             22             --
  Loss on share repurchase contracts                (35,394)              --               --             --             --
  Other, net                                          8,784           25,315           10,246         (1,362)        (1,905)
  Minority interest in loss of subsidiary                --           (3,100)              --             --             --
  Deferred nuclear plant return-other funds              --               --               --             --            263
  Income taxes                                      (35,061)           3,317           (6,517)         3,236         (5,491)
                                                  ---------      -----------      -----------      ---------      ---------
          Other income/(loss), net                  277,126           56,121           30,126          2,186         (7,133)
                                                  ---------      -----------      -----------      ---------      ---------

          Income before interest charges            276,206          230,932          132,720         30,279         16,053
                                                  ---------      -----------      -----------      ---------      ---------

Interest Charges:
  Interest on long-term debt                         24,191           59,724           30,201          5,325          4,693
  Interest on rate reduction bonds                       --           60,644           20,721          6,251             --
  Other interest                                      8,505              761               22          3,735          7,432
  Deferred interest-nuclear plants                       --               --               --             --           (247)
                                                  ---------      -----------      -----------      ---------      ---------
          Interest charges, net                      32,696          121,129           50,944         15,311         11,878
                                                  ---------      -----------      -----------      ---------      ---------

Income/(loss) before cumulative effect of
  accounting change, net of tax benefit             243,510          109,803           81,776         14,968          4,175
Cumulative effect of accounting change,
  net of tax benefit                                     --               --               --             --             --
                                                  ---------      -----------      -----------      ---------      ---------

Net Income/(Loss)                                 $ 243,510      $   109,803      $    81,776      $  14,968      $   4,175
                                                  =========      ===========      ===========      =========      =========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




         NORTHEAST UTILITIES AND SUBSIDIARIES
        Consolidating Statement of Income (a)
             Year Ended December 31, 2001
                (Thousands of Dollars)

                                                   Holyoke
                                                 Water Power
                                                  Company
                                                (consolidated)
                                                     (b)
                                                 -------------
Operating Revenues                                  $55,197
                                                    -------
Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power        27,988
    Other                                             8,938
  Maintenance                                         7,030
  Depreciation                                        2,106
  Amortization of regulatory assets, net                 --
  Federal and state income taxes                      3,145
  Taxes other than income taxes                         546
  Gain on sale of utility plant                          --
                                                    -------
          Total operating expenses                   49,753
                                                    -------

Operating (Loss)/Income                               5,444
                                                    -------

Other Income/(Loss):
  Equity in earnings of subsidiaries                     --
  Equity in earnings of regional nuclear
     generating and transmission companies               --
  Gain related to Millstone sale                         --
  Loss on share repurchase contracts                     --
  Other, net                                            383
  Minority interest in loss of subsidiary                --
  Deferred nuclear plant return-other funds              --
  Income taxes                                          545
                                                    -------
          Other income/(loss), net                      928
                                                    -------

          Income before interest charges              6,372
                                                    -------

Interest Charges:
  Interest on long-term debt                          1,709
  Interest on rate reduction bonds                       --
  Other interest                                        287
  Deferred interest-nuclear plants                       --
                                                    -------
          Interest charges, net                       1,996
                                                    -------

Income/(loss) before cumulative effect of
  accounting change, net of tax benefit               4,376
Cumulative effect of accounting change,
  net of tax benefit                                     --
                                                    -------

Net Income/(Loss)                                   $ 4,376
                                                    =======

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

         NORTHEAST UTILITIES AND SUBSIDIARIES
        Consolidating Statement of Income (a)
             Year Ended December 31, 2001
                (Thousands of Dollars)


                                                 Northeast    Northeast
                                                 Utilities     Nuclear     North Atlantic        The        The Rocky
                                                  Service       Energy      Energy Service   Quinnehtuk   River Realty
                                                  Company      Company       Corporation       Company      Company
                                                 ---------    ----------   ---------------   ----------   ------------
Operating Revenues                              $ 304,802      $ 126,749      $ 155,436         $ 204      $ 6,389
                                                ---------      ---------      ---------         -----      -------
Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power          --             --          8,243            --           --
    Other                                         263,152         70,306        103,885            17          754
  Maintenance                                      12,403         51,054         38,078            --           --
  Depreciation                                     10,831            206             --            54        2,445
  Amortization of regulatory assets, net               --             --             --            --           --
  Federal and state income taxes                   (1,210)        (1,654)          (308)          (50)          (5)
  Taxes other than income taxes                    11,342          5,588          4,821           125        1,381
  Gain on sale of utility plant                        --             --             --            --           --
                                                ---------      ---------      ---------         -----      -------
          Total operating expenses                296,518        125,500        154,719           146        4,575
                                                ---------      ---------      ---------         -----      -------

Operating (Loss)/Income                             8,284          1,249            717            58        1,814
                                                ---------      ---------      ---------         -----      -------

Other Income/(Loss):
  Equity in earnings of subsidiaries                   --             --             --            --           --
  Equity in earnings of regional nuclear
     generating and transmission companies             --             --             --            --           --
  Gain related to Millstone sale                       --             --             --            --           --
  Loss on share repurchase contracts                   --             --             --            --           --
  Other, net                                       (7,736)          (383)          (600)           (4)          40
  Minority interest in loss of subsidiary              --             --             --            --           --
  Deferred nuclear plant return-other funds            --             --             --            --           --
  Income taxes                                         --             --             --            --           --
                                                ---------      ---------      ---------         -----      -------
          Other income/(loss), net                 (7,736)          (383)          (600)           (4)          40
                                                ---------      ---------      ---------         -----      -------

          Income before interest charges              548            866            117            54        1,854
                                                ---------      ---------      ---------         -----      -------

Interest Charges:
  Interest on long-term debt                           --             98             --            --          954
  Interest on rate reduction bonds                     --             --             --            --           --
  Other interest                                      548            355            116           147          900
  Deferred interest-nuclear plants                     --             --             --            --           --
                                                ---------      ---------      ---------         -----      -------
          Interest charges, net                       548            453            116           147        1,854
                                                ---------      ---------      ---------         -----      -------

Income/(loss) before cumulative effect of
  accounting change, net of tax benefit                --            413              1           (93)          --
Cumulative effect of accounting change,
  net of tax benefit                                   --             --             --            --           --
                                                ---------      ---------      ---------         -----      -------

Net Income/(Loss)                               $      --      $     413      $       1         $ (93)     $    --
                                                =========      =========      =========         =====      =======

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




         NORTHEAST UTILITIES AND SUBSIDIARIES
        Consolidating Statement of Income (a)
             Year Ended December 31, 2001
                (Thousands of Dollars)


                                                                                     NU
                                                Yankee Energy   Charter Oak      Enterprises,
                                                System, Inc.    Energy, Inc.         Inc.
                                               (consolidated)  (consolidated)  (consolidated)
                                                    (b)             (b)              (b)         Eliminations     Consolidated
                                                -------------  --------------  --------------   -------------     ------------
Operating Revenues                                $ 380,223        $  --         $ 2,975,996      $ 2,083,996      $ 6,873,826
                                                  ---------        -----         -----------      -----------      -----------
Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power       218,585           --           2,673,379          945,244        4,541,342
    Other                                            57,277         (158)            187,394          472,250          773,058
  Maintenance                                         7,969           --              55,783          107,562          258,961
  Depreciation                                       26,578           --               6,917          509,069          201,013
  Amortization of regulatory assets, net              7,761           --               1,267           (1,628)         983,037
  Federal and state income taxes                     11,191         (309)             (2,629)          12,782          133,264
  Taxes other than income taxes                      14,787           --              12,855           21,726          219,197
  Gain on sale of utility plant                          --           --                  --               --         (641,956)
                                                  ---------        -----         -----------      -----------      -----------
          Total operating expenses                  344,148         (467)          2,934,966        2,067,005        6,467,916
                                                  ---------        -----         -----------      -----------      -----------

Operating (Loss)/Income                              36,075          467              41,030           16,991          405,910
                                                  ---------        -----         -----------      -----------      -----------

Other Income/(Loss):
  Equity in earnings of subsidiaries                     --           --                  --          188,783               --
  Equity in earnings of regional nuclear
     generating and transmission companies               --           --                  --               --            3,970
  Gain related to Millstone sale                         --           --                  --           14,000          189,343
  Loss on share repurchase contracts                     --           --                  --               --          (35,394)
  Other, net                                          4,193          535              (2,877)           2,083           32,546
  Minority interest in loss of subsidiary                --           --                  --               --           (3,100)
  Deferred nuclear plant return-other funds              --           --                  --               --              262
  Income taxes                                         (378)         (71)               (269)              --          (40,688)
                                                  ---------        -----         -----------      -----------      -----------
          Other income/(loss), net                    3,815          464              (3,146)         204,866          146,939
                                                  ---------        -----         -----------      -----------      -----------

          Income before interest charges             39,890          931              37,884          221,857          552,849
                                                  ---------        -----         -----------      -----------      -----------

Interest Charges:
  Interest on long-term debt                         12,855           --               7,396               98          147,049
  Interest on rate reduction bonds                       --           --                  --               --           87,616
  Other interest                                        760           --              33,111           11,686           44,993
  Deferred interest-nuclear plants                       --           --                  --             (247)              --
                                                  ---------        -----         -----------      -----------      -----------
          Interest charges, net                      13,615           --              40,507           11,537          279,658
                                                  ---------        -----         -----------      -----------      -----------

Income/(loss) before cumulative effect of
  accounting change, net of tax benefit              26,275          931              (2,623)         210,320          273,191
Cumulative effect of accounting change,
  net of tax benefit                                   (447)          --             (21,985)              --          (22,432)
                                                  ---------        -----         -----------      -----------      -----------

Net Income/(Loss)                                 $  25,828        $ 931         $   (24,608)     $   210,320      $   250,759
                                                  =========        =====         ===========      ===========      ===========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                       The                          Western
                                                                   Connecticut    Public Service  Massachusetts
                                                                    Light and       Company of      Electric
                                                     Northeast    Power Company   New Hampshire      Company      North Atlantic
                                                     Utilities   (consolidated)   (consolidated)  (consolidated)      Energy
                                                      (parent)         (b)              (b)             (b)        Corporation
                                                     ---------   --------------   --------------  --------------  --------------
Balance at beginning of period                       $ 495,873      $ 243,197        $ 123,177      $  62,952      $     (41)

Additions:
  Net income/(loss)                                    243,510        109,803           81,776         14,968          4,175

  Tax benefit for 1993-1999 from
    reduction of NU losses                                  --             --               --             --          5,859
                                                     ---------      ---------        ---------      ---------      ---------
                                                       739,383        353,000          204,953         77,920          9,993
                                                     ---------      ---------        ---------      ---------      ---------

Deductions:
  Dividends declared:
    Preferred stock (at required annual rates):
      The Connecticut Light and Power Company               --          5,559               --             --             --
      Western Massachusetts Electric Company                --             --               --            404             --
      Public Service Company of New Hampshire               --             --            1,286             --             --
    Common shares:
      $7.92 per share                                       --         60,072               --             --             --
      $69,587.622 per share                                 --             --           27,000             --             --
      $42.3616 per share                                    --             --               --         22,000             --
      $.45 per share                                    60,923             --               --             --             --
      $11,000.00 per share                                  --             --               --             --         11,000

  Allocation of benefits-ESOP                               --            468              248             94             --
                                                     ---------      ---------        ---------      ---------      ---------
               Total deductions                         60,923         66,099           28,534         22,498         11,000
                                                     ---------      ---------        ---------      ---------      ---------

Balance at end of period                             $ 678,460      $ 286,901        $ 176,419      $  55,422      $  (1,007)
                                                     =========      =========        =========      =========      =========


                      NORTHEAST UTILITIES AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                     Holyoke
                                                  Water Power        Northeast
                                                     Company          Nuclear
                                                  (consolidated)       Energy
                                                       (b)            Company
                                                  --------------     ---------
Balance at beginning of period                       $  (5,607)      $     438

Additions:
  Net income/(loss)                                      4,376             413

  Tax benefit for 1993-1999 from
    reduction of NU losses                                  --              --
                                                     ---------       ---------
                                                        (1,231)            851
                                                     ---------       ---------

Deductions:
  Dividends declared:
    Preferred stock (at required annual rates):
      The Connecticut Light and Power Company               --              --
      Western Massachusetts Electric Company                --              --
      Public Service Company of New Hampshire               --              --
    Common shares:
      $7.92 per share                                       --              --
      $69,587.622 per share                                 --              --
      $42.3616 per share                                    --              --
      $.45 per share                                        --              --
      $11,000.00 per share                                  --              --

  Allocation of benefits-ESOP                                2              --
                                                     ---------       ---------
               Total deductions                              2              --
                                                     ---------       ---------

Balance at end of period                             $  (1,233)      $     851
                                                     =========       =========


                      NORTHEAST UTILITIES AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                        The                            Western
                                                                    Connecticut    Public Service  Massachusetts
                                                                     Light and       Company of      Electric
                                                    Northeast      Power Company   New Hampshire      Company      North Atlantic
                                                    Utilities     (consolidated)   (consolidated)  (consolidated)      Energy
                                                     (parent)           (b)              (b)             (b)        Corporation
                                                   ----------     --------------   --------------  --------------  --------------
Balance at beginning of period                     $   942,144      $ 413,192         $ 424,909       $  94,010       $ 160,999

Repurchase of common stock                                  --             --          (259,999)        (12,990)       (124,999)
Capital contribution from Northeast Utilities               --             --                --              --              --
Dividends declared on common shares
  at $25,000.00 per share                                   --             --                --              --              --
  at $55,000.00 per share                                   --             --                --              --              --
Premium on Capital Stock - Issuance                      1,207             --                --              --              --
Additional paid in capital - ESOP shares                (2,296)            --                --              --              --
Common share issuance & retirements
  expenses, net of amortization                          2,118            826                90           1,204              --
Repurchase of common shares from share
  purchase arrangements                                164,436             --                --              --              --
                                                   -----------      ---------         ---------       ---------       ---------

Balance at end of period                           $ 1,107,609      $ 414,018         $ 165,000       $  82,224       $  36,000
                                                   ===========      =========         =========       =========       =========

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




                      NORTHEAST UTILITIES AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)


                                                   Holyoke
                                                 Water Power      Northeast
                                                   Company        Utilities
                                                (consolidated)     Energy
                                                      (b)          Company
                                                --------------    ---------
Balance at beginning of period                     $   6,000      $       1

Repurchase of common stock                                --             --
Capital contribution from Northeast Utilities             --             --
Dividends declared on common shares
  at $25,000.00 per share                                 --             --
  at $55,000.00 per share                                 --             --
Premium on Capital Stock - Issuance                       --             --
Additional paid in capital - ESOP shares                  --             --
Common share issuance & retirements
  expenses, net of amortization                           --             --
Repurchase of common shares from share
  purchase arrangements                                   --             --
                                                   ---------      ---------

Balance at end of period                           $   6,000      $       1
                                                   =========      =========

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)



                                                    North Atlantic      The          The Rocky
                                                    Energy Service   Quinnehtuk     River Realty
                                                      Corporation     Company         Company
                                                    --------------   ----------     ------------
Balance at beginning of period                        $       3       $  (2,999)      $     674

Additions:
  Net income/(loss)                                           1             (93)             --

  Tax benefit for 1993-1999 from
    reduction of NU losses                                   --              --              --
                                                      ---------       ---------       ---------
                                                              4          (3,092)            674
                                                      ---------       ---------       ---------

Deductions:
  Dividends declared:
    Preferred stock (at required annual rates):
      The Connecticut Light and Power Company                --              --              --
      Western Massachusetts Electric Company                 --              --              --
      Public Service Company of New Hampshire                --              --              --
    Common shares:
      $7.92 per share                                        --              --              --
      $69,587.622 per share                                  --              --              --
      $42.3616 per share                                     --              --              --
      $.45 per share                                         --              --              --
      $11,000.00 per share                                   --              --              --

  Allocation of benefits-ESOP                                --              --              --
                                                      ---------       ---------       ---------
               Total deductions                              --              --              --
                                                      ---------       ---------       ---------

Balance at end of period                              $       4       $  (3,092)      $     674
                                                      =========       =========       =========


                      NORTHEAST UTILITIES AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                                         NU
                                                  Yankee Energy     Charter Oak     Enterprises,
                                                   System, Inc.     Energy, Inc.         Inc.
                                                  (consolidated)   (consolidated)  (consolidated)
                                                       (b)              (b)              (b)       Eliminations   Consolidated
                                                   -------------   --------------  --------------  -------------  ------------
Balance at beginning of period                       $    (733)      $ (65,078)      $ (40,183)      $ 315,801      $ 495,873

Additions:
  Net income/(loss)                                     25,828             931         (24,608)        210,320        250,759

  Tax benefit for 1993-1999 from
    reduction of NU losses                                  --              --              --           5,859             --
                                                     ---------       ---------       ---------       ---------      ---------
                                                        25,095         (64,147)        (64,791)        531,980        746,632
                                                     ---------       ---------       ---------       ---------      ---------

Deductions:
  Dividends declared:
    Preferred stock (at required annual rates):
      The Connecticut Light and Power Company               --              --              --              --          5,559
      Western Massachusetts Electric Company                --              --              --              --            404
      Public Service Company of New Hampshire               --              --              --              --          1,286
    Common shares:
      $7.92 per share                                       --              --              --          60,072             --
      $69,587.622 per share                                 --              --              --          27,000             --
      $42.3616 per share                                    --              --              --          22,000             --
      $.45 per share                                        --              --              --              --         60,923
      $11,000.00 per share                                  --              --              --          11,000             --

  Allocation of benefits-ESOP                               47              --             134             992             --
                                                     ---------       ---------       ---------       ---------      ---------
               Total deductions                             47              --             134         121,064         68,172
                                                     ---------       ---------       ---------       ---------      ---------

Balance at end of period                             $  25,048       $ (64,147)      $ (64,925)      $ 410,916      $ 678,460
                                                     =========       =========       =========       =========      =========



                      NORTHEAST UTILITIES AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)


                                                  Northeast
                                                   Nuclear    North Atlantic       The
                                                   Energy     Energy Service    Quinnehtuk
                                                   Company      Corporation       Company
                                                 -----------  -------------     ------------
Balance at beginning of period                     $  15,350      $       9      $     155

Repurchase of common stock                                --             --             --
Capital contribution from Northeast Utilities             --             --             --
Dividends declared on common shares
  at $25,000.00 per share                                 --             --             --
  at $55,000.00 per share                                 --             --             --
Premium on Capital Stock - Issuance                       --             --             --
Additional paid in captial - ESOP shares                  --             --             --
Common share issuance & retirements
  expenses, net of amortization                           --             --             --
Repurchase of common shares from share
  purchase arrangements                                   --             --             --
                                                   ---------      ---------      ---------

Balance at end of period                           $  15,350      $       9      $     155
                                                   =========      =========      =========

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.





                      NORTHEAST UTILITIES AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                                       NU
                                                Yankee Energy    Charter Oak     Enterprises,
                                                 System, Inc.    Energy, Inc.         Inc.
                                                (consolidated)  (consolidated)  (consolidated)
                                                     (b)             (b)              (b)        Eliminations       Consolidated
                                                --------------  --------------  --------------   -------------      ------------
Balance at beginning of period                     $ 484,888      $  83,944       $ 155,510       $ 1,838,968       $   942,144

Repurchase of common stock                                --             --         (75,000)         (472,989)               --
Capital contribution from Northeast Utilities             --             --         103,425           103,425                --
Dividends declared on common shares
  at $25,000.00 per share                                 --         (2,500)             --            (2,500)               --
  at $55,000.00 per share                                 --         (5,500)             --            (5,500)               --
Premium on Capital Stock - Issuance                       --             --              --                --             1,207
Additional paid in captial - ESOP shares                  --             --              --                --            (2,296)
Common share issuance & retirements
  expenses, net of amortization                           --             --              --             2,118             2,118
Repurchase of common shares from share
  purchase arrangements                                   --             --              --                --           164,436
                                                   ---------      ---------       ---------       -----------       -----------

Balance at end of period                           $ 484,888      $  75,944       $ 183,935       $ 1,463,522       $ 1,107,609
                                                   =========      =========       =========       ===========       ===========

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                                                                      Western
                                                                               Connecticut       Public Service    Massachusetts
                                                                                Light and         Company of         Electric
                                                                Northeast      Power Company     New Hampshire       Company
                                                                Utilities      (consolidated)    (consolidated)    (consolidated)
                                                                (parent)            (b)               (b)               (b)
                                                               -----------     --------------    --------------    --------------
Operating Activities:
  Income/(Loss) before extraordinary loss                      $   243,510       $   109,803       $    81,776       $    14,968
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                        --            96,212            39,741            13,818
    Deferred income taxes and investment tax credits, net             (233)         (144,559)          195,422             5,281
    Amortization of recoverable energy costs                            --             5,162           (21,234)            3,179
    Amortization of regulatory assets, net                              --           746,693            65,445           131,876
    (Gain)/loss on sale of utility plant                                --          (521,590)             (590)         (119,775)
    Cumulative effect of accounting change                              --                --                --                --
    Allocation of ESOP benefits                                         --              (468)             (248)              (94)
    Equity in earnings of subsidiary companies                    (188,783)               --                --                --
    Cash dividends received from subsidiary companies              120,072                --                --                --
   Accumulated comprehensive income - hedging derivatives               --                --                --                --
    Net other sources/(uses) of cash                                 3,169          (137,616)          (82,908)           (1,958)
    Changes in working capital:
      Receivables and accrued utility revenues, net                (17,492)         (144,419)            3,212            15,017
      Fuel, materials and supplies                                      --             3,247           (13,287)              149
      Accounts payable                                              25,788           (58,400)          (48,888)            4,043
      Accrued taxes                                                   (886)            1,922             1,624            (4,780)
      Investments in securitizable assets                               --            61,779                --                --
      Unrealized gains on mark-to-market transactions                   --                --                --                --
      Other working capital (excludes cash)                         (2,705)           26,440            31,095             3,204
                                                               -----------       -----------       -----------       -----------
Net cash flows provided by/(used in) operating activities          182,440            44,206           251,160            64,928
                                                               -----------       -----------       -----------       -----------

Investing Activities:
  Investment in regulated plant:
    Electric and other utility plant                                    --          (237,423)          (92,626)          (30,921)
    Nuclear fuel                                                        --            (1,992)              (37)             (140)
                                                               -----------       -----------       -----------       -----------
  Net cash flows used for investments in regulated plant                --          (239,415)          (92,663)          (31,061)
  Investment in NU system Money Pool                               (30,400)          (39,200)               --                --
  Investment in subsidiaries                                       363,631                --                --                --
  Investment in nuclear decommissioning trusts                          --           (74,866)             (137)          (23,037)
  Investments in competitive energy assets                              --                --                --                --
  Net proceeds from the sale of utility plant                           --           827,692            24,888           175,154
  Other investment activities, net                                   1,415           (10,164)          (30,906)              817
  Payment for the purchase of SENY, net of cash acquired                --                --                --                --
  Buyout/buydown of IPP contracts                                       --        (1,029,008)          (48,164)          (80,000)
                                                               -----------       -----------       -----------       -----------
Net cash flows provided by/(used in) by investing activities       334,646          (564,961)         (146,982)           41,873
                                                               -----------       -----------       -----------       -----------

Financing Activities:
  Issuance of rate reduction bonds                                      --         1,438,400           525,000           155,000
  Retirement of rate reduction bonds                                    --           (79,747)          (17,619)           (2,683)
  Repurchase of common shares                                     (291,789)               --          (260,000)          (15,000)
  Issuance of common shares                                          1,751                --                --                --
  Issuance of long-term debt                                       263,000                --           287,485                --
  Net (decrease)/increase in short-term debt                      (396,000)         (115,000)           83,500           (51,400)
  Reacquisitions and retirements of long-term debt                 (21,000)         (416,155)         (287,485)         (100,000)
  Reacquisitions and retirements of preferred stock                     --                --           (24,268)          (36,500)
  Retirement of monthly income preferred securities                     --          (100,000)               --                --
  Retirement of capital lease obligation                                --          (145,800)               --           (34,200)
  Advance from parent                                                   --                --                --                --
  Cash dividends on preferred stock                                     --            (5,559)           (1,286)             (404)
  Cash dividends on common shares                                  (60,923)          (60,072)          (27,000)          (22,000)
  Buydown of capital lease obligation                                   --                --          (497,508)               --
  Capital contributions from Northeast Utilities                        --                --                --                --
                                                               -----------       -----------       -----------       -----------
Net cash flows (used in)/provided financing activities            (504,961)          516,067          (219,181)         (107,187)
                                                               -----------       -----------       -----------       -----------

Net increase/(decrease) in cash for the period                      12,125            (4,688)         (115,003)             (386)
Cash and cash equivalents - beginning of period                      1,058             5,461           116,482               985
                                                               -----------       -----------       -----------       -----------
Cash and cash equivalents - end of period                      $    13,183       $       773       $     1,479       $       599
                                                               ===========       ===========       ===========       ===========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                         $    35,453       $   120,645       $    47,369       $    17,939
                                                               ===========       ===========       ===========       ===========
  Income taxes                                                 $    32,126       $   230,144       $  (168,021)      $     6,314
                                                               ===========       ===========       ===========       ===========
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases              $        --       $     1,754       $        --       $       411
                                                               ===========       ===========       ===========       ===========
  Seabrook Power Contracts                                     $        --       $        --       $  (517,998)      $        --
                                                               ===========       ===========       ===========       ===========

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.

(b)   See supporting statements.



                      NORTHEAST UTILITIES AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)


                                                               North        Holyoke      Northeast
                                                             Atlantic      Water Power   Utilities
                                                              Energy        Company       Service
                                                            Corporation  (consolidated)   Company
                                                                              (b)
                                                            -----------  --------------  ---------
Operating Activities:
  Income/(Loss) before extraordinary loss                    $   4,175     $   4,376     $      --
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                               511,172         2,106        10,831
    Deferred income taxes and investment tax credits, net     (185,549)          644        (7,637)
    Amortization of recoverable energy costs                        --            --            --
    Amortization of regulatory assets, net                      28,366            --            --
    (Gain)/loss on sale of utility plant                            --            --            --
    Cumulative effect of accounting change                          --            --            --
    Allocation of ESOP benefits                                     --            (2)           --
    Equity in earnings of subsidiary companies                      --            --            --
    Cash dividends received from subsidiary companies               --            --            --
   Accumulated comprehensive income - hedging derivatives           --            --            --
    Net other sources/(uses) of cash                            17,291        (8,000)       27,660
    Changes in working capital:
      Receivables and accrued utility revenues, net             41,291         1,678        82,637
      Fuel, materials and supplies                                (416)       (1,394)         (139)
      Accounts payable                                            (925)          294       (85,680)
      Accrued taxes                                                 --          (785)       (2,134)
      Investments in securitizable assets                           --            --            --
      Unrealized gains on mark-to-market transactions               --            --            --
      Other working capital (excludes cash)                     (5,541)         (469)      (16,566)
                                                             ---------     ---------     ---------
Net cash flows provided by/(used in) operating activities      409,864        (1,552)        8,972
                                                             ---------     ---------     ---------

Investing Activities:
  Investment in regulated plant:
    Electric and other utility plant                            (5,356)           --       (10,699)
    Nuclear fuel                                               (12,106)           --            --
                                                             ---------     ---------     ---------
  Net cash flows used for investments in regulated plant       (17,462)           --       (10,699)
  Investment in NU system Money Pool                            (4,400)       12,900      (139,400)
  Investment in subsidiaries                                        --            --            --
  Investment in nuclear decommissioning trusts                  (7,036)           --            --
  Investments in competitive energy assets                          --          (550)           --
  Net proceeds from the sale of utility plant                       --        17,550            --
  Other investment activities, net                                  --         1,617           445
  Payment for the purchase of SENY, net of cash acquired            --            --            --
  Buyout/buydown of IPP contracts                                   --            --            --
                                                             ---------     ---------     ---------
Net cash flows provided by/(used in) investing activities      (28,898)       31,517      (149,654)
                                                             ---------     ---------     ---------

Financing Activities:
  Issuance of rate reduction bonds                                  --            --            --
  Retirement of rate reduction bonds                                --            --            --
  Repurchase of common shares                                 (125,000)           --            --
  Issuance of common shares                                         --            --            --
  Issuance of long-term debt                                        --            --            --
  Net (decrease)/increase in short-term debt                  (110,000)           --       153,600
  Reacquisitions and retirements of long-term debt            (135,000)      (38,300)           --
  Reacquisitions and retirements of preferred stock                 --            --            --
  Retirement of monthly income preferred securities                 --            --            --
  Retirement of capital lease obligation                            --            --            --
  Advance from parent                                               --         9,600            --
  Cash dividends on preferred stock                                 --            --            --
  Cash dividends on common shares                              (11,000)           --            --
  Buydown of capital lease obligation                               --            --            --
  Capital contributions from Northeast Utilities                    --            --            --
                                                             ---------     ---------     ---------
Net cash flows (used in)/provided by financing activities     (381,000)      (28,700)      153,600
                                                             ---------     ---------     ---------

Net increase/(decrease) in cash for the period                     (34)        1,265        12,918
Cash and cash equivalents - beginning of period                    118         1,865        45,375
                                                             ---------     ---------     ---------
Cash and cash equivalents - end of period                    $      84     $   3,130     $  58,293
                                                             =========     =========     =========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                       $  15,409     $   2,546     $     (38)
                                                             =========     =========     =========
  Income taxes                                               $ 212,100     $   2,776     $  16,598
                                                             =========     =========     =========
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases            $  15,409     $      --     $      --
                                                             =========     =========     =========
  Seabrook Power Contracts                                   $ 212,100     $      --     $      --
                                                             =========     =========     =========

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.

(b)   See supporting statements.

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                              North
                                                               Northeast     Atlantic
                                                                Nuclear       Energy
                                                                Energy        Service
                                                                Company     Corporation

                                                               ---------    -----------
Operating Activities:
  Income/(Loss) before extraordinary loss                      $     413     $       1
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                     206            --
    Deferred income taxes and investment tax credits, net          3,451          (588)
    Amortization of recoverable energy costs                          --            --
    Amortization of regulatory assets, net                            --            --
    (Gain)/loss on sale of utility plant                              --            --
    Cumulative effect of accounting change                            --            --
    Allocation of ESOP benefits                                       --            --
    Equity in earnings of subsidiary companies                        --            --
    Cash dividends received from subsidiary companies                 --            --
   Accumulated comprehensive income - hedging derivatives             --            --
    Net other sources/(uses) of cash                              27,569           (93)
    Changes in working capital:
      Receivables and accrued utility revenues, net               40,134        (1,316)
      Fuel, materials and supplies                                71,358            22
      Accounts payable                                           (41,772)          397
      Accrued taxes                                                   --          (481)
      Investments in securitizable assets                             --            --
      Unrealized gains on mark-to-market transactions                 --            --
      Other working capital (excludes cash)                      (53,723)        1,168
                                                               ---------     ---------
Net cash flows provided by/(used in) operating activities         47,636          (890)
                                                               ---------     ---------

Investing Activities:
  Investment in regulated plant:
    Electric and other utility plant                                  --            --
    Nuclear fuel                                                      --            --
                                                               ---------     ---------
  Net cash flows used for investments in regulated plant              --            --
  Investment in NU system Money Pool                             (47,600)           --
  Investment in subsidiaries                                          --            --
  Investment in nuclear decommissioning trusts                        --            --
  Investments in competitive energy assets                            --            --
  Net proceeds from the sale of utility plant                         --            --
  Other investment activities, net                                    --            --
  Payment for the purchase of SENY, net of cash acquired              --            --
  Buyout/buydown of IPP contracts                                     --            --
                                                               ---------     ---------
Net cash flows provided by/(used in) investing activities        (47,600)           --
                                                               ---------     ---------

Financing Activities:
  Issuance of rate reduction bonds                                    --            --
  Retirement of rate reduction bonds                                  --            --
  Repurchase of common shares                                         --            --
  Issuance of common shares                                           --            --
  Issuance of long-term debt                                          --            --
  Net (decrease)/increase in short-term debt                          --            --
  Reacquisitions and retirements of long-term debt                    --            --
  Reacquisitions and retirements of preferred stock                   --            --
  Retirement of monthly income preferred securities                   --            --
  Retirement of capital lease obligation                              --            --
  Advance from parent                                                 --            --
  Cash dividends on preferred stock                                   --            --
  Cash dividends on common shares                                     --            --
  Buydown of capital lease obligation                                 --            --
  Capital contributions from Northeast Utilities                      --            --
                                                               ---------     ---------
Net cash flows (used in)/provided by financing activities             --            --
                                                               ---------     ---------

Net increase/(decrease) in cash for the period                        36          (890)
Cash and cash equivalents - beginning of period                       --         3,095
                                                               ---------     ---------
Cash and cash equivalents - end of period                      $      36     $   2,205
                                                               =========     =========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                         $     212     $      --
                                                               =========     =========
  Income taxes                                                 $  (3,511)    $   1,493
                                                               =========     =========
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases              $      --     $      --
                                                               =========     =========
  Seabrook Power Contracts                                     $      --     $      --
                                                               =========     =========

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.

(b)   See supporting statements.





                      NORTHEAST UTILITIES AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                              The Rocky
                                                                 The            River        Yankee Energy   Charter Oak
                                                             Quinnehtuk        Realty        System, Inc.    Energy, Inc.
                                                               Company         Company      (consolidated)  (consolidated)
                                                                                                 (b)             (b)
                                                             -----------     -----------    --------------  --------------
Operating Activities:
  Income/(Loss) before extraordinary loss                    $       (93)    $        --     $    26,275     $       931
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                      54           2,445          26,578              --
    Deferred income taxes and investment tax credits, net             (2)            918          (3,943)          2,206
    Amortization of recoverable energy costs                          --              --              --              --
    Amortization of regulatory assets, net                            --              --           7,761              --
    (Gain)/loss on sale of utility plant                              --              --              --              --
    Cumulative effect of accounting change                            --              --            (447)             --
    Allocation of ESOP benefits                                       --              --             (47)             --
    Equity in earnings of subsidiary companies                        --              --              --              --
    Cash dividends received from subsidiary companies                 --              --              --              --
   Accumulated comprehensive income - hedging derivatives             --              --              --              --
    Net other sources/(uses) of cash                                 (12)         (1,263)         22,102          11,711
    Changes in working capital:
      Receivables and accrued utility revenues, net                   --              20           5,146         (23,825)
      Fuel, materials and supplies                                    --              --            (476)             --
      Accounts payable                                               (34)             (6)        (20,153)         11,907
      Accrued taxes                                                  (32)            (32)        (10,562)            365
      Investments in securitizable assets                             --              --              --              --
      Unrealized gains on mark-to-market transactions                 --              --              --              --
      Other working capital (excludes cash)                           (1)           (913)          5,844           1,963
                                                             -----------     -----------     -----------     -----------
Net cash flows provided by/(used in) operating activities           (120)          1,169          58,078           5,258
                                                             -----------     -----------     -----------     -----------

Investing Activities:
  Investment in regulated plant:
    Electric and other utility plant                                  --          (4,045)        (47,771)             --
    Nuclear fuel                                                      --              --              --              --
                                                             -----------     -----------     -----------     -----------
  Net cash flows used for investments in regulated plant              --          (4,045)        (47,771)             --
  Investment in NU system Money Pool                                  --              --         (12,800)             --
  Investment in subsidiaries                                          --              --              --              --
  Investment in nuclear decommissioning trusts                        --              --              --              --
  Investments in competitive energy assets                            --              --              --              --
  Net proceeds from the sale of utility plant                         --              --              --              --
  Other investment activities, net                                    --               4          (5,923)             --
  Payment for the purchase of SENY, net of cash acquired              --              --              --              --
  Buyout/buydown of IPP contracts                                     --              --              --              --
                                                             -----------     -----------     -----------     -----------
Net cash flows provided by/(used in) investing activities             --          (4,041)        (66,494)             --
                                                             -----------     -----------     -----------     -----------

Financing Activities:
  Issuance of rate reduction bonds                                    --              --              --              --
  Retirement of rate reduction bonds                                  --              --              --              --
  Repurchase of common shares                                         --              --              --              --
  Issuance of common shares                                           --              --              --              --
  Issuance of long-term debt                                          --              --              --              --
  Net (decrease)/increase in short-term debt                         100           5,200           3,400              --
  Reacquisitions and retirements of long-term debt                    --          (2,223)         (1,050)             --
  Reacquisitions and retirements of preferred stock                   --              --              --              --
  Retirement of monthly income preferred securities                   --              --              --              --
  Retirement of capital lease obligation                              --              --              --              --
  Advance from parent                                                 --              --              --              --
  Cash dividends on preferred stock                                   --              --              --              --
  Cash dividends on common shares                                     --              --              --          (8,000)
  Buydown of capital lease obligation                                 --              --              --              --
  Capital contributions from Northeast Utilities                      --              --              --              --
                                                             -----------     -----------     -----------     -----------
Net cash flows (used in)/provided by financing activities            100           2,977           2,350          (8,000)
                                                             -----------     -----------     -----------     -----------

Net increase/(decrease) in cash for the period                       (20)            105          (6,066)         (2,742)
Cash and cash equivalents - beginning of period                       44              --           6,459           3,021
                                                             -----------     -----------     -----------     -----------
Cash and cash equivalents - end of period                    $        24     $       105     $       393     $       279
                                                             ===========     ===========     ===========     ===========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                       $       147     $     1,818     $    14,671     $        --
                                                             ===========     ===========     ===========     ===========
  Income taxes                                               $       (50)    $        25     $    25,895     $    (3,888)
                                                             ===========     ===========     ===========     ===========
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases            $        --     $        --     $        --     $        --
                                                             ===========     ===========     ===========     ===========
  Seabrook Power Contracts                                   $        --     $        --     $        --     $        --
                                                             ===========     ===========     ===========     ===========

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.

(b)   See supporting statements.





                      NORTHEAST UTILITIES AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)


                                                                 NU
                                                              Enterprises,
                                                                 Inc.
                                                            (consolidated)
                                                                  (b)         Eliminations    Consolidated
                                                            --------------    ------------    ------------
 Operating Activities:
   Income/(Loss) before extraordinary loss                    $    (2,623)    $   210,320     $   273,191
   Adjustments to reconcile to net cash
    provided by/(used in) operating activities:
     Depreciation                                                   6,917         509,067         201,013
     Deferred income taxes and investment tax credits, net         31,599          13,714        (116,704)
     Amortization of recoverable energy costs                          --         (10,862)         (2,031)
     Amortization of regulatory assets, net                         1,267          (1,629)        983,037
     (Gain)/loss on sale of utility plant                              --              --        (641,956)
     Cumulative effect of accounting change                       (21,985)             --         (22,432)
     Allocation of ESOP benefits                                     (134)           (994)             --
     Equity in earnings of subsidiary companies                        --        (188,783)             --
     Cash dividends received from subsidiary companies                 --         120,072              --
    Accumulated comprehensive income - hedging derivatives        (31,416)        (31,416)             --
     Net other sources/(uses) of cash                             (48,308)        (92,328)        (78,331)
     Changes in working capital:
       Receivables and accrued utility revenues, net             (153,098)        205,848        (356,863)
       Fuel, materials and supplies                                   685           4,554          55,195
       Accounts payable                                           110,812        (233,179)        130,562
       Accrued taxes                                               (2,894)          9,210         (27,885)
       Investments in securitizable assets                             --              --          61,779
       Unrealized gains on mark-to-market transactions            (45,989)        (45,989)             --
       Other working capital (excludes cash)                        8,908          80,542         (81,837)
                                                              -----------     -----------     -----------
 Net cash flows provided by/(used in) operating activities       (146,259)        548,147         376,738
                                                              -----------     -----------     -----------

 Investing Activities:
   Investment in regulated plant:
     Electric and other utility plant                                 (40)           (568)       (428,312)
     Nuclear fuel                                                      --              --         (14,275)
                                                              -----------     -----------     -----------
   Net cash flows used for investments in regulated plant             (40)           (568)       (442,587)
   Investment in NU system Money Pool                             (15,500)       (276,401)             --
   Investment in subsidiaries                                          --         363,631              --
   Investment in nuclear decommissioning trusts                        --              --        (105,076)
   Investments in competitive energy assets                       (14,818)             --         (15,368)
   Net proceeds from the sale of utility plant                         --          (3,352)      1,048,636
   Other investment activities, net                                (9,990)         (1,008)        (51,677)
   Payment for the purchase of SENY, net of cash acquired         (25,823)             --         (25,823)
   Buyout/buydown of IPP contracts                                     --          19,700      (1,176,872)
                                                              -----------     -----------     -----------
 Net cash flows provided by/(used in) investing activities        (66,171)        102,002        (768,767)
                                                              -----------     -----------     -----------

 Financing Activities:
   Issuance of rate reduction bonds                                    --              --       2,118,400
   Retirement of rate reduction bonds                                  --              --        (100,049)
   Repurchase of common shares                                    (75,000)       (475,000)       (291,789)
   Issuance of common shares                                           --              --           1,751
   Issuance of long-term debt                                     440,000         287,485         703,000
   Net (decrease)/increase in short-term debt                    (316,477)        276,401      (1,019,477)
   Reacquisitions and retirements of long-term debt                  (498)       (287,484)       (714,226)
   Reacquisitions and retirements of preferred stock                   --              --         (60,768)
   Retirement of monthly income preferred securities                   --              --        (100,000)
   Retirement of capital lease obligation                              --              --        (180,000)
   Advance from parent                                              4,702          14,302              --
   Cash dividends on preferred stock                                   --              --          (7,249)
   Cash dividends on common shares                                     --        (128,072)        (60,923)
   Buydown of capital lease obligation                                 --        (497,508)             --
   Capital contributions from Northeast Utilities                 132,225         132,225              --
                                                              -----------     -----------     -----------
 Net cash flows (used in)/provided by financing activities        184,952        (677,651)        288,670
                                                              -----------     -----------     -----------

 Net increase/(decrease) in cash for the period                   (27,478)        (27,502)       (103,359)
 Cash and cash equivalents - beginning of period                   43,555          27,502         200,017
                                                              -----------     -----------     -----------
 Cash and cash equivalents - end of period                    $    16,077     $         0     $    96,658
                                                              ===========     ===========     ===========

 Supplemental Cash Flow Information:
 Cash paid/(refunded) during the year for:
   Interest, net of amounts capitalized                       $    29,735     $    10,632     $   275,274
                                                              ===========     ===========     ===========
   Income taxes                                               $   (30,960)    $         0     $   321,041
                                                              ===========     ===========     ===========
 Increase in obligations:
   Niantic Bay Fuel Trust and other capital leases            $        --     $    15,408     $     2,166
                                                              ===========     ===========     ===========
   Seabrook Power Contracts                                   $        --     $  (305,898)    $        --
                                                              ===========     ===========     ===========

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.

(b)   See supporting statements.

       THE CONNECTICUT LIGHT AND POWER COMPANY
                 AND SUBSIDIARIES(a)
           Consolidating Balance Sheet (b)
                       Assets
                  December 31, 2001
               (Thousands of Dollars)

                                                      The
                                                   Connecticut       CL&P
                                                    Light and     Receivables     CL&P          CL&P
                                                  Power Company   Corporation  Capital,L.P.  Funding LLC  Eliminations  Consolidated
                                                  -------------   -----------  ------------  -----------  ------------  ------------
Utility Plant, at cost:
  Electric                                         $  3,127,548   $        --  $         --  $        --  $         --   $ 3,127,548
    Less: Accumulated provision for depreciation      1,236,638            --            --           --            --     1,236,638
                                                   ------------   -----------  ------------  -----------  ------------   -----------
                                                      1,890,910            --            --           --            --     1,890,910
  Construction work in progress                         134,964            --            --           --            --       134,964
  Nuclear fuel, net                                       3,299            --            --           --            --         3,299
                                                   ------------   -----------  ------------  -----------  ------------   -----------
         Total net utility plant                      2,029,173            --            --           --            --     2,029,173
                                                   ------------   -----------  ------------  -----------  ------------   -----------

Other Property and Investments:
  Nuclear decommissioning trusts, at market               6,231            --            --           --            --         6,231
  Investments in regional nuclear generating
   companies, at equity                                  34,696            --            --           --            --        34,696
  Investments in subsidiary companies, at equity         48,311            --            --           --        48,311            --
  Other, at cost                                         36,502            --            --       14,069            --        50,572
                                                   ------------   -----------  ------------  -----------  ------------   -----------
                                                        125,740            --            --       14,069        48,311        91,499
                                                   ------------   -----------  ------------  -----------  ------------   -----------

Current Assets:
  Cash                                                      610           163            --            1            --           773
  Investments in securitizable assets                   (65,150)       36,367            --           --       (65,150)       36,367
  Notes receivable from affiliated companies             77,200            --            --    1,358,653     1,358,653        77,200
  Receivables, net                                      247,801            --            --           --            --       247,801
  Accounts receivable from affiliated companies          78,568       109,856            --           --       166,291        22,134
  Unbilled revenues                                       7,492            --            --           --            --         7,492
  Fuel, materials, and supplies, at average cost         33,085            --            --           --            --        33,085
  Prepayments and other                                  17,703            --            --           --            --        17,703
                                                   ------------   -----------  ------------  -----------  ------------   -----------
                                                        397,309       146,386            --    1,358,654     1,459,794       442,555
                                                   ------------   -----------  ------------  -----------  ------------   -----------
Deferred Charges:
  Regulatory assets                                   1,877,191            --            --           --            --     1,877,191
  Unamortized debt expense                                6,203            --            --           --            --         6,203
  Prepaid pension                                       233,692            --            --           --            --       233,692
  Other                                                  47,244            --            --           --            --        47,244
                                                   ------------   -----------  ------------  -----------  ------------   -----------
                                                      2,164,330            --            --           --            --     2,164,330
                                                   ------------   -----------  ------------  -----------  ------------   -----------

       Total Assets                                $  4,716,552   $   146,386  $         --  $ 1,372,723  $  1,508,105   $ 4,727,557
                                                   ============   ===========  ============  ===========  ============   ===========


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: Electric Power, Incorporated, The Nutmeg Power Company and the Connecticut Steam Company.

(b)   Not covered by auditors' report.

       THE CONNECTICUT LIGHT AND POWER COMPANY
                 AND SUBSIDIARIES(a)
           Consolidating Balance Sheet (b)
           Capitalization and Liabilities
                  December 31, 2001
               (Thousands of Dollars)

                                                      The
                                                   Connecticut       CL&P
                                                    Light and     Receivables     CL&P          CL&P
                                                  Power Company   Corporation  Capital,L.P.  Funding LLC  Eliminations  Consolidated
                                                  -------------   -----------  ------------  -----------  ------------  ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                    $     75,849   $        --  $         --  $        --  $         --   $    75,849
   Capital surplus, paid in                             414,018        70,829            --        7,193        78,022       414,018
   Retained earnings                                    286,901        41,058            --           --        41,058       286,901
   Accumulated other comprehensive income                    67            --            --           --            --            67
                                                   ------------   -----------  ------------  -----------  ------------   -----------
    Total common stockholder's equity                   776,835       111,887            --        7,193       119,080       776,835

  Preferred stock not subject to mandatory
   redemption                                           116,200            --            --           --            --       116,200
  Long-term debt                                        824,349            --            --           --            --       824,349
                                                   ------------   -----------  ------------  -----------  ------------   -----------
    Total capitalization                              1,717,384       111,887            --        7,193       119,080     1,717,384
                                                   ------------   -----------  ------------  -----------  ------------   -----------

Rate Reduction Bonds                                         --            --            --    1,358,653            --     1,358,653
                                                   ------------   -----------  ------------  -----------  ------------   -----------

Obligations under Capital Leases                         15,499            --            --           --            --        15,499
                                                   ------------   -----------  ------------  -----------  ------------   -----------

Current Liabilities:
  Notes payable to affiliated companies               1,358,653            --            --           --     1,358,653            --
  Obligations under capital leases-current
   portion                                                  541            --            --           --            --           541
  Accounts payable                                      132,593            --            --           --            --       132,593
  Accounts payable to affiliated companies               85,057            --            --           --            --        85,057
  Accrued taxes                                          30,696         4,127            --           --            --        34,823
  Accrued interest                                       10,369        30,372            --           --        30,372        10,369
  Other                                                  39,923            --            --        6,877            --        46,801
                                                   ------------   -----------  ------------  -----------  ------------   -----------
                                                      1,657,832        34,499            --        6,877     1,389,025       310,184
                                                   ------------   -----------  ------------  -----------  ------------   -----------

Deferred Credits and Other Long-term
Liabilities:
  Accumulated deferred income taxes                     820,444            --            --           --            --       820,444
  Accumulated deferred investment tax credit             95,996            --            --           --            --        95,996
  Deferred contractual obligations                      141,497            --            --           --            --       141,497
  Other                                                 267,900            --            --           --            --       267,900
                                                   ------------   -----------  ------------  -----------  ------------   -----------
                                                      1,325,837            --            --           --            --     1,325,837
                                                   ------------   -----------  ------------  -----------  ------------   -----------

    Total Capitalization and Liabilities           $  4,716,552   $   146,386  $         --  $ 1,372,723  $  1,508,105   $ 4,727,557
                                                   ============   ===========  ============  ===========  ============   ===========


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: Electric Power, Incorporated, The Nutmeg Power Company and the Connecticut Steam Company.

(b)   Not covered by auditors' report.

                     THE CONNECTICUT LIGHT AND POWER COMPANY
                              AND SUBSIDIARIES (a)
                      Consolidating Statement of Income (b)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                The Connecticut       CL&P
                                                Light and Power    Receivables         CL&P            CL&P
                                                    Company        Corporation     Capital, L.P.    Funding LLC
                                                ---------------    -----------     -------------    -----------
Operating Revenues                                $ 2,646,123      $        --      $        --     $    61,239
                                                  -----------      -----------      -----------     -----------
Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power       1,514,418               --               --              --
    Other                                             309,998              479               --             595
  Maintenance                                         106,228               --               --              --
  Depreciation                                         96,212               --               --              --
  Amortization of regulatory assets                   746,693               --               --              --
  Federal and state income taxes                       88,218               --               --              --
  Taxes other than income taxes                       130,656               --               --              --
  Gain on sale of utility plant                      (521,590)              --               --              --
                                                  -----------      -----------      -----------     -----------
          Total operating expenses                  2,470,833              479               --             595
                                                  -----------      -----------      -----------     -----------

Operating Income/(Loss)                               175,290             (479)              --          60,644
                                                  -----------      -----------      -----------     -----------

Other Income/(loss):
  Equity in earnings of subsidiaries                   13,187               --               --              --
  Equity in earnings of regional nuclear
   generating companies                                 1,128               --               --              --
  Gain related to Millstone sale                       29,461               --               --              --
  Other, net                                            6,163           25,108            3,196             554
  Minority interest in loss of subsidiary              (3,100)              --               --              --
  Income taxes                                         11,999           (8,682)              --              --
                                                  -----------      -----------      -----------     -----------
          Other income/(loss), net                     58,838           16,426            3,196             554
                                                  -----------      -----------      -----------     -----------

          Income before interest charges              234,128           15,947            3,196          61,198
                                                  -----------      -----------      -----------     -----------

Interest Charges:
  Interest on long-term debt                           59,724               --               --              --
  Interest on rate reduction bonds                     60,644               --               --          61,198
  Other interest                                        3,957            2,857               --              --
                                                  -----------      -----------      -----------     -----------
          Interest charges, net                       124,325            2,857               --          61,198
                                                  -----------      -----------      -----------     -----------

Net Income                                        $   109,803      $    13,090      $     3,196     $        --
                                                  ===========      ===========      ===========     ===========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: Electric Power, Incorporated, The Nutmeg Power Company and The Connecticut Steam Company.

(b)   Not covered by auditors' report.




                     THE CONNECTICUT LIGHT AND POWER COMPANY
                              AND SUBSIDIARIES (a)
                      Consolidating Statement of Income (b)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                  Eliminations    Consolidated
                                                  ------------    ------------
Operating Revenues                                $    61,239     $ 2,646,123
                                                  -----------     -----------
Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power              --       1,514,418
    Other                                                 595         310,477
  Maintenance                                              --         106,228
  Depreciation                                             --          96,212
  Amortization of regulatory assets                        --         746,693
  Federal and state income taxes                           --          88,218
  Taxes other than income taxes                            --         130,656
  Gain on sale of utility plant                            --        (521,590)
                                                  -----------     -----------
          Total operating expenses                        595       2,471,312
                                                  -----------     -----------

Operating Income/(Loss)                                60,644         174,811
                                                  -----------     -----------

Other Income/(loss):
  Equity in earnings of subsidiaries                   13,187              --
  Equity in earnings of regional nuclear
   generating companies                                    --           1,128
  Gain related to Millstone sale                           --          29,461
  Other, net                                            9,706          25,315
  Minority interest in loss of subsidiary                  --          (3,100)
  Income taxes                                             --           3,317
                                                  -----------     -----------
          Other income/(loss), net                     22,893          56,121
                                                  -----------     -----------

          Income before interest charges               83,537         230,932
                                                  -----------     -----------

Interest Charges:
  Interest on long-term debt                               --          59,724
  Interest on rate reduction bonds                     61,198          60,644
  Other interest                                        6,053             761
                                                  -----------     -----------
          Interest charges, net                        67,251         121,129
                                                  -----------     -----------

Net Income                                        $    16,286     $   109,803
                                                  ===========     ===========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: Electric Power, Incorporated, The Nutmeg Power Company and The Connecticut Steam Company.

(b)   Not covered by auditors' report.

       THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)
  Consolidating Statement of Retained Earnings (b)
            Year Ended December 31, 2001
               (Thousands of Dollars)

                                                                                                    Research
                                         The Connecticut     CL&P                                     Park,
                                         Light and Power  Receivables      CL&P          CL&P      Incorporated
                                             Company      Corporation  Capital, L.P.  Funding LLC   (Inactive)
                                         ---------------  -----------  -------------  -----------  ------------
Balance at beginning of period           $       243,197  $    27,968  $          --  $        --  $         51

Additions:
  Net income                                     109,803       13,090          3,196           --            --
                                         ---------------  -----------  -------------  -----------  ------------
                                                 353,000       41,058          3,196           --            51
                                         ---------------  -----------  -------------  -----------  ------------

Deductions:
  Dividends declared:
    Preferred stock (at required annual
     rates)                                        5,559           --             --           --            --
    Common stock $7.92 per share                  60,072           --             --           --            --
  MIPS Partnership distribution                       --           --          3,100           --            --
  Cash distribution to The Connecticut
    Light and Power Company                           --           --             96           --            --
  Close out of retained earnings due
     to dissolving of subsidiary                      --           --             --           --            51
  Allocation of benefits-ESOP                        468           --             --           --            --
                                         ---------------  -----------  -------------  -----------  ------------
               Total deductions                   66,099           --          3,196           --            51
                                         ---------------  -----------  -------------  -----------  ------------

Balance at end of period                 $       286,901  $    41,058  $          --  $        --  $         --
                                         ===============  ===========  =============  ===========  ============


       THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)
  Consolidating Statement of Retained Earnings (b)
            Year Ended December 31, 2001
               (Thousands of Dollars)

                                         Eliminations  Consolidated
                                         ------------  ------------
Balance at beginning of period           $     28,019  $    243,197

Additions:
  Net income                                   16,286       109,803
                                         ------------  ------------
                                               44,305       353,000
                                         ------------  ------------

Deductions:
  Dividends declared:
    Preferred stock (at required annual
     rates)                                        --         5,559
    Common stock $7.92 per share                   --        60,072
  MIPS Partnership distribution                 3,100            --
  Cash distribution to The Connecticut
    Light and Power Company                        96            --
  Close out of retained earnings due
     to dissolving of subsidiary                   51            --
  Allocation of benefits-ESOP                      --           468
                                         ------------  ------------
               Total deductions                 3,247        66,099
                                         ------------  ------------

Balance at end of period                 $     41,058  $    286,901
                                         ============  ============

       THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)
Consolidating Statement of Capital Surplus, Paid In (b)
            Year Ended December 31, 2001
               (Thousands of Dollars)

                                                                                                             Research
                                           The Connecticut      CL&P                                           Park,
                                           Light and Power   Receivables       CL&P             CL&P        Incorporated
                                               Company       Corporation    Capital, L.P.    Funding LLC     (Inactive)
                                           ---------------  -------------   -------------   -------------   -------------
Balance at beginning of period              $     413,192   $      70,829   $       3,100   $          --   $          --

Close out of Capital Surplus, Paid In
   due to dissolving of subsidiary                     --              --          (3,100)             --              --

Capital contribution from The Connecticut
   Light and Power Company                             --              --              --           7,193              --

Capital stock expenses, net                           826              --              --              --              --
                                            -------------   -------------   -------------   -------------   -------------

Balance at end of period                    $     414,018   $      70,829   $          --   $       7,193   $          --
                                            =============   =============   =============   =============   =============

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: Electric Power, Incorporated, The Connecticut Steam Company and The Nutmeg Power Company.

(b)  Not covered by auditors' report.




       THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)
Consolidating Statement of Capital Surplus, Paid In (b)
            Year Ended December 31, 2001
               (Thousands of Dollars)

                                             Eliminations     Consolidated
                                            -------------    -------------
Balance at beginning of period              $      73,929    $     413,192

Close out of Capital Surplus, Paid In
   due to dissolving of subsidiary                 (3,100)              --

Capital contribution from The Connecticut
   Light and Power Company                          7,193               --

Capital stock expenses, net                            --              826
                                            -------------    -------------

Balance at end of period                    $      78,022    $     414,018
                                            =============    =============

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: Electric Power, Incorporated, The Connecticut Steam Company and The Nutmeg Power Company.

(b)  Not covered by auditors' report.

            THE CONNECTICUT LIGHT AND POWER COMPANY AND SUBSIDIARIES
                  Consolidating Statement of Cash Flows (a)(b)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                  The
                                                              Connecticut         CL&P                            Research
                                                               Light and       Receivables         CL&P             Park,
                                                             Power Company     Corporation      Capital, LP     Incorporated
                                                             -------------    -------------    -------------    -------------
 Operating Activities:
   Income after interest charges                             $     109,803    $      13,090    $       3,196    $          --
   Adjustments to reconcile to net cash
    provided by operating activities:
     Depreciation                                                   96,212               --               --               --
     Deferred income taxes and investment tax credits, net        (144,559)              --               --               --
     Amortization of regulatory assets, net                        746,693               --               --               --
     Gain on sale of utility plant                                (521,590)              --               --               --
     Allocation of ESOP benefits                                      (468)              --               --               --
     Net other uses of cash                                       (132,443)              --               --               --
     Changes in working capital:
       Receivables                                                (154,720)         (79,136)              --               --
       Fuel, materials and supplies                                  3,247               --               --               --
       Accounts payable                                            (58,400)              --             (288)              --
       Accrued taxes                                                   517            1,405               --               --
       Investment in securitizable assets                           86,869          231,779               --               --
       Other working capital (excludes cash)                        19,561            2,857               --               --
                                                             -------------    -------------    -------------    -------------
 Net cash flows provided by operating activities                    50,722          169,995            2,908               --
                                                             -------------    -------------    -------------    -------------

 Investing Activities:
   Investments in regulated plant:
     Electric utility plant                                       (237,423)              --               --               --
     Nuclear fuel                                                   (1,992)              --               --               --
                                                             -------------    -------------    -------------    -------------
   Net cash flows used for investments in regulated plant         (239,415)              --               --               --
   Investment in NU system Money Pool                              (39,200)              --               --               --
   Investments in nuclear decommissioning trusts                   (74,866)              --               --               --
   Other investment activities, net                                (13,219)              --               --               --
   Net proceeds from the sale of assets                            827,681               --               --               --
   Buyout/buydown of IPP contracts                              (1,029,008)              --               --               --
                                                             -------------    -------------    -------------    -------------
 Net cash flows used in investing activities                      (568,027)              --               --               --
                                                             -------------    -------------    -------------    -------------

 Financing Activities:
   Dissolution of Research Park                                         --               --               --              (56)
   Issuance of rate reduction bonds                                     --               --               --               --
   Retirement of rate reduction bonds                                   --               --               --               --
   Net decrease in short-term debt                                (115,000)        (170,000)              --               --
   Intercompany Notes Receivable/Notes Payable                   1,358,653               --               --               --
   Reacquisitions and retirements of long-term debt               (419,255)              --               --               --
   Retirement of monthly income preferred securities              (100,000)              --         (100,000)              --
   MIPS partnership distribution                                        --               --           (3,100)              --
   Cash distribution to affiliated company                              --               --              (96)              --
   Retirement of capital lease obligation                         (145,800)              --               --               --
   Repayment of long-term loan receivable                               --               --          103,100
   Capital contributions                                                --               --           (3,100)              --
   Cash dividends on preferred stock                                (5,559)              --               --               --
   Cash dividends on common shares                                 (60,072)              --               --               --
                                                             -------------    -------------    -------------    -------------
 Net cash flows provided by/(used in) financing activities         512,967         (170,000)          (3,196)             (56)
                                                             -------------    -------------    -------------    -------------
 Net (decrease)/increase in cash for the period                     (4,338)              (5)            (288)             (56)
 Cash - beginning of period                                          4,948              168              288               56
                                                             -------------    -------------    -------------    -------------
 Cash - end of period                                        $         610    $         163    $          --    $          --
                                                             =============    =============    =============    =============

 Supplemental Cash Flow Information:
 Cash paid during the year for:
   Interest, net of amounts capitalized                      $     123,841    $          --    $          --    $          --
                                                             =============    =============    =============    =============
   Income taxes                                              $     222,867    $       7,277    $          --    $          --
                                                             =============    =============    =============    =============
 Increase in obligations:
   Niantic Bay Fuel Trust and other capital leases           $       1,754    $          --    $          --    $          --
                                                             =============    =============    =============    =============

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a)   Not included are the following inactive subsidiaries:

      Electric Power, Incorporated, The City and Suburban Electric and Gas Company, The Connecticut Transmission Corporation, The Connecticut Steam Company and The Nutmeg Power Company.

(b)   Not covered by auditors' report.




            THE CONNECTICUT LIGHT AND POWER COMPANY AND SUBSIDIARIES
                  Consolidating Statement of Cash Flows (a)(b)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                 CL&P
                                                             Funding LLC      Eliminations     Consolidated
                                                             -----------      -------------    -------------
 Operating Activities:
   Income after interest charges                             $          --    $      16,286    $     109,803
   Adjustments to reconcile to net cash
    provided by operating activities:
     Depreciation                                                       --               --           96,212
     Deferred income taxes and investment tax credits, net              --               --         (144,559)
     Amortization of regulatory assets, net                             --               --          746,693
     Gain on sale of utility plant                                      --               --         (521,590)
     Allocation of ESOP benefits                                        --               --             (468)
     Net other uses of cash                                             --               --         (132,443)
     Changes in working capital:
       Receivables                                                      --          (89,439)        (144,419)
       Fuel, materials and supplies                                     --               --            3,247
       Accounts payable                                                 --             (288)         (58,400)
       Accrued taxes                                                    --               --            1,922
       Investment in securitizable assets                               --          256,869           61,779
       Other working capital (excludes cash)                         6,877            2,857           26,440
                                                             -------------    -------------    -------------
 Net cash flows provided by operating activities                     6,877          186,285           44,217
                                                             -------------    -------------    -------------

 Investing Activities:
   Investments in regulated plant:
     Electric utility plant                                             --               --         (237,423)
     Nuclear fuel                                                       --               --           (1,992)
                                                             -------------    -------------    -------------
   Net cash flows used for investments in regulated plant               --               --         (239,415)
   Investment in NU system Money Pool                                   --               --          (39,200)
   Investments in nuclear decommissioning trusts                        --               --          (74,866)
   Other investment activities, net                                (14,069)         (17,124)         (10,164)
   Net proceeds from the sale of assets                                 --               --          827,681
   Buyout/buydown of IPP contracts                                      --               --       (1,029,008)
                                                             -------------    -------------    -------------
 Net cash flows used in investing activities                       (14,069)         (17,124)        (564,972)
                                                             -------------    -------------    -------------

 Financing Activities:
   Dissolution of Research Park                                         --              (56)              --
   Issuance of rate reduction bonds                              1,438,400               --        1,438,400
   Retirement of rate reduction bonds                              (79,747)              --          (79,747)
   Net decrease in short-term debt                                      --         (170,000)        (115,000)
   Intercompany Notes Receivable/Notes Payable                  (1,358,653)              --               --
   Reacquisitions and retirements of long-term debt                     --           (3,100)        (416,155)
   Retirement of monthly income preferred securities                    --         (100,000)        (100,000)
   MIPS partnership distribution                                        --           (3,100)              --
   Cash distribution to affiliated company                              --              (96)              --
   Retirement of capital lease obligation                               --               --         (145,800)
   Repayment of long-term loan receivable                               --          103,100               --
   Capital contributions                                             7,193            4,093               --
   Cash dividends on preferred stock                                    --               --           (5,559)
   Cash dividends on common shares                                      --               --          (60,072)
                                                             -------------    -------------    -------------
 Net cash flows provided by/(used in) financing activities           7,193         (169,159)         516,067
                                                             -------------    -------------    -------------
 Net (decrease)/increase in cash for the period                          1               --           (4,688)
 Cash - beginning of period                                             --               --            5,461
                                                             -------------    -------------    -------------
 Cash - end of period                                        $           1    $          --    $         773
                                                             =============    =============    =============

 Supplemental Cash Flow Information:
 Cash paid during the year for:
   Interest, net of amounts capitalized                      $          --    $       3,196    $     120,645
                                                             =============    =============    =============
   Income taxes                                              $          --    $          --    $     230,144
                                                             =============    =============    =============
 Increase in obligations:
   Niantic Bay Fuel Trust and other capital leases           $          --    $          --    $       1,754
                                                             =============    =============    =============

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a)   Not included are the following inactive subsidiaries:

      Electric Power, Incorporated, The City and Suburban Electric and Gas Company, The Connecticut Transmission Corporation, The Connecticut Steam Company and The Nutmeg Power Company.

(b)   Not covered by auditors' report.

                       This Page Intentionally Left Blank

          PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                      AND SUBSIDIARIES
              Consolidating Balance Sheet (a)
                           Assets
                     December 31, 2001
                   (Thousands of Dollars)

                                                     Public Service
                                                        Company of          PSNH              PSNH
                                                      New Hampshire      Funding LLC      Funding LLC 2    Properties, Inc.
                                                     --------------      ------------     -------------    ----------------
Utility Plant, at cost:
  Electric                                             $  1,447,754      $         --      $         --      $        200
  Other                                                          --                --                --             6,221
                                                       ------------      ------------      ------------      ------------
                                                          1,447,754                --                --             6,421
    Less:  Accumulated provision for depreciation           687,396                --                --             2,000
                                                       ------------      ------------      ------------      ------------
                                                            760,358                --                --             4,421
  Construction work in progress                              44,961                --                --                --
                                                       ------------      ------------      ------------      ------------
         Total net utility plant                            805,319                --                --             4,421
                                                       ------------      ------------      ------------      ------------

Other Property and Investments:
  Investments in regional nuclear generating
    companies, at equity                                      8,510                --                --                --
  Investments in subsidiary companies, at equity              8,347                --                --                --
  Other, at cost                                              2,028            33,628                --               181
                                                       ------------      ------------      ------------      ------------
                                                             18,885            33,628                --               181
                                                       ------------      ------------      ------------      ------------
Current Assets:
  Cash                                                          943                 1                 1               533
  Notes receivable from affiliated companies                     --           498,184                --                --
  Receivables, net                                           70,540                --                --                --
  Accounts receivable from affiliated companies              13,361                --                --                92
  Taxes receivable                                               --                --                --               204
  Unbilled revenues                                          29,268                --                --                --
  Fuel, materials, and supplies, at average cost             42,047                --                --                --
  Prepayments and other                                      10,166                --                --                46
                                                       ------------      ------------      ------------      ------------
                                                            166,325           498,185                 1               875
                                                       ------------      ------------      ------------      ------------
Deferred Charges:
  Regulatory assets                                       1,046,760                --                --                --
  Accumulated deferred income taxes                              --                --                --                83
  Unamortized debt expense                                    7,939                --                --                --
  Other                                                      19,128                --                --                --
                                                       ------------      ------------      ------------      ------------
                                                          1,073,827                --                --                83
                                                       ------------      ------------      ------------      ------------

       Total Assets                                    $  2,064,356      $    531,813      $          1      $      5,560
                                                       ============      ============      ============      ============

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.


          PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                      AND SUBSIDIARIES
              Consolidating Balance Sheet (a)
                           Assets
                     December 31, 2001
                   (Thousands of Dollars)

                                                       Eliminations      Consolidated
                                                       ------------      ------------
Utility Plant, at cost:
  Electric                                             $         --      $  1,447,955
  Other                                                          --             6,221
                                                       ------------      ------------
                                                                 --         1,454,176
    Less:  Accumulated provision for depreciation                --           689,397
                                                       ------------      ------------
                                                                 --           764,779
  Construction work in progress                                  --            44,961
                                                       ------------      ------------
         Total net utility plant                                 --           809,740
                                                       ------------      ------------

Other Property and Investments:
  Investments in regional nuclear generating
    companies, at equity                                         --             8,510
  Investments in subsidiary companies, at equity              8,347                --
  Other, at cost                                                 --            35,837
                                                       ------------      ------------
                                                              8,347            44,347
                                                       ------------      ------------
Current Assets:
  Cash                                                           --             1,479
  Notes receivable from affiliated companies                498,184                --
  Receivables, net                                               --            70,540
  Accounts receivable from affiliated companies                 398            13,055
  Taxes receivable                                              204                --
  Unbilled revenues                                              --            29,268
  Fuel, materials, and supplies, at average cost                 --            42,047
  Prepayments and other                                          --            10,211
                                                       ------------      ------------
                                                            498,786           166,600
                                                       ------------      ------------
Deferred Charges:
  Regulatory assets                                              --         1,046,760
  Accumulated deferred income taxes                              83                --
  Unamortized debt expense                                       --             7,939
  Other                                                          --            19,128
                                                       ------------      ------------
                                                                 83         1,073,827
                                                       ------------      ------------

       Total Assets                                    $    507,216      $  2,094,514
                                                       ============      ============

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.

          PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                      AND SUBSIDIARIES
              Consolidating Balance Sheet (a)
               Capitalization and Liabilities
                     December 31, 2001
                   (Thousands of Dollars)

                                                     Public Service
                                                        Company of          PSNH              PSNH
                                                      New Hampshire      Funding LLC      Funding LLC 2    Properties, Inc.
                                                     --------------      ------------     -------------    ----------------
Capitalization:
  Common stockholder's equity:
   Common stock                                        $         --      $         --      $         --      $          1
   Capital surplus, paid in                                 165,000             3,126                 1                --
   Retained earnings                                        176,419                --                --             5,219
   Accumulated other comprehensive income                       406                --                --                --
                                                       ------------      ------------      ------------      ------------
    Total common stockholder's equity                       341,825             3,126                 1             5,220
  Long-term debt                                            407,285                --                --                --
                                                       ------------      ------------      ------------      ------------
    Total capitalization                                    749,110             3,126                 1             5,220
                                                       ------------      ------------      ------------      ------------

Rate Reduction Bonds                                             --           507,381                --                --
                                                       ------------      ------------      ------------      ------------

Obligations under Seabrook Power Contracts
  and Other Capital Leases                                   86,111                --                --                --
                                                       ------------      ------------      ------------      ------------

Current Liabilities:
  Notes payable to banks                                     60,500                --                --                --
  Notes payable to affiliated companies                     521,184                --                --                --
  Obligations under Seabrook Power Contracts
    and other capital leases-current portion                 24,164                --                --                --
  Accounts payable                                           32,285               235                --                --
  Accounts payable to affiliated companies                   18,558                --                --               332
  Accrued taxes                                               2,477                --                --                 8
  Accrued interest                                              840             8,588                --                --
  Other                                                      12,685            12,479                --                --
                                                       ------------      ------------      ------------      ------------
                                                            672,693            21,302                --               340
                                                       ------------      ------------      ------------      ------------

Deferred Credits and Other Long-term Liabilities:
  Accumulated deferred income taxes                         423,133                --                --                --
  Accumulated deferred investment tax credits                12,015                --                --                --
  Deferred contractual obligations                           37,712                --                --                --
  Deferred pension                                           37,326                --                --                --
  Other                                                      46,256                 4                --                --
                                                       ------------      ------------      ------------      ------------
                                                            556,442                 4                --                --
                                                       ------------      ------------      ------------      ------------

    Total Capitalization and Liabilities               $  2,064,356      $    531,813      $          1      $      5,560
                                                       ============      ============      ============      ============

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.


          PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                      AND SUBSIDIARIES
              Consolidating Balance Sheet (a)
               Capitalization and Liabilities
                     December 31, 2001
                   (Thousands of Dollars)

                                                       Eliminations      Consolidated
                                                       ------------      ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                        $          1      $         --
   Capital surplus, paid in                                   3,127           165,000
   Retained earnings                                          5,219           176,419
   Accumulated other comprehensive income                        --               406
                                                       ------------      ------------
    Total common stockholder's equity                         8,347           341,825
  Long-term debt                                                 --           407,285
                                                       ------------      ------------
    Total capitalization                                      8,347           749,110
                                                       ------------      ------------

Rate Reduction Bonds                                             --           507,381
                                                       ------------      ------------

Obligations under Seabrook Power Contracts
  and Other Capital Leases                                       --            86,111
                                                       ------------      ------------

Current Liabilities:
  Notes payable to banks                                         --            60,500
  Notes payable to affiliated companies                     498,184            23,000
  Obligations under Seabrook Power Contracts
    and other capital leases-current portion                     --            24,164
  Accounts payable                                              235            32,285
  Accounts payable to affiliated companies                      163            18,727
  Accrued taxes                                                 204             2,281
  Accrued interest                                               --             9,428
  Other                                                          --            25,164
                                                       ------------      ------------
                                                            498,786           195,549
                                                       ------------      ------------

Deferred Credits and Other Long-term Liabilities:
  Accumulated deferred income taxes                              83           423,050
  Accumulated deferred investment tax credits                    --            12,015
  Deferred contractual obligations                               --            37,712
  Deferred pension                                               --            37,326
  Other                                                          --            46,260
                                                       ------------      ------------
                                                                 83           556,363
                                                       ------------      ------------

    Total Capitalization and Liabilities               $    507,216      $  2,094,514
                                                       ============      ============

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.

         PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                    AND SUBSIDIARIES
          Consolidating Statement of Income (a)
              Year Ended December 31, 2001
                 (Thousands of Dollars)

                                                      Public Service
                                                        Company of           PSNH              PSNH
                                                      New Hampshire       Funding LLC      Funding LLC 2    Properties, Inc.
                                                      --------------      ------------     -------------    ----------------
Operating Revenues                                     $  1,171,620       $     21,974      $         --      $        876
                                                       ------------       ------------      ------------      ------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power               713,668                 --                --                --
    Other                                                   124,919              1,253                --                14
  Maintenance                                                56,276                 --                --                --
  Depreciation                                               39,741                 --                --                --
  Amortization of regulatory assets                          65,445                 --                --                --
  Federal and state income taxes                             30,105                 --                --             1,949
  Taxes other than income taxes                              38,224                 --                --               151
  Gain on sale of utility plant                                (590)                --                --                --
                                                       ------------       ------------      ------------      ------------
          Total operating expenses                        1,067,788              1,253                --             2,114
                                                       ------------       ------------      ------------      ------------

Operating Income/(Loss)                                     103,832             20,721                --            (1,238)
                                                       ------------       ------------      ------------      ------------

Other Income/(loss):
  Equity in earnings of subsidiaries                          2,537                 --                --                --
  Equity in earnings of regional nuclear
   generating companies                                         473                 --                --                --
  Gain related to Millstone sale                             25,924                 --                --                --
  Other, net                                                  6,471                310                --             3,881
  Income taxes                                               (6,517)                --                --                --
                                                       ------------       ------------      ------------      ------------
          Other income, net                                  28,888                310                --             3,881
                                                       ------------       ------------      ------------      ------------

          Income before interest charges                    132,720             21,031                --             2,643
                                                       ------------       ------------      ------------      ------------

Interest Charges:
  Interest on long-term debt                                 30,201                 --                --                --
  Interest on rate reduction bonds                           20,721             21,031                --                --
  Other interest                                                 22                 --                --               106
                                                       ------------       ------------      ------------      ------------
          Interest charges, net                              50,944             21,031                --               106
                                                       ------------       ------------      ------------      ------------

Net Income                                             $     81,776       $         --      $         --      $      2,537
                                                       ============       ============      ============      ============

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.


         PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                    AND SUBSIDIARIES
          Consolidating Statement of Income (a)
              Year Ended December 31, 2001
                 (Thousands of Dollars)

                                                       Eliminations      Consolidated
                                                       ------------      ------------
Operating Revenues                                     $     22,783      $  1,171,686
                                                       ------------      ------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power                    --           713,668
    Other                                                     2,062           124,123
  Maintenance                                                    --            56,276
  Depreciation                                                   --            39,741
  Amortization of regulatory assets                              --            65,445
  Federal and state income taxes                                 --            32,054
  Taxes other than income taxes                                  --            38,375
  Gain on sale of utility plant                                  --              (590)
                                                       ------------      ------------
          Total operating expenses                            2,062         1,069,092
                                                       ------------      ------------

Operating Income/(Loss)                                      20,721           102,594
                                                       ------------      ------------

Other Income/(loss):
  Equity in earnings of subsidiaries                          2,537                --
  Equity in earnings of regional nuclear
   generating companies                                          --               473
  Gain related to Millstone sale                                 --            25,924
  Other, net                                                    416            10,246
  Income taxes                                                   --            (6,517)
                                                       ------------      ------------
          Other income, net                                   2,953            30,126
                                                       ------------      ------------

          Income before interest charges                     23,674           132,720
                                                       ------------      ------------

Interest Charges:
  Interest on long-term debt                                     --            30,201
  Interest on rate reduction bonds                           21,031            20,721
  Other interest                                                106                22
                                                       ------------      ------------
          Interest charges, net                              21,137            50,944
                                                       ------------      ------------
Net Income                                             $      2,537      $     81,776
                                                       ============      ============

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.

                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                     Public Service
                                                        Company of          PSNH              PSNH
                                                      New Hampshire      Funding LLC      Funding LLC 2    Properties, Inc.
                                                     ---------------     ------------     -------------    ----------------
Balance at beginning of period                         $    123,177      $         --      $         --      $      3,532

Additions:
  Net income                                                 81,776                --                --             2,537
                                                       ------------      ------------      ------------      ------------
                                                            204,953                --                --             6,069
                                                       ------------      ------------      ------------      ------------

Deductions:
  Dividends declared:
    Common stock $69,587.622 per share                       27,000                --                --                --
    Common stock $4,250.00 per share                             --                --                --               850
    Preferred stock (at required annual rate)                 1,286                --                --                --
  Allocation of benefits-ESOP                                   248                --                --                --
                                                       ------------      ------------      ------------      ------------
               Total deductions                              28,534                --                --               850
                                                       ------------      ------------      ------------      ------------

Balance at end of period                               $    176,419      $         --      $         --      $      5,219
                                                       ============      ============      ============      ============

                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                       Eliminations      Consolidated
                                                       ------------      ------------
Balance at beginning of period                         $      3,532      $    123,177

Additions:
  Net income                                                  2,537            81,776
                                                       ------------      ------------
                                                              6,069           204,953
                                                       ------------      ------------

Deductions:
  Dividends declared:
    Common stock $69,587.622 per share                           --            27,000
    Common stock $4,250.00 per share                            850                --
    Preferred stock (at required annual rate)                    --             1,286
  Allocation of benefits-ESOP                                    --               248
                                                       ------------      ------------
               Total deductions                                 850            28,534
                                                       ------------      ------------

Balance at end of period                               $      5,219      $    176,419
                                                       ============      ============

                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                     Public Service
                                                        Company of          PSNH              PSNH
                                                      New Hampshire      Funding LLC      Funding LLC 2    Properties, Inc.
                                                     ---------------     ------------     -------------    ----------------
Balance at beginning of period                         $    424,909       $         --      $         --      $         --

Repurchase of common stock                                 (259,999)                --                --                --

Capital contribution from Public Service
  Company of New Hampshire                                       --              3,126                 1                --

Capital stock expenses, net                                      90                 --                --                --
                                                       ------------       ------------      ------------      ------------

Balance at end of period                               $    165,000       $      3,126      $          1      $         --
                                                       ============       ============      ============      ============

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.


                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                       Eliminations      Consolidated
                                                       ------------      ------------
Balance at beginning of period                         $         --      $    424,909

Repurchase of common stock                                       --          (259,999)

Capital contribution from Public Service
  Company of New Hampshire                                    3,127                --

Capital stock expenses, net                                      --                90
                                                       ------------      ------------

Balance at end of period                               $      3,127      $    165,000
                                                       ============      ============

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.

                  PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE AND SUBSIDIARIES
                       Consolidating Statement of Cash Flows (a) (b)
                                Year Ended December 31, 2001
                                   (Thousands of Dollars)

                                                             Public Service
                                                              Company of          PSNH               PSNH           Properties,
                                                             New Hampshire     Funding LLC       Funding LLC 2          Inc.
                                                             --------------    -----------       --------------     -----------
Operating Activities:
  Income before extraordinary loss                             $   81,776       $       --       $           --      $    2,537
  Adjustments to reconcile to net cash
   provided by operating activities:
    Depreciation                                                   39,741               --                   --              --
    Deferred income taxes and investment tax credits, net         195,710               --                   --            (288)
    Deferral of recoverable energy costs, net                     (21,234)              --                   --              --
    Amortization of regulatory assets, net                         65,445               --                   --              --
    Allocation of ESOP benefits                                      (248)              --                   --              --
    Net other sources of cash                                     (84,417)               4                   --             916
    Changes in working capital:
      Receivables and unbilled revenues                             3,465               --                   --              61
      Fuel, materials and supplies                                (13,287)              --                   --              --
      Accounts payable                                            (49,161)             235                   --            (276)
      Accrued taxes                                                 1,821               --                   --               7
      Other working capital (excludes cash)                        10,018           21,067                   --            (195)
                                                               ----------       ----------       --------------      ----------
Net cash flows provided by operating activities                   229,629           21,306                   --           2,762
                                                               ----------       ----------       --------------      ----------

Investing Activities:
  Investment in regulated plant:
    Electric utility plant                                        (92,626)              --                   --              --
    Nuclear fuel                                                      (37)              --                   --              --
                                                               ----------       ----------       --------------      ----------
  Net cash flows used for investments in regulated plant          (92,663)              --                   --              --
  Investment in nuclear decommissioning trusts                       (137)              --                   --              --
  Other investment activities, net                                    633          (33,628)                  --              69
  Net proceeds from the sale of utility plant                      24,888               --                   --              --
  Buyout of IPP contract                                          (48,164)              --                   --              --
                                                               ----------       ----------       --------------      ----------
Net cash flows (used in)/provided by investing activities        (115,443)         (33,628)                  --              69
                                                               ----------       ----------       --------------      ----------

Financing Activities:
  Repurchase of common stock                                     (260,000)              --                   --              --
  Issuance of long-term debt                                      287,485               --                   --              --
  Issuance of rate reduction bonds                                     --          525,000                   --              --
  Retirement of rate reduction bonds                                   --          (17,619)                  --              --
  Net increase in short-term debt                                  83,500               --                   --              --
  Intercompany Notes Receivable/Notes Payable                     498,184         (498,184)                  --              --
  Reacquisitions and retirements of long-term debt               (287,485)              --                   --          (2,795)
  Reacquisitions and retirements of preferred stock               (24,268)              --                   --              --
  Buydown of capital lease obligation                            (497,508)              --                   --              --
  Capital contributions from parent                                    --            3,126                    1              --
  Cash dividends on preferred stock                                (1,286)              --                   --              --
  Cash dividends on common stock                                  (27,000)              --                   --            (850)
                                                               ----------       ----------       --------------      ----------
Net cash flows (used in)/provided by financing activities        (228,378)          12,323                    1          (3,645)
                                                               ----------       ----------       --------------      ----------

Net (decrease)/increase in cash for the period                   (114,192)               1                    1            (814)
Cash and cash equivalents - beginning of period                   115,135               --                   --           1,347
                                                               ----------       ----------       --------------      ----------
Cash and cash equivalents - end of period                      $      943       $        1       $            1      $      533
                                                               ==========       ==========       ==============      ==========

Supplemental Cash Flow Information:
Cash paid during the year for:
  Interest, net of amounts capitalized                         $   55,957       $   (8,588)      $           --      $      106
                                                               ==========       ==========       ==============      ==========
  Income taxes                                                 $ (170,442)      $       --       $           --      $    2,421
                                                               ==========       ==========       ==============      ==========
Increase in obligations:
  Seabrook Power Contracts and other capital leases            $ (517,998)      $       --       $           --      $       --
                                                               ==========       ==========       ==============      ==========

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a) Not included is New Hampshire Electric Company which is an inactive subsidiary.

(b)   Not covered by auditors' report.


                  PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE AND SUBSIDIARIES
                       Consolidating Statement of Cash Flows (a) (b)
                                Year Ended December 31, 2001
                                   (Thousands of Dollars)

                                                              Eliminations     Consolidated
                                                              ------------     ------------
Operating Activities:
  Income before extraordinary loss                             $    2,537       $   81,776
  Adjustments to reconcile to net cash
   provided by operating activities:
    Depreciation                                                       --           39,741
    Deferred income taxes and investment tax credits, net              --          195,422
    Deferral of recoverable energy costs, net                          --          (21,234)
    Amortization of regulatory assets, net                             --           65,445
    Allocation of ESOP benefits                                        --             (248)
    Net other sources of cash                                           2          (83,498)
    Changes in working capital:
      Receivables and unbilled revenues                               314            3,212
      Fuel, materials and supplies                                     --          (13,287)
      Accounts payable                                               (314)         (48,888)
      Accrued taxes                                                   204            1,624
      Other working capital (excludes cash)                          (205)          31,095
                                                               ----------       ----------
Net cash flows provided by operating activities                     2,538          251,160
                                                               ----------       ----------

Investing Activities:
  Investment in regulated plant:
    Electric utility plant                                             --          (92,626)
    Nuclear fuel                                                       --              (37)
                                                               ----------       ----------
  Net cash flows used for investments in regulated plant               --          (92,663)
  Investment in nuclear decommissioning trusts                         --             (137)
  Other investment activities, net                                 (2,020)         (30,906)
  Net proceeds from the sale of utility plant                          --           24,888
  Buyout of IPP contract                                               --          (48,164)
                                                               ----------       ----------
Net cash flows (used in)/provided by investing activities          (2,020)        (146,982)
                                                               ----------       ----------

Financing Activities:
  Repurchase of common stock                                           --         (260,000)
  Issuance of long-term debt                                           --          287,485
  Issuance of rate reduction bonds                                     --          525,000
  Retirement of rate reduction bonds                                   --          (17,619)
  Net increase in short-term debt                                      --           83,500
  Intercompany Notes Receivable/Notes Payable                          --               --
  Reacquisitions and retirements of long-term debt                 (2,795)        (287,485)
  Reacquisitions and retirements of preferred stock                    --          (24,268)
  Buydown of capital lease obligation                                  --         (497,508)
  Capital contributions from parent                                 3,127               --
  Cash dividends on preferred stock                                    --           (1,286)
  Cash dividends on common stock                                     (850)         (27,000)
                                                               ----------       ----------
Net cash flows (used in)/provided by financing activities            (518)        (219,181)
                                                               ----------       ----------

Net (decrease)/increase in cash for the period                         --         (115,003)
Cash and cash equivalents - beginning of period                        --          116,482
                                                               ----------       ----------
Cash and cash equivalents - end of period                      $       --       $    1,479
                                                               ==========       ==========

Supplemental Cash Flow Information:
Cash paid during the year for:
  Interest, net of amounts capitalized                         $      106       $   47,369
                                                               ==========       ==========
  Income taxes                                                 $       --       $ (168,021)
                                                               ==========       ==========
Increase in obligations:
  Seabrook Power Contracts and other capital leases            $       --       $ (517,998)
                                                               ==========       ==========

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a) Not included is New Hampshire Electric Company which is an inactive subsidiary.

(b)   Not covered by auditors' report.

                       This Page Intentionally Left Blank

                     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2001
                             (Thousands of Dollars)

                                                       Western          WMECO           WMECO
                                                     Massachusetts     Funding        Receivables
                                                    Electric Company     LLC          Corporation      Eliminations  Consolidated
                                                    ----------------   --------       ------------     ------------  ------------
Utility Plant, at cost:
  Electric                                              $564,857       $     --       $         --       $     --       $564,857
    Less:  Accumulated provision for depreciation        186,784             --                 --             --        186,784
                                                        --------       --------       ------------       --------       --------
                                                         378,073             --                 --             --        378,073
  Construction work in progress                           18,326             --                 --             --         18,326
                                                        --------       --------       ------------       --------       --------
         Total net utility plant                         396,399             --                 --             --        396,399
                                                        --------       --------       ------------       --------       --------

Other Property and Investments:
  Investments in regional nuclear generating
    companies, at equity                                   9,300             --                 --             --          9,300
  Investments in subsidiary companies, at equity             776             --                 --            776             --
  Other, at cost                                           4,057          3,191                 --             --          7,248
                                                        --------       --------       ------------       --------       --------
                                                          14,133          3,191                 --            776         16,548
                                                        --------       --------       ------------       --------       --------
Current Assets:
  Cash                                                       598              1                 --             --            599
  Notes receivable from affiliated companies                  --        151,401                 --        151,401             --
  Receivables, net                                        43,761             --                 --             --         43,761
  Accounts receivable from affiliated companies            2,226             --                 --             18          2,208
  Unbilled revenues                                       12,746             --                 --             --         12,746
  Materials and supplies, at average cost                  1,457             --                 --             --          1,457
  Prepayments and other                                    1,544             --                 --             --          1,544
                                                        --------       --------       ------------       --------       --------
                                                          62,332        151,402                 --        151,419         62,315
                                                        --------       --------       ------------       --------       --------
Deferred Charges:
  Regulatory assets                                      320,222             --                 --             --        320,222
  Unamortized debt expense                                   678             --                 --             --            678
  Prepaid pension                                         54,226             --                 --             --         54,226
  Other                                                    2,274             --                 --             --          2,274
                                                        --------       --------       ------------       --------       --------
                                                         377,400             --                 --             --        377,400
                                                        --------       --------       ------------       --------       --------

       Total Assets                                     $850,264       $154,593       $         --       $152,195       $852,662
                                                        ========       ========       ============       ========       ========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.

                     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2001
                             (Thousands of Dollars)

                                                        Western         WMECO         WMECO
                                                      Massachusetts    Funding     Receivables
                                                    Electric Company     LLC       Corporation     Eliminations    Consolidated
                                                    ----------------  ---------    -----------     ------------    ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                       $     12,742    $      --    $         --    $         --    $     12,742
   Capital surplus, paid in                                 82,224          776              --             776          82,224
   Retained earnings                                        55,422           --              --              --          55,422
   Accumulated other comprehensive income                       59           --              --              --              59
                                                      ------------    ---------    ------------    ------------    ------------
    Total common stockholder's equity                      150,447          776              --             776         150,447

  Long-term debt                                           101,170           --              --              --         101,170
                                                      ------------    ---------    ------------    ------------    ------------
    Total capitalization                                   251,617          776              --             776         251,617
                                                      ------------    ---------    ------------    ------------    ------------

Rate Reduction Bonds                                            --      152,317              --              --         152,317
                                                      ------------    ---------    ------------    ------------    ------------

Obligations Under Capital Leases                                87           --              --              --              87
                                                      ------------    ---------    ------------    ------------    ------------

Current Liabilities:
  Notes payable to banks                                    50,000           --              --              --          50,000
  Notes payable to affiliated companies                    160,601           --              --         151,401           9,200
  Obligations under capital leases-current portion              23           --              --              --              23
  Accounts payable                                          34,970           --              --              --          34,970
  Accounts payable to affiliated companies                   2,982           18              --              18           2,982
  Accrued taxes                                              3,691           --              --              --           3,691
  Accrued interest                                           1,372          829              --              --           2,201
  Other                                                      9,454          651              --              --          10,104
                                                      ------------    ---------    ------------    ------------    ------------
                                                           263,093        1,498              --         151,419         113,171
                                                      ------------    ---------    ------------    ------------    ------------

Deferred Credits and Other Long-term Liabilities:
  Accumulated deferred income taxes                        229,893           --              --              --         229,893
  Accumulated deferred investment tax credits                3,998           --              --              --           3,998
  Deferred contractual obligations                          37,357           --              --              --          37,357
  Other                                                     64,219            2              --              --          64,222
                                                      ------------    ---------    ------------    ------------    ------------
                                                           335,467            2              --              --         335,470
                                                      ------------    ---------    ------------    ------------    ------------

    Total Capitalization and Liabilities              $    850,264    $ 154,593    $         --    $    152,195    $    852,662
                                                      ============    =========    ============    ============    ============

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.

                     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                                AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                     Western          WMECO         WMECO
                                                  Massachusetts      Funding     Receivables
                                                Electric Company       LLC       Corporation   Eliminations   Consolidated
                                                ----------------     -------     -----------   ------------   ------------
Operating Revenues                                $    478,869       $ 6,359       $     --      $  6,359       $ 478,869
                                                  ------------       -------       --------      --------       ---------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power          315,903            --             --            --         315,903
    Other                                               66,458           109             --           109          66,458
  Maintenance                                           19,635            --             --            --          19,635
  Depreciation                                          13,818            --             --            --          13,818
  Amortization of regulatory assets                    131,876            --             --            --         131,876
  Federal and state income taxes                         9,796            --             --            --           9,796
  Taxes other than income taxes                         13,065            --             --            --          13,065
  Gain on sale of utility plant                       (119,775)           --             --            --        (119,775)
                                                  ------------       -------       --------      --------       ---------
          Total operating expenses                     450,776           109             --           109         450,776
                                                  ------------       -------       --------      --------       ---------

Operating Income                                        28,093         6,250             --         6,250          28,093
                                                  ------------       -------       --------      --------       ---------

Other Income:
  Equity in earnings of regional nuclear
   generating companies                                    290            --             --            --             290
  Gain related to Millstone sale                            22            --             --            --              22
  Other, net                                            (1,362)           33             --            33          (1,362)
  Income taxes                                           3,236            --             --            --           3,236
                                                  ------------       -------       --------      --------       ---------
          Other income, net                              2,186            33             --            33           2,186
                                                  ------------       -------       --------      --------       ---------

          Income before interest charges                30,279         6,283             --         6,283          30,279
                                                  ------------       -------       --------      --------       ---------

Interest Charges:
  Interest on long-term debt                             5,325            --             --            --           5,325
  Interest on rate reduction bonds                       6,251         6,283             --         6,283           6,251
  Other interest                                         3,735            --             --            --           3,735
                                                  ------------       -------       --------      --------       ---------
          Interest charges, net                         15,311         6,283             --         6,283          15,311
                                                  ------------       -------       --------      --------       ---------

Net Income                                        $     14,968       $    --       $     --      $     --       $  14,968
                                                  ============       =======       ========      ========       =========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                                AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                      Western
                                                   Massachusetts                        WMECO
                                                     Electric          WMECO         Receivables
                                                      Company       Funding LLC      Corporation      Eliminations     Consolidated
                                                   -------------    -----------      -----------      ------------     ------------
Balance at beginning of period                      $   62,952       $       --       $      (71)      $      (71)      $   62,952

Additions:
  Net income                                            14,968               --               --               --           14,968
                                                    ----------       ----------       ----------       ----------       ----------
                                                        77,920               --              (71)             (71)          77,920
                                                    ----------       ----------       ----------       ----------       ----------

Deductions:
  Dividends declared:
    Common stock $42.3616 per share                     22,000               --               --               --           22,000
    Preferred stock (at required annual rates)             404               --               --               --              404
  Close out of retained earnings due to
    dissolving of subsidiary                                --               --              (71)             (71)              --
  Allocation of benefits-ESOP                               94               --               --               --               94
                                                    ----------       ----------       ----------       ----------       ----------
               Total deductions                         22,498               --              (71)             (71)          22,498
                                                    ----------       ----------       ----------       ----------       ----------

Balance at end of period                            $   55,422       $       --       $       --       $       --       $   55,422
                                                    ==========       ==========       ==========       ==========       ==========

                     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                                AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                      Western
                                                   Massachusetts                        WMECO
                                                     Electric          WMECO         Receivables
                                                      Company       Funding LLC      Corporation      Eliminations     Consolidated
                                                   -------------    -----------      -----------      ------------     ------------
Balance at beginning of period                      $   94,010       $       --       $       60       $       60       $   94,010

Repurchase of common stock                             (12,990)              --               --               --          (12,990)

Capital contribution from Western
   Massachusetts Electric Company                           --              776               --              776               --

Close out of capital surplus, paid in due
   to dissolving of subsidiary                              --               --              (60)             (60)              --

Capital stock expenses, net                              1,204               --               --               --            1,204
                                                    ----------       ----------       ----------       ----------       ----------

Balance at end of period                            $   82,224       $      776       $       --       $      776       $   82,224
                                                    ==========       ==========       ==========       ==========       ==========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

              WESTERN MASSACHUSETTS ELECTRIC COMPANY AND SUBSIDIARY
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                 Western
                                                              Massachusetts     WMECO        WMECO
                                                                Electric       FUNDING    Receivables
                                                                 Company         LLC      Corporation   Eliminations   Consolidated
                                                              -------------   ---------   -----------   ------------   ------------
Operating Activities:
  Income after interest charges                                $  14,968      $      --     $     --      $     --       $  14,968
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                  13,818             --           --            --          13,818
    Deferred income taxes and investment tax credits, net          5,281             --           --            --           5,281
    Amortization of recoverable energy costs, net                  3,179             --           --            --           3,179
    Amortization of regulatory assets, net                       131,876             --           --            --         131,876
     Gain on sale of utility plant                              (119,775)            --           --            --        (119,775)
    Allocation of ESOP benefits                                      (94)            --           --            --             (94)
    Net other uses of cash                                        (1,961)             2           --            --          (1,958)
    Changes in working capital:
      Receivables and accrued utility revenues                    15,105             --           --            88          15,017
      Fuel, materials and supplies                                   149             --           --            --             149
      Accounts payable                                             4,043             18         (106)          (88)          4,043
      Accrued taxes                                               (4,777)            --           (3)           --          (4,780)
      Other working capital (excludes cash)                        1,725          1,480           --            --           3,204
                                                               ---------      ---------     --------      --------       ---------
Net cash flows provided by/(used in) operating activities         63,537          1,500         (109)           --          64,928
                                                               ---------      ---------     --------      --------       ---------

Investing Activities:
  Investments in regulated plant:
    Electric utility plant                                       (30,921)            --           --            --         (30,921)
    Nuclear fuel                                                    (140)            --           --            --            (140)
                                                               ---------      ---------     --------      --------       ---------
  Net cash flows used for investments in regulated plant         (31,061)            --           --            --         (31,061)
  Investments in nuclear decommissioning trusts                  (23,037)            --           --            --         (23,037)
  Other investment activities, net                                 3,221         (3,191)          --          (787)            817
  Net proceeds from the sale of utility plant                    175,154             --           --            --         175,154
  Buyout of IPP contracts                                        (80,000)            --           --            --         (80,000)
                                                               ---------      ---------     --------      --------       ---------
Net cash flows provided by/(used in) investing activities         44,277         (3,191)          --          (787)         41,873
                                                               ---------      ---------     --------      --------       ---------

Financing Activities:
  Dissolution of WMECO Receivables Corporation                        --             --           11            11              --
  Repurchase of common stock                                     (15,000)            --           --            --         (15,000)
  Issuance of rate reduction bonds                                    --        155,000           --            --         155,000
  Retirement of rate reduction bonds                                  --         (2,683)          --            --          (2,683)
  Net decrease in short-term debt                                (51,400)            --           --            --         (51,400)
  Intercompany Notes Receivable/Notes Payable                    151,401       (151,401)          --            --              --
  Reacquisitions and retirements of long-term debt              (100,000)            --           --            --        (100,000)
  Reacquisitions and retirements of preferred stock              (36,500)            --           --            --         (36,500)
  Retirement of capital lease obligation                         (34,200)            --           --            --         (34,200)
  Capital contribution from parent                                    --            776           --           776              --
  Cash dividends on preferred stock                                 (404)            --           --            --            (404)
  Cash dividends on common shares                                (22,000)            --           --            --         (22,000)
                                                               ---------      ---------     --------      --------       ---------
Net cash flows (used in)/provided by financing activities       (108,103)         1,692           11           787        (107,187)
                                                               ---------      ---------     --------      --------       ---------

Net (decrease)/increase in cash for the period                      (289)             1          (98)           --            (386)
Cash - beginning of period                                           887             --           98            --             985
                                                               ---------      ---------     --------      --------       ---------
Cash - end of period                                           $     598      $       1     $     --      $     --       $     599
                                                               =========      =========     ========      ========       =========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                         $  18,768      $    (829)    $     --      $     --       $  17,939
                                                               =========      =========     ========      ========       =========
  Income taxes                                                 $   6,314      $      --     $     --      $     --       $   6,314
                                                               =========      =========     ========      ========       =========
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases              $     411      $      --     $     --      $     --       $     411
                                                               =========      =========     ========      ========       =========

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                       This Page Intentionally Left Blank

                           HOLYOKE WATER POWER COMPANY
                                 AND SUBSIDIARY
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2001
                             (Thousands of Dollars)

                                                       Holyoke      Holyoke
                                                        Water      Power and
                                                        Power       Electric
                                                       Company      Company     Eliminations  Consolidated
                                                      --------     ---------    ------------  ------------
Utility Plant, at cost:
  Electric                                            $ 35,281      $  1,418      $     --      $ 36,699
    Less: Accumulated provision for depreciation        31,804         1,055            --        32,860
                                                      --------      --------      --------      --------
                                                         3,477           363            --         3,839
  Construction work in progress                          1,118            --            --         1,118
                                                      --------      --------      --------      --------
         Total net utility plant                         4,595           363            --         4,957
                                                      --------      --------      --------      --------

Other Property and Investments:
  Investments in subsidiary companies, at equity           750            --           750            --
  Other, at cost                                         1,859            --            --         1,859
                                                      --------      --------      --------      --------
                                                         2,609            --           750         1,859
                                                      --------      --------      --------      --------
Current Assets:
  Cash                                                      --         3,130            --         3,130
  Notes Receivable from affiliated companies             3,300            --            --         3,300
  Receivables, net                                         125            --            --           125
  Accounts receivable from affiliated companies          3,766         4,032         3,675         4,124
  Taxes receivable                                         292            --            53           239
  Fuel, materials, and supplies, at average cost         6,157            --            --         6,157
  Prepayments and other                                    925            85            12           998
                                                      --------      --------      --------      --------
                                                        14,565         7,247         3,740        18,073
                                                      --------      --------      --------      --------
Deferred Charges:
  Regulatory assets                                        762            --            --           762
  Accumulated deferred income taxes                         --            36            36            --
  Prepaid pension                                        2,514            --            --         2,514
  Other                                                    281            --            --           281
                                                      --------      --------      --------      --------
                                                         3,557            36            36         3,557
                                                      --------      --------      --------      --------

        Total Assets                                  $ 25,326      $  7,646      $  4,526      $ 28,446
                                                      ========      ========      ========      ========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                           HOLYOKE WATER POWER COMPANY
                                 AND SUBSIDIARY
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2001
                             (Thousands of Dollars)

                                                       Holyoke      Holyoke
                                                        Water      Power and
                                                        Power       Electric
                                                       Company      Company     Eliminations  Consolidated
                                                      --------     ---------    ------------  ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                       $  2,400      $    485      $    485      $  2,400
   Capital surplus, paid in                              6,000            --            --         6,000
   Retained earnings                                    (1,233)         (304)         (304)       (1,233)
   Accumulated other comprehensive income                   (5)           --            --            (5)
                                                      --------      --------      --------      --------
    Total common stockholder's equity                    7,162           181           181         7,162

 Long-term debt:
   Advances from parent companies                        9,600           424           424         9,600
                                                      --------      --------      --------      --------
    Total capitalization                                16,762           605           605        16,762
                                                      --------      --------      --------      --------

Current Liabilities:
  Accounts payable                                       1,620         3,135            --         4,755
  Accounts payable to affiliated companies               1,777         3,683         3,675         1,785
  Accrued taxes                                             --            65            65            --
  Accrued interest                                          12            --            --            12
  Other                                                     25            13            --            38
                                                      --------      --------      --------      --------
                                                         3,434         6,896         3,740         6,590
                                                      --------      --------      --------      --------

Deferred Credits and Other Long-term Liabilities:
  Accumulated deferred investment tax credits            1,005            --            36           969
  Other                                                  4,125           145           145         4,125
                                                      --------      --------      --------      --------
                                                         5,130           145           181         5,094
                                                      --------      --------      --------      --------

    Total Capitalization and Liabilities              $ 25,326      $  7,646      $  4,526      $ 28,446
                                                      ========      ========      ========      ========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                           HOLYOKE WATER POWER COMPANY
                                 AND SUBSIDIARY
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                       Holyoke      Holyoke
                                                        Water      Power and
                                                        Power       Electric
                                                       Company      Company     Eliminations  Consolidated
                                                      --------     ---------    ------------  ------------
Operating Revenues                                    $ 55,137      $ 49,158      $ 49,097      $ 55,197
                                                      --------      --------      --------      --------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power           27,894        49,188        49,094        27,988
    Other                                                8,789           152             3         8,938
  Maintenance                                            7,030            --            --         7,030
  Depreciation                                           2,083            24            --         2,106
  Federal and state income taxes                         3,232           (87)           --         3,145
  Taxes other than income taxes                            504            42            --           546
                                                      --------      --------      --------      --------
          Total operating expenses                      49,532        49,319        49,097        49,753
                                                      --------      --------      --------      --------

Operating Income/(Loss)                                  5,605          (161)           --         5,444
                                                      --------      --------      --------      --------

Other Income/(loss):
  Equity in losses of subsidiary                          (209)           --          (209)           --
  Other, net                                               405            --            21           383
  Income taxes                                             571           (27)           --           545
                                                      --------      --------      --------      --------
          Other income/(loss), net                         767           (27)         (188)          928
                                                      --------      --------      --------      --------

          Income/(loss) before interest charges          6,372          (188)         (188)        6,372
                                                      --------      --------      --------      --------

Interest Charges:
  Interest on long-term debt                             1,709            --            --         1,709
  Other interest                                           287            21            21           287
                                                      --------      --------      --------      --------
          Interest charges, net                          1,996            21            21         1,996
                                                      --------      --------      --------      --------

Net Income/(Loss)                                     $  4,376      $   (209)     $   (209)     $  4,376
                                                      ========      ========      ========      ========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                           HOLYOKE WATER POWER COMPANY
                                 AND SUBSIDIARY
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                     Holyoke      Holyoke
                                      Water      Power and
                                      Power       Electric
                                     Company      Company     Eliminations  Consolidated
                                    --------     ---------    ------------  ------------

Balance at beginning of period      $ (5,607)     $    (95)     $    (95)     $ (5,607)

Additions:
  Net Income/(Loss)                    4,376          (209)         (209)        4,376

Deductions:
  Allocation of benefits-ESOP              2            --            --             2
                                    --------      --------      --------      --------

Balance at end of period            $ (1,233)     $   (304)     $   (304)     $ (1,233)
                                    ========      ========      ========      ========

                           HOLYOKE WATER POWER COMPANY
                                 AND SUBSIDIARY
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                     Holyoke      Holyoke
                                      Water      Power and
                                      Power       Electric
                                     Company      Company    Eliminations  Consolidated
                                    --------     ---------   ------------  ------------
Balance at beginning of period      $  6,000      $     --      $     --      $  6,000
                                    --------      --------      --------      --------

Balance at end of period            $  6,000      $     --      $     --      $  6,000
                                    ========      ========      ========      ========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                   HOLYOKE WATER POWER COMPANY AND SUBSIDIARY
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                Holyoke       Holyoke
                                                                 Water       Power and
                                                                 Power        Electric
                                                                Company       Company      Eliminations   Consolidated
                                                               --------      ---------     ------------   ------------
Operating Activities:
  Income/(loss) before extraordinary loss                      $  4,376       $   (209)      $   (209)      $  4,376
  Adjustments to reconcile to net cash
   (used in)/provided by operating activities:
    Depreciation                                                  2,083             24             --          2,106
    Deferred income taxes, net                                      644             (1)            --            644
    Amortization of regulatory assets, net                           --             --             --             --
    Loss on sale of assets                                          135             --             --            135
    Allocation of ESOP benefits                                      (2)            --             --             (2)
    Net other (uses)/sources of cash                             (8,135)            19             20         (8,135)
    Changes in working capital:
      Receivables, net                                            1,679            133            132          1,678
      Fuel, materials and supplies                               (1,394)            --             --         (1,394)
      Accounts payable                                           (1,190)         1,351           (132)           294
      Accrued taxes                                                (756)            36             65           (785)
      Other working capital (excludes cash)                        (446)           (88)           (65)          (469)
                                                               --------       --------       --------       --------
Net cash flows (used in)/provided by operating activities        (3,006)         1,265           (189)        (1,552)
                                                               --------       --------       --------       --------

Investing Activities:
  Investments in competitive energy assets                         (550)            --             --           (550)
  Investment in NU system Money Pool                             12,900             --             --         12,900
  Other investment activities, net                                1,806             --            189          1,617
  Net proceeds from the sale of utility plant                    17,550             --             --         17,550
                                                               --------       --------       --------       --------
Net cash flows provided by investing activities                  31,706             --            189         31,517
                                                               --------       --------       --------       --------

Financing Activities:
  Reacquisitions and retirements of long-term debt              (38,300)            --             --        (38,300)
  Advances from/(repayment to) parent                             9,600             --             --          9,600
                                                               --------       --------       --------       --------
Net cash flows used in financing activities                     (28,700)            --             --        (28,700)
                                                               --------       --------       --------       --------

Net increase in cash for the period                                  --          1,265             --          1,265
Cash - beginning of period                                           --          1,865             --          1,865
                                                               --------       --------       --------       --------
Cash - end of period                                           $     --       $  3,130       $     --       $  3,130
                                                               ========       ========       ========       ========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                         $  2,546       $     21       $     21       $  2,546
                                                               ========       ========       ========       ========
  Income taxes                                                 $  2,863       $    (87)      $     --       $  2,776
                                                               ========       ========       ========       ========

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                       This Page Intentionally Left Blank

                           YANKEE ENERGY SYSTEM, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2001
                             (Thousands of Dollars)

                                                       Yankee
                                                       Energy       Yankee Gas      NorConn
                                                       System,       Services      Properties     Housatonic
                                                        Inc.          Company         Inc.       Corporation
                                                     ----------     ----------     ----------    -----------
Utility Plant, at cost:
  Gas                                                $       --     $  634,884     $       --     $       --
    Less: Accumulated provision for depreciation             --        266,655             --             --
                                                     ----------     ----------     ----------     ----------
                                                             --        368,229             --             --
  Construction work in progress                              --         37,726             --             --
                                                     ----------     ----------     ----------     ----------
         Total net utility plant                             --        405,955             --             --
                                                     ----------     ----------     ----------     ----------

Other Property and Investments:
  Investments in subsidiary companies, at equity        512,487             --             --             --
  Other, at cost                                             --          1,794          1,877             --
                                                     ----------     ----------     ----------     ----------
                                                        512,487          1,794          1,877             --
                                                     ----------     ----------     ----------     ----------
Current Assets:
  Cash                                                        3            130             25             --
  Notes receivable from affiliated companies              3,670             --            346             --
  Receivables, net                                           --         39,495             --             --
  Accounts receivable from affiliated companies              --          9,529             25             --
  Taxes receivable                                           --             --             52             95
  Unbilled revenues                                          --         42,494             --             --
  Fuel, materials, and supplies, at average cost             --          3,880             --             --
  Prepayments and other                                     189         20,046             --             --
                                                     ----------     ----------     ----------     ----------
                                                          3,862        115,574            448             95
                                                     ----------     ----------     ----------     ----------
Deferred Charges:
  Regulatory assets                                          --         40,834             --             --
  Accumulated deferred income taxes                       3,482             --             --             --
  Unamortized debt expense                                   --          1,134              1             --
  Goodwill and other purchased intangible assets             --        287,591             --             --
  Prepaid pension                                            --         42,757             --             --
  Other                                                     395            371              1             --
                                                     ----------     ----------     ----------     ----------
                                                          3,877        372,687              2             --
                                                     ----------     ----------     ----------     ----------

       Total Assets                                  $  520,226     $  896,010     $    2,327     $       95
                                                     ==========     ==========     ==========     ==========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                           YANKEE ENERGY SYSTEM, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2001
                             (Thousands of Dollars)

                                                       Yankee         Yankee
                                                       Energy         Energy          R.M.
                                                     Financial       Services       Services
                                                      Services        Company        Company     Eliminations   Consolidated
                                                     ----------     ----------     ----------    ------------   ------------
Utility Plant, at cost:
  Gas                                                $       --     $       --     $       --     $       --     $  634,884
    Less: Accumulated provision for depreciation             --             --             --             --        266,655
                                                     ----------     ----------     ----------     ----------     ----------
                                                             --             --             --             --        368,229
  Construction work in progress                              --             --             --             --         37,726
                                                     ----------     ----------     ----------     ----------     ----------
         Total net utility plant                             --             --             --             --        405,955
                                                     ----------     ----------     ----------     ----------     ----------

Other Property and Investments:
  Investments in subsidiary companies, at equity             --             --             --        512,487             --
  Other, at cost                                             59            443         13,160             --         17,334
                                                     ----------     ----------     ----------     ----------     ----------
                                                             59            443         13,160        512,487         17,334
                                                     ----------     ----------     ----------     ----------     ----------
Current Assets:
  Cash                                                       83            151             --             --            393
  Notes receivable from affiliated companies                 --             --             --          4,015             --
  Receivables, net                                        4,462          4,700             --             --         48,657
  Accounts receivable from affiliated companies               1          2,280            173         11,474            534
  Taxes receivable                                           --            402             --            549             --
  Unbilled revenues                                          --             --             --             --         42,494
  Fuel, materials, and supplies, at average cost             --             --             --             --          3,880
  Prepayments and other                                      10             --             --              2         20,241
                                                     ----------     ----------     ----------     ----------     ----------
                                                          4,556          7,533            173         16,040        116,199
                                                     ----------     ----------     ----------     ----------     ----------
Deferred Charges:
  Regulatory assets                                          --             --             --             --         40,834
  Accumulated deferred income taxes                          74          1,399             --          4,954             --
  Unamortized debt expense                                   --             --             --             --          1,135
  Goodwill and other purchased intangible assets             --            405             --             --        287,996
  Prepaid pension                                            --             --             --             --         42,757
  Other                                                      44             --             --             94            717
                                                     ----------     ----------     ----------     ----------     ----------
                                                            118          1,804             --          5,048        373,439
                                                     ----------     ----------     ----------     ----------     ----------

       Total Assets                                  $    4,733     $    9,780     $   13,333     $  533,575     $  912,927
                                                     ==========     ==========     ==========     ==========     ==========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                        YANKEE ENERGY SYSTEM, INC.
                             AND SUBSIDIARIES
                      Consolidating Balance Sheet (a)
                      Capitalization and Liabilities
                             December 31, 2001
                          (Thousands of Dollars)

                                                        Yankee
                                                        Energy        Yankee Gas       NorConn
                                                        System,        Services       Properties     Housatonic
                                                         Inc.           Company          Inc.       Corporation
                                                      ----------      ----------      ----------    -----------
Capitalization:
  Common stockholder's equity:
   Common stock                                       $       --      $        5      $        1     $       10
   Capital surplus, paid in                              484,888         466,048               9              2
   Retained earnings                                      25,048          27,103             317           (638)
   Accumulated other comprehensive loss                   (1,363)         (1,363)             --             --
                                                      ----------      ----------      ----------     ----------
    Total common stockholder's equity                    508,573         491,793             327           (626)

  Long-term debt                                              --         151,508           1,400             --
                                                      ----------      ----------      ----------     ----------
    Total capitalization                                 508,573         643,301           1,727           (626)
                                                      ----------      ----------      ----------     ----------

Current Liabilities:
  Notes payable to banks                                      --          50,000              --             --
  Notes payable to affiliated companies                       --           2,500              --             --
  Long-term debt - current portion                            --             950             100             --
  Accounts payable                                            --          24,958              --             --
  Accounts payable to affiliated companies                11,338             747             152            721
  Accrued taxes                                              315           8,038              --             --
  Accrued interest                                            --           3,507               8             --
  Other                                                       --           7,132              --             --
                                                      ----------      ----------      ----------     ----------
                                                          11,653          97,832             260            721
                                                      ----------      ----------      ----------     ----------

Deferred Credits and Other Long-term Liabilities:
  Accumulated deferred income taxes                           --          71,950             340             --
  Accumulated deferred investment tax credits                 --           7,099              --             --
  Other                                                       --          75,828              --             --
                                                      ----------      ----------      ----------     ----------
                                                              --         154,877             340             --
                                                      ----------      ----------      ----------     ----------

    Total Capitalization and Liabilities              $  520,226      $  896,010      $    2,327     $       95
                                                      ==========      ==========      ==========     ==========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                        YANKEE ENERGY SYSTEM, INC.
                             AND SUBSIDIARIES
                      Consolidating Balance Sheet (a)
                      Capitalization and Liabilities
                             December 31, 2001
                          (Thousands of Dollars)

                                                        Yankee         Yankee
                                                        Energy         Energy           R.M.
                                                      Financial       Services        Services
                                                       Services        Company         Company      Eliminations    Consolidated
                                                      ----------     ----------      ----------     ------------    ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                       $        1     $        1      $        1      $       19      $       --
   Capital surplus, paid in                                1,241          7,881          13,798         488,977         484,888
   Retained earnings                                         189         (1,651)           (466)         24,854          25,048
   Accumulated other comprehensive loss                       --             --              --          (1,363)         (1,363)
                                                      ----------     ----------      ----------      ----------      ----------
    Total common stockholder's equity                      1,431          6,231          13,333         512,487         508,573

  Long-term debt                                              --             --              --              --         152,908
                                                      ----------     ----------      ----------      ----------      ----------
    Total capitalization                                   1,431          6,231          13,333         512,487         661,481
                                                      ----------     ----------      ----------      ----------      ----------

Current Liabilities:
  Notes payable to banks                                      --             --              --              --          50,000
  Notes payable to affiliated companies                    3,200          3,515              --           4,015           5,200
  Long-term debt - current portion                            --             --              --              --           1,050
  Accounts payable                                            46             --              --              --          25,004
  Accounts payable to affiliated companies                    36             --              --          11,474           1,518
  Accrued taxes                                               20             --              --             549           7,825
  Accrued interest                                            --             --              --               2           3,514
  Other                                                       --             34              --              --           7,166
                                                      ----------     ----------      ----------      ----------      ----------
                                                           3,302          3,549              --          16,040         101,277
                                                      ----------     ----------      ----------      ----------      ----------

Deferred Credits and Other Long-term Liabilities:
  Accumulated deferred income taxes                           --             --              --           4,954          67,336
  Accumulated deferred investment tax credits                 --             --              --              --           7,099
  Other                                                       --             --              --              94          75,734
                                                      ----------     ----------      ----------      ----------      ----------
                                                              --             --              --           5,048         150,169
                                                      ----------     ----------      ----------      ----------      ----------

    Total Capitalization and Liabilities              $    4,733     $    9,780      $   13,333      $  533,575      $  912,927
                                                      ==========     ==========      ==========      ==========      ==========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                      Yankee
                                                      Energy        Yankee Gas       NorConn
                                                      System,        Services       Properties      Housatonic
                                                       Inc.           Company          Inc.        Corporation
                                                    ----------      ----------      ----------     -----------
Operating Revenues                                  $        2      $  378,033      $      297      $       --
                                                    ----------      ----------      ----------      ----------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power               --         218,585              --              --
    Other                                                  169          53,271              88           1,054
  Maintenance                                               --           7,969              --              --
  Depreciation                                              --          25,752              89              --
  Amortization of regulatory assets                         --           7,541              --              --
  Federal and state income taxes                            --          11,900             161            (421)
  Taxes other than income taxes                              5          14,748              --              --
                                                    ----------      ----------      ----------      ----------
          Total operating expenses                         174         339,766             338             633
                                                    ----------      ----------      ----------      ----------

Operating (Loss)/Income                                   (172)         38,267             (41)           (633)
                                                    ----------      ----------      ----------      ----------

Other Income/(Loss):
  Equity in earnings of subsidiaries                    24,600              --              --              --
  Other, net                                                35           4,143              24               6
  Income taxes                                             917          (2,411)            247              (8)
                                                    ----------      ----------      ----------      ----------
          Other income/(loss), net                      25,552           1,732             271              (2)
                                                    ----------      ----------      ----------      ----------

          Income/(loss) before interest charges         25,380          39,999             230            (635)
                                                    ----------      ----------      ----------      ----------

Interest Charges:
  Interest on long-term debt                                --          12,759              97              --
  Other interest                                          (895)          1,239              23              18
                                                    ----------      ----------      ----------      ----------
          Interest charges, net                           (895)         13,998             120              18
                                                    ----------      ----------      ----------      ----------

Income/(loss) before cumulative effect of
  accounting change, net of tax benefit                 26,275          26,001             110            (653)
Cumulative effect of accounting change,
  net of tax benefit                                      (447)             --              --              --
                                                    ----------      ----------      ----------      ----------

Net Income/(Loss)                                   $   25,828      $   26,001      $      110      $     (653)
                                                    ==========      ==========      ==========      ==========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)


                                                      Yankee          Yankee
                                                   Energy, Inc.       Energy           R.M.
                                                    Financial        Services        Services
                                                     Services         Company          Inc.        Eliminations    Consolidated
                                                   ------------     ----------      ----------     ------------    ------------
Operating Revenues                                  $       99      $      (90)     $    3,279      $    1,398      $  380,223
                                                    ----------      ----------      ----------      ----------      ----------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power               --              --              --              --         218,585
    Other                                                  128             989           2,976           1,398          57,277
  Maintenance                                               --              --              --              --           7,969
  Depreciation                                              96             151             490              --          26,578
  Amortization of regulatory assets                         --              22             198              --           7,761
  Federal and state income taxes                            --            (448)             --              --          11,191
  Taxes other than income taxes                             --              --              32              --          14,787
                                                    ----------      ----------      ----------      ----------      ----------
          Total operating expenses                         224             714           3,696           1,398         344,148
                                                    ----------      ----------      ----------      ----------      ----------

Operating (Loss)/Income                                   (125)           (804)           (417)             --          36,075
                                                    ----------      ----------      ----------      ----------      ----------

Other Income/(Loss):
  Equity in earnings of subsidiaries                        --              --              --          24,600              --
  Other, net                                               336              (1)           (141)            208           4,193
  Income taxes                                              13             740             123              --            (378)
                                                    ----------      ----------      ----------      ----------      ----------
          Other income/(loss), net                         349             739             (18)         24,808           3,815
                                                    ----------      ----------      ----------      ----------      ----------

          Income/(loss) before interest charges            224             (65)           (435)         24,808          39,890
                                                    ----------      ----------      ----------      ----------      ----------

Interest Charges:
  Interest on long-term debt                                --              --              --              --          12,855
  Other interest                                            93             399              90             208             760
                                                    ----------      ----------      ----------      ----------      ----------
          Interest charges, net                             93             399              90             208          13,615
                                                    ----------      ----------      ----------      ----------      ----------

Income/(loss) before cumulative effect of
  accounting change, net of tax benefit                    131            (464)           (525)         24,600          26,275
Cumulative effect of accounting change,
  net of tax benefit                                        --              --              --              --            (447)
                                                    ----------      ----------      ----------      ----------      ----------

Net Income/(Loss)                                   $      131      $     (464)     $     (525)     $   24,600      $   25,828
                                                    ==========      ==========      ==========      ==========      ==========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                       Yankee
                                                       Energy        Yankee Gas      NorConn
                                                       System,        Services      Properties      Housatonic
                                                        Inc.           Company         Inc.        Corporation
                                                     ----------      ----------     ----------     -----------
Balance at beginning of period                       $     (733)     $    1,149     $      207      $       15

Additions:
  Net Income/(Loss)                                      25,828          26,001            110            (653)
                                                     ----------      ----------     ----------      ----------
                                                         25,095          27,150            317            (638)
                                                     ----------      ----------     ----------      ----------

Deductions:
  Allocation of benefits-ESOP                                47              47             --              --
                                                     ----------      ----------     ----------      ----------
               Total deductions                              47              47             --              --
                                                     ----------      ----------     ----------      ----------

Balance at end of period                             $   25,048      $   27,103     $      317      $     (638)
                                                     ==========      ==========     ==========      ==========

                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                       Yankee
                                                       Energy        Yankee Gas      NorConn
                                                       System,        Services      Properties      Housatonic
                                                        Inc.           Company         Inc.        Corporation
                                                     ----------      ----------     ----------     -----------
Balance at beginning of period                       $  484,888      $  466,048     $        9      $        2

Capital contribution from Yankee Energy
   System, Inc.                                              --              --             --              --
                                                     ----------      ----------     ----------      ----------

Balance at end of period                             $  484,888      $  466,048     $        9      $        2
                                                     ==========      ==========     ==========      ==========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                       Yankee          Yankee
                                                    Energy, Inc.       Energy           R.M.
                                                     Financial        Services        Services
                                                      Services         Company          Inc.        Eliminations    Consolidated
                                                    ------------     ----------      ----------     ------------    ------------
Balance at beginning of period                       $       58      $   (1,187)     $       59      $      301      $     (733)

Additions:
  Net Income/(Loss)                                         131            (464)           (525)         24,600          25,828
                                                     ----------      ----------      ----------      ----------      ----------
                                                            189          (1,651)           (466)         24,901          25,095
                                                     ----------      ----------      ----------      ----------      ----------

Deductions:
  Allocation of benefits-ESOP                                --              --              --              47              47
                                                     ----------      ----------      ----------      ----------      ----------
               Total deductions                              --              --              --              47              47
                                                     ----------      ----------      ----------      ----------      ----------

Balance at end of period                             $      189      $   (1,651)     $     (466)     $   24,854      $   25,048
                                                     ==========      ==========      ==========      ==========      ==========


                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                       Yankee          Yankee
                                                    Energy, Inc.       Energy           R.M.
                                                     Financial        Services        Services
                                                      Services         Company          Inc.        Eliminations    Consolidated
                                                    ------------     ----------      ----------     ------------    ------------
Balance at beginning of period                       $    1,241      $    7,881      $    9,298      $  484,477      $  484,888

Capital contribution from Yankee Energy
   System, Inc.                                              --              --           4,500           4,500              --
                                                     ----------      ----------      ----------      ----------      ----------

Balance at end of period                             $    1,241      $    7,881      $   13,798      $  488,977      $  484,888
                                                     ==========      ==========      ==========      ==========      ==========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                  YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                   Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                Yankee
                                                                Energy        Yankee Gas       NorConn
                                                               System,         Services       Properties      Housatonic
                                                                 Inc.           Company          Inc.        Corporation
                                                              ----------      ----------      ----------     -----------
Operating Activities:
Income/(loss) after interest charges                          $   26,275      $   26,001      $      110      $     (653)
Adjustments to reconcile to net cash
  provided by/(used in) operating activities:
    Depreciation                                                      --          25,752              89              --
    Deferred income taxes and investment tax credits, net         (3,185)         (1,196)            483              --
    Amortization of regulatory assets                                 --           7,541              --              --
    Accumulative effect of accounting change                        (447)             --              --              --
    Allocation of ESOP benefits                                      (47)            (47)             --              --
    Net other (uses)/sources of cash                              (1,291)          1,225             (88)            257
Changes in working capital:
  Accounts receivable                                              1,110          10,171             156             130
  Fuel, materials and supplies                                        --            (686)             --              --
  Accounts payable                                                 2,312         (20,784)            110             711
  Accrued taxes                                                      315         (11,584)           (369)             --
  Other working capital (excludes cash)                              508           6,234             (52)            (96)
                                                              ----------      ----------      ----------      ----------
Net cash flows provided by/(used in) operating activities         25,550          42,627             439             349
                                                              ----------      ----------      ----------      ----------

Investing Activities:
  Investments in regulated plant                                      --         (47,771)             --              --
  Investment in NU system Money Pool                               1,610            (500)           (403)           (349)
  Other investments                                              (27,692)         (1,500)             89              --
                                                              ----------      ----------      ----------      ----------
Net cash flows (used in)/provided by investing activities        (26,082)        (49,771)           (314)           (349)
                                                              ----------      ----------      ----------      ----------

Financing Activities:
  Net increase in short-term debt                                     --           3,400              --              --
  Capital contribution from parent                                    --              --              --              --
  Reacquisitions and retirements of long-term debt                    --            (950)           (100)             --
                                                              ----------      ----------      ----------      ----------
Net cash flows provided by/(used in) financing activities             --           2,450            (100)             --
                                                              ----------      ----------      ----------      ----------

Net (decrease)/increase in cash for the period                      (532)         (4,694)             25              --
Cash - beginning of period                                           535           4,824              --              --
                                                              ----------      ----------      ----------      ----------
Cash - end of period                                          $        3      $      130      $       25      $       --
                                                              ==========      ==========      ==========      ==========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                        $       37      $   14,121      $      119      $       19
                                                              ==========      ==========      ==========      ==========
  Income taxes                                                $    2,621      $   24,937      $     (300)     $     (400)
                                                              ==========      ==========      ==========      ==========

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                  YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                   Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                Yankee
                                                                Energy         Yankee
                                                               Financial       Energy         R.M.
                                                               Services       Services      Services
                                                                Company        Company        Inc.       Eliminations   Consolidated
                                                              ----------     ----------    ----------    ------------   ------------
Operating Activities:
Income/(loss) after interest charges                          $      131     $     (464)   $     (525)    $   24,600     $   26,275
Adjustments to reconcile to net cash
  provided by/(used in) operating activities:
    Depreciation                                                      96            151           490             --         26,578
    Deferred income taxes and investment tax credits, net            (44)            --            --             --         (3,943)
    Amortization of regulatory assets                                 --             22           198             --          7,761
    Accumulative effect of accounting change                          --             --            --                          (447)
    Allocation of ESOP benefits                                       --             --            --            (47)           (47)
    Net other (uses)/sources of cash                                (140)        13,831         6,943         (1,363)        22,102
Changes in working capital:
  Accounts receivable                                             (1,415)        (6,554)          772           (778)         5,146
  Fuel, materials and supplies                                        --            210            --             --           (476)
  Accounts payable                                                    (4)          (480)       (1,238)           778        (20,153)
  Accrued taxes                                                      (37)            --          (708)        (1,821)       (10,562)
  Other working capital (excludes cash)                               (3)         1,148           (78)         1,821          5,844
                                                              ----------     ----------    ----------     ----------     ----------
Net cash flows provided by/(used in) operating activities         (1,416)         7,864         5,854         23,190         58,078
                                                              ----------     ----------    ----------     ----------     ----------

Investing Activities:
  Investments in regulated plant                                      --             --            --             --        (47,771)
  Investment in NU system Money Pool                               1,418        (12,119)       (2,458)             1        (12,800)
  Other investments                                                   73          4,406        (8,987)       (27,691)        (5,923)
                                                              ----------     ----------    ----------     ----------     ----------
Net cash flows (used in)/provided by investing activities          1,491         (7,713)      (11,445)       (27,690)       (66,494)
                                                              ----------     ----------    ----------     ----------     ----------

Financing Activities:
  Net increase in short-term debt                                     --             --            --             --          3,400
  Capital contribution from parent                                    --             --         4,500          4,500             --
  Reacquisitions and retirements of long-term debt                    --             --            --             --         (1,050)
                                                              ----------     ----------    ----------     ----------     ----------
Net cash flows provided by/(used in) financing activities             --             --         4,500          4,500          2,350
                                                              ----------     ----------    ----------     ----------     ----------

Net (decrease)/increase in cash for the period                        75            151        (1,091)            --         (6,066)
Cash - beginning of period                                             8             --         1,091             --          6,459
                                                              ----------     ----------    ----------     ----------     ----------
Cash - end of period                                          $       83     $      151    $       --     $       --     $      393
                                                              ==========     ==========    ==========     ==========     ==========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                        $       93     $      399    $       91     $     (208)    $   14,671
                                                              ==========     ==========    ==========     ==========     ==========
  Income taxes                                                $       50     $   (1,173)   $      160     $       --     $   25,895
                                                              ==========     ==========    ==========     ==========     ==========

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                         CHARTER OAK ENERGY INCORPORATED
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2001
                             (Thousands of Dollars)

                                                      Charter         COE           COE          COE
                                                        Oak       Development  Argentina II   Ave Fenix
                                                    Energy, Inc.  Corporation      Corp      Corporation  Eliminations  Consolidated
                                                    ------------  -----------  ------------  -----------  ------------  ------------
Utility Plant, at cost:
  Electric                                            $     40      $     11      $     --     $     --      $     --      $     52
    Less: Accumulated provision for depreciation            40            11            --           --            --            52
                                                      --------      --------      --------     --------      --------      --------
         Total net utility plant                            --            --            --           --            --            --
                                                      --------      --------      --------     --------      --------      --------

Other Property and Investments:
  Investments in subsidiary companies, at equity        13,118            --            --           --        13,118            --
                                                      --------      --------      --------     --------      --------      --------

Current Assets:
  Cash                                                     161            37            29           52            --           279
  Receivables, net                                          --           215            --           --           215            --
  Accounts receivable from affiliated companies             --         1,168            --       23,825         1,168        23,825
  Taxes receivable                                          --            --            --           38            38            --
                                                      --------      --------      --------     --------      --------      --------
                                                           161         1,420            29       23,915         1,421        24,104
                                                      --------      --------      --------     --------      --------      --------
Deferred Charges:
  Accumulated deferred income taxes                         80            --            --           --            --            80
                                                      --------      --------      --------     --------      --------      --------

       Total Assets                                   $ 13,359      $  1,420      $     29     $ 23,915      $ 14,539      $ 24,184
                                                      ========      ========      ========     ========      ========      ========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                         CHARTER OAK ENERGY INCORPORATED
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2001
                             (Thousands of Dollars)

                                                Charter          COE            COE           COE
                                                  Oak        Development   Argentina II    Ave Fenix
                                              Energy, Inc.   Corporation       Corp       Corporation   Eliminations   Consolidated
                                              ------------   -----------   ------------   -----------   ------------   ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                 $     --       $     --      $     --       $     --       $     --       $     --
   Capital surplus, paid in                       75,944         15,873         1,571         51,884         69,327         75,944
   Retained earnings                             (64,147)       (14,786)       (1,542)       (39,881)       (56,209)       (64,147)
                                                --------       --------      --------       --------       --------       --------
    Total common stockholder's equity             11,797          1,087            29         12,003         13,118         11,797

                                                --------       --------      --------       --------       --------       --------
    Total capitalization                          11,797          1,087            29         12,003         13,118         11,797
                                                --------       --------      --------       --------       --------       --------

Current Liabilities:
  Accounts payable                                   308             --            --             --            215             93
  Accounts payable to affiliated companies         1,168             --            --         11,912          1,168         11,913
  Accrued taxes                                       86            333            --             --             38            381
                                                --------       --------      --------       --------       --------       --------
                                                   1,562            333            --         11,912          1,421         12,387
                                                --------       --------      --------       --------       --------       --------

    Total Capitalization and Liabilities        $ 13,359       $  1,420      $     29       $ 23,915       $ 14,539       $ 24,184
                                                ========       ========      ========       ========       ========       ========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                            CHARTER OAK ENERGY, INC.
                                AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                           COE            COE           COE
                                        Charter Oak    Development   Argentina II    Ave Fenix
                                        Energy, Inc.   Corporation       Corp.      Corporation   Eliminations   Consolidated
                                        ------------   -----------   ------------   -----------   ------------   ------------
Operating Revenues                        $     --       $     --      $     --       $     --       $     --      $     --
                                          --------       --------      --------       --------       --------      --------

Operating Expenses:
  Operation                                     20           (179)           --             --             --          (158)
  Federal and state income taxes                 1           (309)           --             --             --          (309)
                                          --------       --------      --------       --------       --------      --------
          Total operating expenses              21           (488)           --             --             --          (467)
                                          --------       --------      --------       --------       --------      --------

Operating (Loss)/Income                        (21)           488            --             --             --           467
                                          --------       --------      --------       --------       --------      --------

Other Income:
  Equity in earnings of subsidiaries           946             --            --             --            946            --
  Other, net                                     6            485            --             44             --           535
  Income taxes                                  --             --            --            (71)            --           (71)
                                          --------       --------      --------       --------       --------      --------
          Other income/(loss), net             952            485            --            (27)           946           464
                                          --------       --------      --------       --------       --------      --------

Net Income/(Loss)                         $    931       $    973      $     --       $    (27)      $    946      $    931
                                          ========       ========      ========       ========       ========      ========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                            CHARTER OAK ENERGY, INC.
                                AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                             COE            COE            COE
                                          Charter Oak    Development    Argentina II    Ave Fenix
                                          Energy, Inc.   Corporation        Corp       Corporation   Eliminations   Consolidated
                                          ------------   -----------    ------------   -----------   ------------   ------------
Balance at beginning of period              $(65,078)      $(15,759)      $ (1,542)      $(39,854)     $(57,155)      $(65,078)

Additions:
  Net Income/(Loss)                              931            973             (0)           (27)          946            931
                                            --------       --------       --------       --------      --------       --------

Balance at end of period                    $(64,147)      $(14,786)      $ (1,542)      $(39,881)     $(56,209)      $(64,147)
                                            ========       ========       ========       ========      ========       ========

                            CHARTER OAK ENERGY, INC.
                                AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                             COE            COE            COE
                                          Charter Oak    Development    Argentina II    Ave Fenix
                                          Energy, Inc.   Corporation        Corp       Corporation   Eliminations   Consolidated
                                          ------------   -----------    ------------   -----------   ------------   ------------
Balance at beginning of period              $ 83,944       $ 17,373       $  1,571       $ 55,884      $ 74,827       $ 83,944

Dividends declared on common shares:
  $15,000.00 per share                            --         (1,500)            --             --        (1,500)            --
  $25,000.00 per share                        (2,500)            --             --             --            --         (2,500)
  $40,000.00 per share                            --             --             --         (4,000)       (4,000)            --
  $55,000.00 per share                        (5,500)            --             --             --            --         (5,500)
                                            --------       --------       --------       --------      --------       --------

Balance at end of period                    $ 75,944       $ 15,873       $  1,571       $ 51,884      $ 69,327       $ 75,944
                                            ========       ========       ========       ========      ========       ========

Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                       CHARTER OAK ENERGY AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                Charter Oak        COE        COE Ave
                                                  Charter Oak   Development   Argentina II     Fenix
                                                  Energy, Inc.  Corporation       Corp.        Corp.     Eliminations  Consolidated
                                                  ------------  -----------   ------------  -----------  ------------  ------------
Operating Activities:
  Income/(loss) after interest charges              $    931      $    973      $     --      $    (27)     $    946      $    931
  Adjustments to reconcile to net cash
   provided by operating activities:
    Deferred income taxes                                 --            --            --         2,206            --         2,206
    Net other (uses)/sources of cash                    (200)           --            --        11,912            --        11,711
    Changes in working capital:
      Accounts receivable                              2,500            --            --       (23,825)        2,500       (23,825)
      Accounts payable                                    (6)           --            --         9,411        (2,500)       11,907
      Accrued taxes                                       86           317            --            --            38           365
      Other working capital (excludes cash)               34            --            --         1,891           (38)        1,963
                                                    --------      --------      --------      --------      --------      --------
Net cash flows provided by operating activities        3,345         1,290            --         1,568           946         5,258
                                                    --------      --------      --------      --------      --------      --------

Investing Activities:
  Other investments                                    4,554            --            --            --         4,554            --
                                                    --------      --------      --------      --------      --------      --------
Net cash flows provided by investing activities        4,554            --            --            --         4,554            --
                                                    --------      --------      --------      --------      --------      --------

Financing Activities:
  Cash dividends on common shares                     (8,000)       (1,500)           --        (4,000)       (5,500)       (8,000)
                                                    --------      --------      --------      --------      --------      --------
Net cash flows used in financing activities           (8,000)       (1,500)           --        (4,000)       (5,500)       (8,000)
                                                    --------      --------      --------      --------      --------      --------

Net decrease in cash for the period                     (101)         (210)           --        (2,432)           --        (2,742)
Cash - beginning of period                               262           247            29         2,484            --         3,021
                                                    --------      --------      --------      --------      --------      --------
Cash - end of period                                $    161      $     37      $     29      $     52      $     --      $    279
                                                    ========      ========      ========      ========      ========      ========

Supplemental Cash Flow Information:
Cash refunded during the year for:
  Interest, net of amounts capitalized              $     --      $     --      $     --      $     --      $     --      $     --
                                                    ========      ========      ========      ========      ========      ========
  Income taxes                                      $   (120)     $    257      $     --      $ (4,025)     $     --      $ (3,888)
                                                    ========      ========      ========      ========      ========      ========

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                       This Page Intentionally Left Blank

                  SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2001
                             (Thousands of Dollars)

                                                                              HEC Energy
                                          Select Energy    Select Energy      Consulting      Reeds Ferry
                                            Services,       Contracting,     Canada, Inc.     Supply Co.,
                                               Inc.             Inc.              (b)             Inc.
                                          -------------    -------------     ------------     -----------
Utility Plant, at cost:
  Other                                      $  5,974         $ 18,575         $     --         $    295

    Less: Accumulated provision for
            depreciation                        4,209            4,570               --               48
                                             --------         --------         --------         --------

         Total net utility plant                1,765           14,005               --              247
                                             --------         --------         --------         --------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                   19,639               --               --               --
 Other, at cost                                     6               --               --               --
                                             --------         --------         --------         --------

                                               19,645               --               --               --
                                             --------         --------         --------         --------

Current Assets:
  Cash                                            415              215               --                5
  Receivables, net                              5,617           15,307               --              127
  Accounts receivable from
   affiliated companies                        11,228              830               --               --
  Taxes receivable                                628               --               --               --
  Other material and supplies,
   at average cost                                 --              267               --               --
  Prepayments and other                           309              421               --               --
                                             --------         --------         --------         --------

                                               18,197           17,040               --              132
                                             --------         --------         --------         --------

Deferred Charges:
  Goodwill                                         --            5,943               --               --
  Other                                        20,743               --               --               --
                                             --------         --------         --------         --------

                                               20,743            5,943               --               --
                                             --------         --------         --------         --------

    Total Assets                             $ 60,350         $ 36,988         $     --         $    379
                                             ========         ========         ========         ========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.

(b) HEC Energy Consulting Canada, Inc. was dissolved on December 31, 2001. The business was transferred to Select Energy Services, Inc.

                  SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2001
                             (Thousands of Dollars)

                                          HEC/Tobyhanna      HEC/CJTS
                                              Energy          Energy
                                          Project, Inc.     Center LLC     Eliminations    Consolidated
                                          -------------     ----------     ------------    ------------
Utility Plant, at cost:
  Other                                      $    714        $     --        $    714        $ 24,844

    Less: Accumulated provision for
            depreciation                           73              --              73           8,827
                                             --------        --------        --------        --------

         Total net utility plant                  641              --             641          16,017
                                             --------        --------        --------        --------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                       --              --          19,639              --
 Other, at cost                                    --              --              --               6
                                             --------        --------        --------        --------

                                                   --              --          19,639               6
                                             --------        --------        --------        --------

Current Assets:
  Cash                                          2,525               1              --           3,162
  Receivables, net                              1,272              --             144          22,179
  Accounts receivable from
   affiliated companies                            --              --          11,964              94
  Taxes receivable                                 --              --             628              --
  Other material and supplies,
   at average cost                                 --              --              --             267
  Prepayments and other                            --              --              --             731
                                             --------        --------        --------        --------

                                                3,797               1          12,736          26,433
                                             --------        --------        --------        --------

Deferred Charges:
  Goodwill                                         --              --              --           5,943
  Other                                        26,265              --           1,898          45,109
                                             --------        --------        --------        --------

                                               26,265              --           1,898          51,052
                                             --------        --------        --------        --------

    Total Assets                             $ 30,703        $      1        $ 34,914        $ 93,508
                                             ========        ========        ========        ========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.

(b) HEC Energy Consulting Canada, Inc. was dissolved on December 31, 2001. The business was transferred to Select Energy Services, Inc.

                  SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2001
                             (Thousands of Dollars)

                                                                                HEC Energy
                                            Select Energy    Select Energy      Consulting      Reeds Ferry
                                              Services,       Contracting,     Canada, Inc.     Supply Co.,
                                                 Inc.             Inc.              (b)             Inc.
                                            -------------    -------------     ------------     -----------
Capitalization:
 Common stockholder's equity:
  Common stock                                 $     --         $     --          $     --        $      4
  Capital surplus, paid in                       24,900           14,910                --               3
  Retained earnings                               2,931              754                --             (49)
                                               --------         --------          --------        --------

    Total common stockholder's equity            27,831           15,664                --             (42)
  Long-term debt                                     --               --                --              --
                                               --------         --------          --------        --------

    Total capitalization                         27,831           15,664                --             (42)
                                               --------         --------          --------        --------

Current Liabilities:
  Notes payable to affiliated company            14,500            3,790                --              --
  Accounts payable                                3,560            4,576                --             126
  Accounts payable to affiliated
   companies                                      1,035            7,454                --             295
  Accrued taxes                                      --              926                --              --
  Accrued interest                                   --               --                --              --
  Other                                          13,405            1,780                --              --
                                               --------         --------          --------        --------

                                                 32,500           18,526                --             421
                                               --------         --------          --------        --------

Deferred Credits and Other
 Long-term Liabilities:
  Accumulated deferred income taxes                  19              260                --              --
  Other                                              --            2,538                --              --
                                               --------         --------          --------        --------

                                                     19            2,798                --              --
                                               --------         --------          --------        --------

   Total Capitalization and Liabilities        $ 60,350         $ 36,988          $     --        $    379
                                               ========         ========          ========        ========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.

(b) HEC Energy Consulting Canada, Inc. was dissolved on December 31, 2001. The business was transferred to Select Energy Services, Inc.

                  SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2001
                             (Thousands of Dollars)

                                            HEC/Tobyhanna      HEC/CJTS
                                                Energy          Energy
                                            Project, Inc.     Center LLC     Eliminations    Consolidated
                                            -------------     ----------     ------------    ------------
Capitalization:
 Common stockholder's equity:
  Common stock                                 $     --         $     --        $      4        $     --
  Capital surplus, paid in                           --               10          14,923          24,900
  Retained earnings                                 226               (9)            922           2,931
                                               --------         --------        --------        --------

    Total common stockholder's equity               226                1          15,849          27,831
  Long-term debt                                 25,979               --              --          25,979
                                               --------         --------        --------        --------

    Total capitalization                         26,205                1          15,849          53,810
                                               --------         --------        --------        --------

Current Liabilities:
  Notes payable to affiliated company                --               --           3,790          14,500
  Accounts payable                                   --               --             127           8,136
  Accounts payable to affiliated
   companies                                      3,403               --          11,982             205
  Accrued taxes                                      --               --             628             298
  Accrued interest                                  744               --              --             744
  Other                                             351               --              --          15,535
                                               --------         --------        --------        --------

                                                  4,498               --          16,527          39,418
                                               --------         --------        --------        --------

Deferred Credits and Other
 Long-term Liabilities:
  Accumulated deferred income taxes                  --               --              --             280
  Other                                              --               --           2,538              --
                                               --------         --------        --------        --------

                                                     --               --           2,538             280
                                               --------         --------        --------        --------

   Total Capitalization and Liabilities        $ 30,703         $      1        $ 34,914        $ 93,508
                                               ========         ========        ========        ========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.

(b) HEC Energy Consulting Canada, Inc. was dissolved on December 31, 2001. The business was transferred to Select Energy Services, Inc.

                  SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                           HEC Energy
                                             Select          Select        Consulting         Reeds
                                             Energy          Energy          Canada,          Ferry
                                            Services,     Contracting,         Inc.           Supply
                                              Inc.            Inc.             (b)           Co., Inc.
                                            --------      ------------     ----------        ---------
Operating Revenues                          $ 49,563        $ 56,511        $     --         $    961
                                            --------        --------        --------         --------

Operating Expenses:
  Operation                                   47,390          51,568               3              962
  Maintenance                                     38             437              --               --
  Depreciation                                   234           1,571              --               20
  Amortization of regulatory assets               --              76              --               --
  Federal and state income taxes                 718             833              --               --
  Taxes other than income taxes                  504             450              --               --
                                            --------        --------        --------         --------
          Total operating expenses            48,884          54,935               3              982
                                            --------        --------        --------         --------

Operating Income/(Loss)                          679           1,576              (3)             (21)
                                            --------        --------        --------         --------

Other Income
  Equity in earnings of subsidiaries             928              --              --               --
  Other, net                                   2,001              22              --               --
                                            --------        --------        --------         --------
          Other income, net                    2,929              22              --               --
                                            --------        --------        --------         --------

          Income/(loss)
            before interest charges            3,608           1,598              (3)             (21)
                                            --------        --------        --------         --------

Interest Charges                               1,219             680              --               --
                                            --------        --------        --------         --------

Net Income/(Loss)                           $  2,389        $    918        $     (3)        $    (21)
                                            ========        ========        ========         ========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

(b) HEC Energy Consulting Canada, Inc. was dissolved on December 31, 2001. The business was transferred to Select Energy Services, Inc.

                  SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                              HEC/             HEC/
                                           Tobyhanna           CJTS
                                             Energy           Energy
                                            Project,          Center
                                              Inc.              LLC         Eliminations    Consolidated
                                           ---------         --------       ------------    ------------
Operating Revenues                          $     --         $     --         $  5,050        $101,984
                                            --------         --------         --------        --------

Operating Expenses:
  Operation                                       --                9            5,050          94,881
  Maintenance                                     --               --               --             475
  Depreciation                                    --               --               --           1,825
  Amortization of regulatory assets               --               --               --              76
  Federal and state income taxes                 178               --               --           1,729
  Taxes other than income taxes                   --               --               --             954
                                            --------         --------         --------        --------
          Total operating expenses               178                9            5,050          99,940
                                            --------         --------         --------        --------

Operating Income/(Loss)                         (178)              (9)              --           2,044
                                            --------         --------         --------        --------

Other Income
  Equity in earnings of subsidiaries              --               --              928              --
  Other, net                                   2,259               --               --           4,281
                                            --------         --------         --------        --------
          Other income, net                    2,259               --              928           4,281
                                            --------         --------         --------        --------

          Income/(loss)
            before interest charges            2,081               (9)             928           6,325
                                            --------         --------         --------        --------

Interest Charges                               2,038               --               --           3,936
                                            --------         --------         --------        --------

Net Income/(Loss)                           $     43         $     (9)        $    928        $  2,389
                                            ========         ========         ========        ========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

(b) HEC Energy Consulting Canada Inc., was dissolved on December 31, 2001. The business was transferred to Select Energy Services, Inc.

                  SELECT ENERGY SERVICES INC. AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                                    HEC Energy
                                                     Select          Select         Consulting         Reeds
                                                     Energy          Energy           Canada,          Ferry
                                                    Services,     Contracting,          Inc.           Supply
                                                      Inc.            Inc.              (b)           Co., Inc.
                                                    --------      ------------      ----------        --------
Balance at beginning of period                      $    574        $   (144)        $     (6)        $    (28)

Additions:
  Net income/(loss)                                    2,389             918               (3)             (21)
                                                    --------        --------         --------         --------
                                                       2,963             774               (9)             (49)
                                                    --------        --------         --------         --------

Deductions:
  Close out of retained earnings due to
    transferring subsidiary to Select Energy
    Services, Inc.                                        --              --               (9)              --
  Allocation of benefits-ESOP                             32              20               --               --
                                                    --------        --------         --------         --------
               Total deductions                           32              20               (9)              --
                                                    --------        --------         --------         --------

Balance at end of period                            $  2,931        $    754         $     --         $    (49)
                                                    ========        ========         ========         ========

                  SELECT ENERGY SERVICES INC. AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                                    HEC Energy
                                                     Select          Select         Consulting         Reeds
                                                     Energy          Energy           Canada,          Ferry
                                                    Services,     Contracting,          Inc.           Supply
                                                      Inc.            Inc.              (b)           Co., Inc.
                                                    --------      ------------      ----------        --------
Balance at beginning of period                      $ 24,900        $ 14,910         $      7         $      3

  Close out of capital surplus, paid in due to
    transferring subsidiary to Select Energy
    Services, Inc.                                        --              --               (7)              --
  Capital contribution from Select Energy
    Services, Inc.                                        --              --               --               --
                                                    --------        --------         --------         --------

Balance at end of period                            $ 24,900        $ 14,910         $     --         $      3
                                                    ========        ========         ========         ========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.

(b) HEC Energy Consulting Canada, Inc. was dissolved on December 31, 2001. The business was transferred to Select Energy Services, Inc.

                  SELECT ENERGY SERVICES INC. AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                      HEC/            HEC/
                                                   Tobyhanna          CJTS
                                                     Energy          Energy
                                                    Project,         Center
                                                      Inc.             LLC         Eliminations    Consolidated
                                                   ---------        --------       ------------    ------------
Balance at beginning of period                      $    183        $     --         $      5         $    574

Additions:
  Net income/(loss)                                       43              (9)             928            2,389
                                                    --------        --------         --------         --------
                                                         226              (9)             933            2,963
                                                    --------        --------         --------         --------

Deductions:
  Close out of retained earnings due to
    transferring subsidiary to Select Energy
    Services, Inc.                                        --              --               (9)              --
  Allocation of benefits-ESOP                             --              --               20               32
                                                    --------        --------         --------         --------
               Total deductions                           --              --               11               32
                                                    --------        --------         --------         --------

Balance at end of period                            $    226        $     (9)        $    922         $  2,931
                                                    ========        ========         ========         ========

                  SELECT ENERGY SERVICES INC. AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)


                                                      HEC/            HEC/
                                                   Tobyhanna          CJTS
                                                     Energy          Energy
                                                    Project,         Center
                                                      Inc.             LLC         Eliminations    Consolidated
                                                   ---------        --------       ------------    ------------
Balance at beginning of period                      $     --        $     --         $ 14,920         $ 24,900

  Close out of capital surplus, paid in due to
    transferring subsidiary to Select Energy
    Services, Inc.                                        --              --               (7)              --
  Capital contribution from Select Energy
    Services, Inc.                                        --              10               10               --
                                                    --------        --------         --------         --------

Balance at end of period                            $     --        $     10         $ 14,923         $ 24,900
                                                    ========        ========         ========         ========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)   Not covered by auditors' report.

(b) HEC Energy Consulting Canada, Inc. was dissolved on December 31, 2001. The business was transferred to Select Energy Services, Inc.

                  SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                  Select           Select         HEC Energy
                                                                  Energy           Energy         Consulting
                                                                 Services,      Contracting,        Canada,
                                                                   Inc.             Inc.              Inc.
                                                                 --------       ------------      ----------
Operating Activities:
  Income/(loss) after interest charges                           $  2,389         $    918         $     (3)
  Adjustments to reconcile to net cash
   used in by operating activities:
    Depreciation                                                      234            1,571               --
    Deferred income taxes and investment tax credits, net            (143)            (205)              --
    Allocation of ESOP benefits                                       (32)             (20)              --
    Other sources/(uses) of cash                                      214            1,539               --
    Changes in working capital:
      Receivables and accrued utility revenues                     (4,087)          (4,391)              --
      Fuel, materials and supplies                                     --              228               --
      Accounts payable                                                956                8              (14)
      Accrued taxes                                                    --              619               --
      Other working capital (excludes cash)                         1,879             (900)              (8)
                                                                 --------         --------         --------
Net cash flows provided by/(used in) operating activities           1,410             (633)             (25)
                                                                 --------         --------         --------

Investing Activities:
  Investment in plant:
    Electric utility plant                                           (289)            (836)              --
                                                                 --------         --------         --------
  Net cash flows used for investments in plant                       (289)            (836)              --
  Other investments                                                  (924)              --               --
                                                                 --------         --------         --------
Net cash flows used in investing activities                        (1,213)            (836)              --
                                                                 --------         --------         --------

Financing Activities:
  Dissolution of HEC Energy Consulting Canada, Inc.                    --               --                2
  Retirmement of long-term debt                                        --               --               --
  Net decrease in short-term debt                                    (800)              --               --
  Capital contributions                                                --               --               --
                                                                 --------         --------         --------
Net cash flows (used in)/provided by financing activities            (800)              --                2
                                                                 --------         --------         --------

Net (decrease)/increase in cash for the period                       (603)          (1,469)             (23)
Cash - beginning of period                                          1,018            1,684               23
                                                                 --------         --------         --------
Cash - end of period                                             $    415         $    215         $     --
                                                                 ========         ========         ========

Supplemental Cash Flow Information:
Cash (refunded)/paid during the year for:
  Interest, net of amounts capitalized                           $     --         $     --         $     --
                                                                 ========         ========         ========
  Income taxes                                                   $  1,165         $     45         $     --
                                                                 ========         ========         ========

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                  SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                              HEC/
                                                              Reeds        Tobyhanna      HEC/CJTS
                                                              Ferry          Energy        Energy
                                                              Supply        Project,       Center
                                                             Co., Inc.        Inc.           LLC      Eliminations    Consolidated
                                                             --------      ---------      --------    ------------    ------------
Operating Activities:
  Income/(loss) after interest charges                       $    (21)      $     43      $     (9)     $    928         $  2,389
  Adjustments to reconcile to net cash
   used in by operating activities:
    Depreciation                                                   20             --            --            --            1,825
    Deferred income taxes and investment tax credits, net          --             --            --            --             (348)
    Allocation of ESOP benefits                                    --             --            --           (20)             (32)
    Other sources/(uses) of cash                                   --         (3,198)           --            (2)          (1,443)
    Changes in working capital:
      Receivables and accrued utility revenues                    (50)          (664)           --        (2,628)          (6,563)
      Fuel, materials and supplies                                 --             --            --            --              228
      Accounts payable                                             49          3,403            --         2,932            1,470
      Accrued taxes                                                --             --            --           321              298
      Other working capital (excludes cash)                        --            337            --          (625)           1,933
                                                             --------       --------      --------      --------         --------
Net cash flows provided by/(used in) operating activities          (2)           (79)           (9)          906             (243)
                                                             --------       --------      --------      --------         --------

Investing Activities:
  Investment in plant:
    Electric utility plant                                         --             --            --            --           (1,125)
                                                             --------       --------      --------      --------         --------
  Net cash flows used for investments in plant                     --             --            --            --           (1,125)
  Other investments                                                --             --            --          (918)              (6)
                                                             --------       --------      --------      --------         --------
Net cash flows used in investing activities                        --             --            --          (918)          (1,131)
                                                             --------       --------      --------      --------         --------

Financing Activities:
  Dissolution of HEC Energy Consulting Canada, Inc.                --             --            --             2               --
  Retirement of long-term debt                                     --           (498)           --            --             (498)
  Net decrease in short-term debt                                  --             --            --            --             (800)
  Capital contributions                                            --             --            10            10               --
                                                             --------       --------      --------      --------         --------
Net cash flows (used in)/provided by financing activities          --           (498)           10            12           (1,298)
                                                             --------       --------      --------      --------         --------

Net (decrease)/increase in cash for the period                     (2)          (577)            1            --           (2,672)
Cash - beginning of period                                          7          3,102            --            --            5,834
                                                             --------       --------      --------      --------         --------
Cash - end of period                                         $      5       $  2,525      $      1      $     --         $  3,162
                                                             ========       ========      ========      ========         ========

Supplemental Cash Flow Information:
Cash (refunded)/paid during the year for:
  Interest, net of amounts capitalized                       $     --       $     --      $     --      $     --         $    473
                                                             ========       ========      ========      ========         ========
  Income taxes                                               $     --       $     27      $     --      $     --         $  1,237
                                                             ========       ========      ========      ========         ========

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                              NU ENTERPRISES, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2001
                             (Thousands of Dollars)

                                                                                     Northeast
                                                                                     Generation
                                                                                      Services           Select           Select
                                                          NU           Northeast       Company           Energy        Energy, Inc.
                                                     Enterprises,     Generation    (consolidated)      Portland      (consolidated)
                                                         Inc.           Company          (b)         Pipeline, Inc.         (b)
                                                     ------------     ----------    --------------   --------------   --------------
Utility Plant, at cost:
  Electric                                            $       --      $  265,309      $       --       $       --       $       --
  Other                                                       --              --           2,062               --           14,243
                                                      ----------      ----------      ----------       ----------       ----------
                                                              --         265,309           2,062               --           14,243
    Less: Accumulated provision for depreciation              --         150,294             792               --            5,691
                                                      ----------      ----------      ----------       ----------       ----------
                                                              --         115,015           1,270               --            8,552
  Construction work in progress                               --          21,055           1,116               --              289
                                                      ----------      ----------      ----------       ----------       ----------
         Total net utility plant                              --         136,070           2,386               --            8,841
                                                      ----------      ----------      ----------       ----------       ----------

Other Property and Investments:
  Investments in subsidiary companies, at equity         546,757              --              --               --               --
  Other, at cost                                          10,000              --              26               --               --
                                                      ----------      ----------      ----------       ----------       ----------
                                                         556,757              --              26               --               --
                                                      ----------      ----------      ----------       ----------       ----------
Current Assets:
  Cash                                                        76           6,095             480              377            5,876
  Special deposits                                            --              --              --               --           13,036
  Notes receivable from affiliated companies               4,600           9,900              --               --               --
  Receivables, net                                            --              --          21,479               --          287,608
  Accounts receivable from affiliated companies               --          10,642           1,260               --          107,565
  Taxes receivable                                            65           4,217              --               --              926
  Unbilled revenues                                           --              --              --               --           34,397
  Fuel, materials, and supplies, at average cost              --           1,793             558               --               --
  Unrealized gains on mark-to-market                          --              --              --               --           72,865
  Prepayments and other                                       --             392           3,255               --           16,795
                                                      ----------      ----------      ----------       ----------       ----------
                                                           4,741          33,039          27,032              377          539,068
                                                      ----------      ----------      ----------       ----------       ----------
Deferred Charges:
  Accumulated deferred income taxes                           --         256,049             200              153           32,682
  Unamortized debt expense                                    --          10,662              --               --               --
  Goodwill and other purchased intangible assets, net         --              --           6,963               --           20,151
  Prepaid pension                                             --              --              --               --            2,716
  Other                                                       67          29,148             931               --           17,740
                                                      ----------      ----------      ----------       ----------       ----------
                                                              67         295,859           8,094              153           73,289
                                                      ----------      ----------      ----------       ----------       ----------

       Total Assets                                   $  561,565      $  464,968      $   37,538       $      530       $  621,198
                                                      ==========      ==========      ==========       ==========       ==========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

                              NU ENTERPRISES, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2001
                             (Thousands of Dollars)

                                                                            Select
                                                                            Energy
                                                          Mode 1        Services, Inc.
                                                      Communications,   (consolidated)
                                                            Inc.              (b)          Eliminations      Consolidated
                                                      --------------    --------------     ------------      ------------
Utility Plant, at cost:
  Electric                                              $      906        $       --        $       --        $  266,215
  Other                                                         --            24,844                --            41,149
                                                        ----------        ----------        ----------        ----------
                                                               906            24,844                --           307,364
    Less: Accumulated provision for depreciation                61             8,827                --           165,665
                                                        ----------        ----------        ----------        ----------
                                                               845            16,017                --           141,699
  Construction work in progress                                 93                --                --            22,554
                                                        ----------        ----------        ----------        ----------
         Total net utility plant                               938            16,017                --           164,253
                                                        ----------        ----------        ----------        ----------

Other Property and Investments:
  Investments in subsidiary companies, at equity                --                --           546,757                --
  Other, at cost                                            26,176                 6                --            36,207
                                                        ----------        ----------        ----------        ----------
                                                            26,176                 6           546,757            36,207
                                                        ----------        ----------        ----------        ----------
Current Assets:
  Cash                                                          10             3,162                --            16,077
  Special deposits                                              --                --                --            13,036
  Notes receivable from affiliated companies                 1,800                --                --            16,300
  Receivables, net                                           1,546            22,179                --           332,813
  Accounts receivable from affiliated companies                 --                94            11,728           107,833
  Taxes receivable                                              --                --             3,207             2,001
  Unbilled revenues                                             --                --                --            34,397
  Fuel, materials, and supplies, at average cost                --               267                --             2,618
  Unrealized gains on mark-to-market                            --                --                --            72,865
  Prepayments and other                                         --               731                --            21,172
                                                        ----------        ----------        ----------        ----------
                                                             3,356            26,433            14,935           619,112
                                                        ----------        ----------        ----------        ----------
Deferred Charges:
  Accumulated deferred income taxes                             --                --             2,315           286,768
  Unamortized debt expense                                      --                --                --            10,662
  Goodwill and other purchased intangible assets, net           --             5,943            (1,547)           34,604
  Prepaid pension                                               --                --                --             2,716
  Other                                                         --            45,109             1,601            91,394
                                                        ----------        ----------        ----------        ----------
                                                                --            51,052             2,369           426,144
                                                        ----------        ----------        ----------        ----------

       Total Assets                                     $   30,470        $   93,508        $  564,061        $1,245,716
                                                        ==========        ==========        ==========        ==========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

                              NU ENTERPRISES, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2001
                             (Thousands of Dollars)

                                                                                     Northeast
                                                                                     Generation
                                                                                      Services           Select           Select
                                                          NU           Northeast       Company           Energy        Energy, Inc.
                                                     Enterprises,     Generation    (consolidated)      Portland      (consolidated)
                                                         Inc.           Company          (b)         Pipeline, Inc.         (b)
                                                     ------------    -----------    --------------   --------------   --------------
Capitalization:
  Common stockholder's equity:
   Common stock                                       $        --    $        --      $        --      $        --      $        --
   Capital surplus, paid in                               657,870          3,039           10,435            4,359          199,551
   Retained earnings                                      (64,925)        11,853            3,170           (3,912)        (144,025)
  Accumulated other comprehensive income                  (31,416)        (1,941)              --               --          (33,459)
                                                      -----------    -----------      -----------      -----------      -----------
    Total common stockholder's equity                     561,529         12,951           13,605              447           22,067
  Advances from Northeast Utilities                            --             --               --               --           33,502
  Long-term debt                                               --        416,000               --               --               --
                                                      -----------    -----------      -----------      -----------      -----------
    Total capitalization                                  561,529        428,951           13,605              447           55,569
                                                      -----------    -----------      -----------      -----------      -----------

Current Liabilities:
  Notes payable to banks                                       --             --               --               --               --
  Notes payable to affiliated companies                        --             --           12,500               --          162,000
  Long-term debt - current portion                             --         24,000               --               --               --
  Accounts payable                                              1          1,759            3,735               --          298,079
  Accounts payable to affiliated companies                     35          1,297            3,205               --           15,052
  Accrued taxes                                                --            794            2,638               83               --
  Accrued interest                                             --          7,029               --               --               28
  Other                                                        --          1,138              679               --           27,976
                                                      -----------    -----------      -----------      -----------      -----------
                                                               36         36,017           22,757               83          503,135
                                                      -----------    -----------      -----------      -----------      -----------

Deferred Credits and Other Long-term Liabilities:
  Accumulated deferred income taxes                            --             --               --               --               --
  Other                                                        --             --            1,176               --           62,494
                                                      -----------    -----------      -----------      -----------      -----------
                                                               --             --            1,176               --           62,494
                                                      -----------    -----------      -----------      -----------      -----------

    Total Capitalization and Liabilities              $   561,565    $   464,968      $    37,538      $       530      $   621,198
                                                      ===========    ===========      ===========      ===========      ===========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

                              NU ENTERPRISES, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2001
                             (Thousands of Dollars)

                                                                            Select
                                                                            Energy
                                                          Mode 1        Services, Inc.
                                                      Communications,   (consolidated)
                                                            Inc.              (b)          Eliminations      Consolidated
                                                      --------------    --------------     ------------      ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                         $        --       $        --       $        --       $        --
   Capital surplus, paid in                                  29,357            24,900           716,775           212,735
   Retained earnings                                         (8,619)            2,931          (138,602)          (64,925)
  Accumulated other comprehensive income                      3,982                --           (31,416)          (31,416)
                                                        -----------       -----------       -----------       -----------
    Total common stockholder's equity                        24,720            27,831           546,757           116,394
  Advances from Northeast Utilities                              --                --                --            33,502
  Long-term debt                                                 --            25,979                --           441,979
                                                        -----------       -----------       -----------       -----------
    Total capitalization                                     24,720            53,810           546,757           591,875
                                                        -----------       -----------       -----------       -----------

Current Liabilities:
  Notes payable to banks                                         --                --                --                --
  Notes payable to affiliated companies                          --            14,500                --           189,000
  Long-term debt - current portion                               --                --                --            24,000
  Accounts payable                                                1             8,136                --           311,710
  Accounts payable to affiliated companies                      129               205            11,728             8,195
  Accrued taxes                                                 188               298             3,207               794
  Accrued interest                                               --               744                --             7,801
  Other                                                          10            15,535                --            45,338
                                                        -----------       -----------       -----------       -----------
                                                                328            39,418            14,935           586,838
                                                        -----------       -----------       -----------       -----------

Deferred Credits and Other Long-term Liabilities:
  Accumulated deferred income taxes                           2,036               280             2,315                --
  Other                                                       3,386                --                54            67,003
                                                        -----------       -----------       -----------       -----------
                                                              5,422               280             2,369            67,003
                                                        -----------       -----------       -----------       -----------

    Total Capitalization and Liabilities                $    30,470       $    93,508       $   564,061       $ 1,245,716
                                                        ===========       ===========       ===========       ===========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                                       Northeast
                                                                                      Generation
                                                                                        Service       Select Energy       Select
                                                         NU           Northeast         Company         Portland       Energy, Inc.
                                                    Enterprises,     Generation     (consolidated)      Pipeline,     (consolidated)
                                                        Inc.           Company            (b)              Inc.             (b)
                                                    -----------      -----------    --------------    -------------   --------------
Operating Revenues                                  $        --      $   129,681      $   112,012      $        --      $ 2,780,280
                                                    -----------      -----------      -----------      -----------      -----------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power                --               --            2,449               --        2,800,317
    Other                                                   300           15,426           47,646                8           40,622
  Maintenance                                                --            6,902           55,245               --               51
  Depreciation                                               --            3,040              393               --            3,596
  Amortization of regulatory assets                          --               --               --               --            1,191
  Federal and state income taxes                           (110)          28,432            2,344               31          (30,844)
  Taxes other than income taxes                              11            7,375              256               --            4,258
                                                    -----------      -----------      -----------      -----------      -----------
          Total operating expenses                          201           61,175          108,333               39        2,819,191
                                                    -----------      -----------      -----------      -----------      -----------

Operating (Loss)/Income                                    (201)          68,506            3,679              (39)         (38,911)
                                                    -----------      -----------      -----------      -----------      -----------

Other (Loss)/Income:
  Equity in loss of subsidiaries                        (24,451)              --               --               --               --
  Other, net                                                 49            1,113            1,644               --              327
  Income Taxes                                               --               --             (133)              --             (136)
                                                    -----------      -----------      -----------      -----------      -----------
          Other (loss)/Income, net                      (24,402)           1,113            1,511               --              191
                                                    -----------      -----------      -----------      -----------      -----------

          (Loss)/Income before interest charges         (24,603)          69,619            5,190              (39)         (38,720)
                                                    -----------      -----------      -----------      -----------      -----------

Interest Charges:
  Interest on long-term debt                                 --            7,396               --               --               --
  Other interest                                              5           19,966              611                2            8,589
                                                    -----------      -----------      -----------      -----------      -----------
          Interest charges, net                               5           27,362              611                2            8,589
                                                    -----------      -----------      -----------      -----------      -----------

(Loss)/Income before cumulative effect of
  accounting change, net of tax benefit                 (24,608)          42,257            4,579              (41)         (47,309)
Cumulative effect of accounting change,
  net of tax benefit                                         --               --               --               --          (21,985)
                                                    -----------      -----------      -----------      -----------      -----------

Net (Loss)/Income                                   $   (24,608)     $    42,257      $     4,579      $       (41)     $   (69,294)
                                                    ===========      ===========      ===========      ===========      ===========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

(b) See supporting statements.

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                     Select Energy
                                                        MODE 1        Services Inc.
                                                   Communications,   (consolidated)
                                                         Inc.              (b)         Eliminations      Consolidated
                                                   ---------------   --------------    ------------      ------------
Operating Revenues                                   $       194       $   101,984      $   148,154       $ 2,975,996
                                                     -----------       -----------      -----------       -----------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power                 --                --          129,386         2,673,379
    Other                                                    390            94,881           11,879           187,394
  Maintenance                                                 --               475            6,889            55,783
  Depreciation                                                36             1,825            1,973             6,917
  Amortization of regulatory assets                           --                76               --             1,267
  Federal and state income taxes                          (4,211)            1,729               --            (2,629)
  Taxes other than income taxes                               --               954               --            12,855
                                                     -----------       -----------      -----------       -----------
          Total operating expenses                        (3,785)           99,940          150,127         2,934,966
                                                     -----------       -----------      -----------       -----------

Operating (Loss)/Income                                    3,979             2,044           (1,973)           41,030
                                                     -----------       -----------      -----------       -----------

Other (Loss)/Income:
  Equity in loss of subsidiaries                              --                --          (24,451)               --
  Other, net                                              (8,317)            4,281            1,973            (2,877)
  Income Taxes                                                --                --               --              (269)
                                                     -----------       -----------      -----------       -----------
          Other (loss)/Income, net                        (8,317)            4,281          (22,478)           (3,146)
                                                     -----------       -----------      -----------       -----------

          (Loss)/Income before interest charges           (4,338)            6,325          (24,451)           37,884
                                                     -----------       -----------      -----------       -----------

Interest Charges:
  Interest on long-term debt                                  --                --               --             7,396
  Other interest                                               3             3,936               --            33,111
                                                     -----------       -----------      -----------       -----------
          Interest charges, net                                3             3,936               --            40,507
                                                     -----------       -----------      -----------       -----------

(Loss)/Income before cumulative effect of
  accounting change, net of tax benefit                   (4,341)            2,389          (24,451)           (2,623)
Cumulative effect of accounting change,
  net of tax benefit                                          --                --               --           (21,985)
                                                     -----------       -----------      -----------       -----------

Net (Loss)/Income                                    $    (4,341)      $     2,389      $   (24,451)      $   (24,608)
                                                     ===========       ===========      ===========       ===========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

(b) See supporting statements.

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                              Northeast
                                                                             Generation
                                                                               Service      Select Energy       Select
                                                  NU          Northeast        Company        Portland       Energy, Inc.
                                             Enterprises,    Generation    (consolidated)     Pipeline,     (consolidated)
                                                 Inc.          Company           (b)             Inc.             (b)
                                             -----------     -----------   --------------   -------------   --------------
Balance at beginning of period                $ (40,183)      $  23,260       $  (1,360)      $  (3,871)       $ (74,678)

Additions:
  Net (Loss)/Income                             (24,608)         42,257           4,579             (41)         (69,294)
                                              ---------       ---------       ---------       ---------        ---------
                                                (64,791)         65,517           3,219          (3,912)        (143,972)
                                              ---------       ---------       ---------       ---------        ---------

Deductions:
  Dividends declared:
    Common stock $570,893.25 per share               --          53,664              --              --               --
  Allocation of benefits-ESOP                       134              --              49              --               53
                                              ---------       ---------       ---------       ---------        ---------
               Total deductions                     134          53,664              49              --               53
                                              ---------       ---------       ---------       ---------        ---------

Balance at end of period                      $ (64,925)      $  11,853       $   3,170       $  (3,912)       $(144,025)
                                              =========       =========       =========       =========        =========

            NU ENTERPRISES, INC. AND SUBSIDIARIES
   Consolidating Statement of Capital Surplus, Paid In (a)
                Year Ended December 31, 2001
                   (Thousands of Dollars)

                                                                              Northeast
                                                                             Generation
                                                                               Service      Select Energy       Select
                                                  NU          Northeast        Company        Portland       Energy, Inc.
                                             Enterprises,    Generation    (consolidated)     Pipeline,     (consolidated)
                                                 Inc.          Company           (b)             Inc.             (b)
                                             -----------     -----------   --------------   -------------   --------------
Balance at beginning of period                $ 600,645       $  24,375       $   2,010      $   9,257         $  90,151

Repurchase of common stock                      (75,000)        (21,336)             --             --                --

Capital contributions from:
    NU Enterprises, Inc.                             --              --           8,425             --            80,000
    Northeast Utilities                         103,425              --              --             --                --

Convert advance from NU Enterprises, Inc
    to capital contribution                          --              --              --             --            29,400

Convert advance from Northeast Utilities
   to capital contribution                       28,800              --              --             --                --

Dividends paid on common shares:
  $32,680.00 per share                               --              --              --         (3,268)               --
  $16,300.00 per share                               --              --              --         (1,630)               --
                                              ---------       ---------       ---------      ---------         ---------

Balance at end of period                      $ 657,870       $   3,039       $  10,435      $   4,359         $ 199,551
                                              =========       =========       =========      =========         =========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

(b) See supporting statements.

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                  Select Energy
                                                   MODE 1         Services Inc.
                                              Communications,    (consolidated)
                                                    Inc.               (b)          Eliminations       Consolidated
                                              ---------------    --------------     ------------       ------------
Balance at beginning of period                   $  (4,278)         $     574         $ (60,353)         $ (40,183)

Additions:
  Net (Loss)/Income                                 (4,341)             2,389           (24,451)           (24,608)
                                                 ---------          ---------         ---------          ---------
                                                    (8,619)             2,963           (84,804)           (64,791)
                                                 ---------          ---------         ---------          ---------

Deductions:
  Dividends declared:
    Common stock $570,893.25 per share                  --                 --            53,664                 --
  Allocation of benefits-ESOP                           --                 32               134                134
                                                 ---------          ---------         ---------          ---------
               Total deductions                         --                 32            53,798                134
                                                 ---------          ---------         ---------          ---------

Balance at end of period                         $  (8,619)         $   2,931         $(138,602)         $ (64,925)
                                                 =========          =========         =========          =========

            NU ENTERPRISES, INC. AND SUBSIDIARIES
   Consolidating Statement of Capital Surplus, Paid In (a)
                Year Ended December 31, 2001
                   (Thousands of Dollars)

                                                                  Select Energy
                                                   MODE 1         Services Inc.
                                              Communications,    (consolidated)
                                                    Inc.               (b)          Eliminations       Consolidated
                                              ---------------    --------------     ------------       ------------
Balance at beginning of period                   $  14,357          $  24,900         $ 610,184          $ 155,510

Repurchase of common stock                              --                 --           (21,336)           (75,000)

Capital contributions from:
    NU Enterprises, Inc.                            15,000                 --           103,425                 --
    Northeast Utilities                                 --                 --                --            103,425

Convert advance from NU Enterprises, Inc
    to capital contribution                             --                 --            29,400                 --

Convert advance from Northeast Utilities
   to capital contribution                              --                 --                --             28,800

Dividends paid on common shares:
  $32,680.00 per share                                  --                 --            (3,268)                --
  $16,300.00 per share                                  --                 --            (1,630)                --
                                                 ---------          ---------         ---------          ---------

Balance at end of period                         $  29,357          $  24,900         $ 716,775          $ 212,735
                                                 =========          =========         =========          =========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

(b) See supporting statements.

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                                         Northeast
                                                                                        Generation        Select
                                                                                          Service         Energy
                                                                NU        Northeast       Company        Portland
                                                           Enterprises,  Generation   (consolidated)     Pipeline,
                                                               Inc.        Company          (b)             Inc.
                                                           -----------   -----------  --------------   -------------
Operating Activities:
  (Loss)/income before cumulative effect
    of accounting change                                    $ (24,608)    $  42,257      $   4,579       $     (41)
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                   --         3,040            393              --
    Deferred income taxes and investment tax credits, net          66        23,565           (199)          1,460
    Amortization of regulatory assets                              --            --             --              --
    Cumulative effect of accounting change                         --            --             --              --
    Allocation of ESOP benefits                                  (134)           --            (49)             --
    Accumulated comprehensive (loss)/income                   (31,416)       (1,941)            --              --
    Net other (uses)/sources of cash                              (67)      (36,216)        (8,625)             --
    Changes in working capital:
      Accounts receivable                                          --           777        (11,277)             --
      Fuel, materials and supplies                                 --           142           (343)             --
      Accounts payable                                            (41)          553           (799)             (1)
      Accrued taxes                                                --        (5,046)           843              83
      Unrealized gains on mark-to-market transactions              --            --             --              --
      Other working capital (excludes cash)                       (24)        2,478         (1,970)            151
                                                            ---------     ---------      ---------       ---------
Net cash flows (used in)/provided by operating activities     (56,224)       29,609        (17,447)          1,652
                                                            ---------     ---------      ---------       ---------

Investing Activities:
  Investments in regulated plant                                   --            --             --              --
  Investments in competitive energy assets                         --       (13,414)            --              --
  Investment in NU system Money Pool                           (4,600)       (9,900)            --              --
  Other investments                                            32,475            --            (26)          3,268
  Payment for the purchase of SENY, net of cash acquired           --            --             --              --
                                                            ---------     ---------      ---------       ---------
Net cash flows provided by/(used in) investing activities      27,875       (23,314)           (26)          3,268
                                                            ---------     ---------      ---------       ---------

Financing Activities:
  Repurchase common stock                                     (75,000)      (21,336)            --              --
  Net (decrease)/increase in short-term debt                       --      (402,377)         9,400              --
  Issuance of long-term debt                                       --       440,000             --              --
  Reacquisitions and retirements of long-term debt                 --            --             --              --
  Advances from parent, net                                   (28,800)           --             --              --
  Cash dividends on preferred stock                                --            --             --              --
  Cash dividends on common shares                                  --       (53,664)            --          (4,898)
  Capital contributions                                       132,225            --          8,425              --
                                                            ---------     ---------      ---------       ---------
Net cash flows provided by/(used in) financing activities      28,425       (37,377)        17,825          (4,898)
                                                            ---------     ---------      ---------       ---------

Net increase/(decrease) in cash for the period                     76       (31,082)           352              22
Cash - beginning of period                                         --        37,177            128             355
                                                            ---------     ---------      ---------       ---------
Cash - end of period                                        $      76     $   6,095      $     480       $     377
                                                            =========     =========      =========       =========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                      $       2     $  22,726      $     348       $       2
                                                            =========     =========      =========       =========
  Income taxes                                              $    (150)    $  12,901      $   2,431       $  (1,663)
                                                            =========     =========      =========       =========

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                Select
                                                             Energy, Inc.        MODE 1            SES Inc.
                                                            (consolidated)  Communications,    (consolidated)
                                                                  (b)             Inc.               (b)          Eliminations
                                                            --------------  ---------------    --------------     ------------
Operating Activities:
  (Loss)/income before cumulative effect
    of accounting change                                       $ (47,309)      $  (4,341)         $   2,389         $ (24,451)
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                   3,596              36              1,825             1,973
    Deferred income taxes and investment tax credits, net         10,573          (3,517)              (348)               --
    Amortization of regulatory assets                              1,191              --                 76                --
    Cumulative effect of accounting change                       (21,985)             --                 --                --
    Allocation of ESOP benefits                                      (53)             --                (32)             (134)
    Accumulated comprehensive (loss)/income                      (33,459)          3,982                 --           (31,416)
    Net other (uses)/sources of cash                             (10,705)          3,787             (1,519)           (5,037)
    Changes in working capital:
      Accounts receivable                                       (130,467)           (939)            (6,563)            4,629
      Fuel, materials and supplies                                    --              --                228              (658)
      Accounts payable                                           105,043              28              1,470            (4,560)
      Accrued taxes                                               (1,706)            171                298            (2,463)
      Unrealized gains on mark-to-market transactions            (45,989)             --                 --                --
      Other working capital (excludes cash)                       19,500               9              1,933            13,171
                                                               ---------       ---------          ---------         ---------
Net cash flows (used in)/provided by operating activities       (151,770)           (784)              (243)          (48,946)
                                                               ---------       ---------          ---------         ---------

Investing Activities:
  Investments in regulated plant                                      --             (40)                --                --
  Investments in competitive energy assets                        (1,457)             --             (1,125)           (1,178)
  Investment in NU system Money Pool                                  --          (1,000)                --                --
  Other investments                                                   --         (13,227)                (6)           32,475
  Payment for the purchase of SENY, net of cash acquired         (31,699)             --                 --            (5,876)
                                                               ---------       ---------          ---------         ---------
Net cash flows provided by/(used in) investing activities        (33,156)        (14,267)            (1,131)           25,421
                                                               ---------       ---------          ---------         ---------

Financing Activities:
  Repurchase common stock                                             --              --                 --           (21,336)
  Net (decrease)/increase in short-term debt                      77,300              --               (800)               --
  Issuance of long-term debt                                          --              --                 --                --
  Reacquisitions and retirements of long-term debt                    --              --               (498)               --
  Advances from parent, net                                        4,102              --                 --           (29,400)
  Cash dividends on preferred stock                                   --              --                 --                --
  Cash dividends on common shares                                     --              --                 --           (58,562)
  Capital contributions                                          109,400          15,000                 --           132,825
                                                               ---------       ---------          ---------         ---------
Net cash flows provided by/(used in) financing activities        190,802          15,000             (1,298)           23,527
                                                               ---------       ---------          ---------         ---------

Net increase/(decrease) in cash for the period                     5,876             (51)            (2,672)               --
Cash - beginning of period                                            --              61              5,834                --
                                                               ---------       ---------          ---------         ---------
Cash - end of period                                           $   5,876       $      10          $   3,162         $      --
                                                               =========       =========          =========         =========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                         $   6,184       $      --          $     473         $      --
                                                               =========       =========          =========         =========
  Income taxes                                                 $ (44,850)      $    (866)         $   1,237         $      --
                                                               =========       =========          =========         =========

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                 Consolidated
                                                                 ------------
Operating Activities:
  (Loss)/income before cumulative effect
    of accounting change                                          $  (2,623)
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                      6,917
    Deferred income taxes and investment tax credits, net            31,599
    Amortization of regulatory assets                                 1,267
    Cumulative effect of accounting change                          (21,985)
    Allocation of ESOP benefits                                        (134)
    Accumulated comprehensive (loss)/income                         (31,416)
    Net other (uses)/sources of cash                                (48,308)
    Changes in working capital:
      Accounts receivable                                          (153,098)
      Fuel, materials and supplies                                      685
      Accounts payable                                              110,812
      Accrued taxes                                                  (2,894)
      Unrealized gains on mark-to-market transactions               (45,989)
      Other working capital (excludes cash)                           8,908
                                                                  ---------
Net cash flows (used in)/provided by operating activities          (146,259)
                                                                  ---------

Investing Activities:
  Investments in regulated plant                                        (40)
  Investments in competitive energy assets                          (14,818)
  Investment in NU system Money Pool                                (15,500)
  Other investments                                                  (9,990)
  Payment for the purchase of SENY, net of cash acquired            (25,823)
                                                                  ---------
Net cash flows provided by/(used in) investing activities           (66,171)
                                                                  ---------

Financing Activities:
  Repurchase common stock                                           (75,000)
  Net (decrease)/increase in short-term debt                       (316,477)
  Issuance of long-term debt                                        440,000
  Reacquisitions and retirements of long-term debt                     (498)
  Advances from parent, net                                           4,702
  Cash dividends on preferred stock                                      --
  Cash dividends on common shares                                        --
  Capital contributions                                             132,825
                                                                  ---------
Net cash flows provided by/(used in) financing activities           184,952
                                                                  ---------

Net increase/(decrease) in cash for the period                      (27,478)
Cash - beginning of period                                           43,555
                                                                  ---------
Cash - end of period                                              $  16,077
                                                                  =========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                            $  29,735
                                                                  =========
  Income taxes                                                    $ (30,960)
                                                                  =========

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

                               SELECT ENERGY, INC
                                 AND SUBSIDIARY
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2001
                             (Thousands of Dollars)

                                                            Select      Select Energy
                                                         Energy, Inc.   New York, Inc.   Eliminations    Consolidated
                                                         ------------   --------------   ------------    ------------
Utility Plant, at cost:
  Other                                                   $   12,051      $    2,193      $       --      $   14,243
    Less: Accumulated provision for depreciation               3,736           1,955              --           5,691
                                                          ----------      ----------      ----------      ----------
                                                               8,315             238              --           8,552
  Construction work in progress                                  289              --              --             289
                                                          ----------      ----------      ----------      ----------
         Total net utility plant                               8,604             238              --           8,841
                                                          ----------      ----------      ----------      ----------

Other Property and Investments:
  Investments in subsidiary companies, at equity               5,892              --           5,892              --
                                                          ----------      ----------      ----------      ----------
                                                               5,892              --           5,892              --
                                                          ----------      ----------      ----------      ----------
Current Assets:
  Cash                                                            --           5,876              --           5,876
  Special deposits                                            13,036              --              --          13,036
  Receivables, net                                           242,735          44,873              --         287,608
  Accounts receivable from affiliated companies              107,567              --               2         107,565
  Taxes receivable                                             2,282              --           1,356             926
  Unbilled revenues                                           34,397              --              --          34,397
  Unrealized gains on mark-to-market transactions             60,836          12,030              --          72,865
  Prepayments and other                                       11,133           5,662              --          16,795
                                                          ----------      ----------      ----------      ----------
                                                             471,986          68,441           1,358         539,068
                                                          ----------      ----------      ----------      ----------
Deferred Charges:
  Accumulated deferred income taxes                           32,585              96              --          32,682
  Goodwill and other purchased intangible assets,net          20,151              --              --          20,151
  Prepaid pension                                              2,716              --              --           2,716
  Other                                                       17,805              --              65          17,740
                                                          ----------      ----------      ----------      ----------
                                                              73,257              96              65          73,289
                                                          ----------      ----------      ----------      ----------

       Total Assets                                       $  559,739      $   68,775      $    7,315      $  621,198
                                                          ==========      ==========      ==========      ==========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                               SELECT ENERGY, INC
                                 AND SUBSIDIARY
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2001
                             (Thousands of Dollars)

                                                          Select      Select Energy
                                                       Energy, Inc.   New York, Inc.   Eliminations    Consolidated
                                                       ------------   --------------   ------------    ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                         $       --      $       10      $       10      $       --
   Capital surplus, paid in                                199,551           3,187           3,187         199,551
   Retained earnings                                      (144,025)          2,695           2,695        (144,025)
   Accumulated other comprehensive loss                    (33,459)             --              --         (33,459)
                                                        ----------      ----------      ----------      ----------
    Total common stockholder's equity                       22,067           5,892           5,892          22,067
                                                        ----------      ----------      ----------      ----------

  Long-term debt:
   Advances from Northeast Utilities                            --          33,502              --          33,502
                                                        ----------      ----------      ----------      ----------
    Total capitalization                                    22,067          39,394           5,892          55,569
                                                        ----------      ----------      ----------      ----------

Current Liabilities:
  Notes payable to affiliated companies                    162,000              --              --         162,000
  Accounts payable                                         273,166          24,913              --         298,079
  Accounts payable to affiliated companies                  15,018              37               2          15,052
  Accrued taxes                                                 --           1,356           1,356              --
  Accrued interest                                              28              --              --              28
  Other                                                     24,966           3,075              65          27,976
                                                        ----------      ----------      ----------      ----------
                                                           475,178          29,381           1,423         503,135
                                                        ----------      ----------      ----------      ----------

Deferred Credits and Other Long-term Liabilities:
  Other                                                     62,494              --              --          62,494
                                                        ----------      ----------      ----------      ----------
                                                            62,494              --              --          62,494
                                                        ----------      ----------      ----------      ----------

    Total Capitalization and Liabilities                $  559,739      $   68,775      $    7,315      $  621,198
                                                        ==========      ==========      ==========      ==========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                               SELECT ENERGY, INC
                                 AND SUBSIDIARY
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                          Select      Select Energy
                                                       Energy, Inc.   New York, Inc.   Eliminations    Consolidated
                                                       ------------   --------------   ------------    ------------
Operating Revenues                                      $ 2,749,628     $    30,651     $        --     $ 2,780,280
                                                        -----------     -----------     -----------     -----------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power             2,774,370          25,947              --       2,800,317
    Other                                                    39,977             645              --          40,622
  Maintenance                                                    50               1              --              51
  Depreciation                                                3,596              --              --           3,596
  Amortization of regulatory assets                           1,191              --              --           1,191
  Federal and state income taxes                            (32,296)          1,451              --         (30,844)
  Taxes other than income taxes                               4,346             (88)             --           4,258
                                                        -----------     -----------     -----------     -----------
          Total operating expenses                        2,791,234          27,956              --       2,819,191
                                                        -----------     -----------     -----------     -----------

Operating (Loss)/Income                                     (41,606)          2,695              --         (38,911)
                                                        -----------     -----------     -----------     -----------

Other Income/(Loss):
  Equity in earnings of subsidiary                            2,695              --           2,695              --
  Other, net                                                    316              11              --             327
  Income taxes                                                 (136)             --              --            (136)
                                                        -----------     -----------     -----------     -----------
          Other income/(loss), net                            2,875              11           2,695             191
                                                        -----------     -----------     -----------     -----------

          (Loss)/Income before interest charges             (38,731)          2,706           2,695         (38,720)
                                                        -----------     -----------     -----------     -----------

Interest Charges                                              8,578              11              --           8,589
                                                        -----------     -----------     -----------     -----------

(Loss)/Income before cumulative effect of
  accounting change, net of tax benefit                     (47,309)          2,695           2,695         (47,309)
Cumulative effect of accounting change,
  net of tax benefit                                        (21,985)             --              --         (21,985)
                                                        -----------     -----------     -----------     -----------

Net (Loss)/Income                                       $   (69,294)    $     2,695     $     2,695     $   (69,294)
                                                        ===========     ===========     ===========     ===========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                               SELECT ENERGY, INC
                                 AND SUBSIDIARY
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                     Select       Select Energy
                                                  Energy, Inc.    New York, Inc.    Eliminations     Consolidated
                                                  ------------    --------------    ------------     ------------
Balance at beginning of period                     $  (74,678)      $       --       $       --       $  (74,678)

Additions:
  Net (Loss)/Income                                   (69,294)           2,695            2,695          (69,294)

Deductions:
  Allocation of benefits-ESOP                              53               --               --               53
                                                   ----------       ----------       ----------       ----------

Balance at end of period                           $ (144,025)      $    2,695       $    2,695       $ (144,025)
                                                   ==========       ==========       ==========       ==========

                               SELECT ENERGY, INC
                                 AND SUBSIDIARY
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                     Select       Select Energy
                                                  Energy, Inc.    New York, Inc.    Eliminations     Consolidated
                                                  ------------    --------------    ------------     ------------
Balance at beginning of period                     $   90,151       $       --       $       --       $   90,151

Additions:
  Capital contributions from:
    NU Enterprises, Inc.                               80,000               --               --           80,000
    Select Energy, Inc.                                    --            5,000            5,000               --
  Convert advance from NU Enterprises, Inc
    to capital contribution                            29,400               --               --           29,400
  Acquisition of Select Energy New York, Inc.              --           31,689           31,689               --

Deductions:
  Repurchase of common equity                              --          (33,502)         (33,502)              --
                                                   ----------       ----------       ----------       ----------

Balance at end of period                           $  199,551       $    3,187       $    3,187       $  199,551
                                                   ==========       ==========       ==========       ==========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                        SELECT ENERGY INC. AND SUBSIDIARY
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                              Select Energy
                                                                 Select        of New York
                                                              Energy, Inc.         Inc.         Eliminations     Consolidated
                                                              -----------     -------------     ------------     ------------
Operating Activities:
  (Loss)/income before
      cumulative effect of accounting change                   $  (47,309)      $    2,695       $    2,695       $  (47,309)
  Adjustments to reconcile to net cash
   (used in)/provided by operating activities:
    Depreciation                                                    3,596               --               --            3,596
    Deferred income taxes and investment tax credits, net          10,223              350               --           10,573
    Amortization of regulatory assets                               1,191               --               --            1,191
    Cumulative effect of accounting change                        (21,985)              --               --          (21,985)
    Allocation of ESOP benefits                                       (53)              --               --              (53)
    Accumulated comprehensive loss                                (33,459)              --               --          (33,459)
    Net other (uses)/sources of cash                              (10,804)              34              (65)         (10,705)
    Changes in working capital:
      Receivables, including unbilled revenues                   (141,391)          10,922               (2)        (130,467)
      Accounts payable                                            110,381           (5,335)               2          105,043
      Accrued taxes                                                (1,706)           1,356            1,356           (1,706)
      Unrealized gains on mark-to-market transactions             (33,960)         (12,030)              --          (45,989)
      Other working capital (excludes cash)                        15,325            2,884           (1,291)          19,500
                                                               ----------       ----------       ----------       ----------
Net cash flows (used in)/provided by operating activities        (149,951)             876            2,695         (151,770)
                                                               ----------       ----------       ----------       ----------

Investing Activities:
  Investments in competitive energy assets                         (1,457)              --               --           (1,457)
  Investment in subsidiary company                                 25,807               --           25,807               --
  Payment for the purchase of SENY, net of cash acquired          (31,699)              --               --          (31,699)
                                                               ----------       ----------       ----------       ----------
Net cash flows (used in)/provided by investing activities          (7,349)              --           25,807          (33,156)
                                                               ----------       ----------       ----------       ----------

Financing Activities:
  Net increase in short-term debt                                  77,300               --               --           77,300
  Capital contributions                                           109,400            5,000            5,000          109,400
  Advances from parent, net                                       (29,400)          33,502               --            4,102
  Repurchase of common equity                                          --          (33,502)         (33,502)              --
                                                               ----------       ----------       ----------       ----------
Net cash flows provided by/(used in) financing activities         157,300            5,000          (28,502)         190,802
                                                               ----------       ----------       ----------       ----------

Net increase in cash for the period                                    --            5,876               --            5,876
Cash - beginning of period                                             --               --               --               --
                                                               ----------       ----------       ----------       ----------
Cash - end of period                                           $       --       $    5,876       $       --       $    5,876
                                                               ==========       ==========       ==========       ==========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                         $    6,173       $       11       $       --       $    6,184
                                                               ==========       ==========       ==========       ==========
  Income taxes                                                 $  (44,850)      $       --       $       --       $  (44,850)
                                                               ==========       ==========       ==========       ==========

Note: Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                       This Page Intentionally Left Blank

                      NORTHEAST GENERATION SERVICES COMPANY
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2001
                             (Thousands of Dollars)

                                                         Northeast
                                                         Generation           NGS         E. S. Boulos
                                                      Services Company   Mechanical Inc.     Company     Eliminations   Consolidated
                                                      ----------------   ---------------  ------------   ------------   ------------
Utility Plant, at cost:
  Other                                                   $   1,514         $      --       $     547      $      --      $   2,062
    Less: Accumulated provision for depreciation                711                --              81             --            792
                                                          ---------         ---------       ---------      ---------      ---------
                                                                803                --             466             --          1,270
  Construction work in progress                               1,116                --              --             --          1,116
                                                          ---------         ---------       ---------      ---------      ---------
         Total net utility plant                              1,919                --             466             --          2,386
                                                          ---------         ---------       ---------      ---------      ---------

Other Property and Investments:
  Investments in subsidiary companies, at equity             13,902                --              --         13,902             --
  Other, at cost                                                 --                --              26             --             26
                                                          ---------         ---------       ---------      ---------      ---------
                                                             13,902                --              26         13,902             26
                                                          ---------         ---------       ---------      ---------      ---------
Current Assets:
  Cash                                                          184                10             286             --            480
  Receivables, net                                           11,766                --           9,713             --         21,479
  Accounts receivable from affiliated companies               1,274                --             872            885          1,260
  Fuel, materials, and supplies, at average cost                455                --             103             --            558
  Prepayments and other                                       1,572                --           1,683             --          3,255
                                                          ---------         ---------       ---------      ---------      ---------
                                                             15,251                10          12,657            885         27,032
                                                          ---------         ---------       ---------      ---------      ---------
Deferred Charges:
  Accumulated deferred income taxes                             200                --              --             --            200
  Goodwill and other purchased intangible assets,net             --                --           6,963             --          6,963
  Other                                                         930                --               1             --            931
                                                          ---------         ---------       ---------      ---------      ---------
                                                              1,130                --           6,964             --          8,094
                                                          ---------         ---------       ---------      ---------      ---------

       Total Assets                                       $  32,202         $      10       $  20,113      $  14,787      $  37,538
                                                          =========         =========       =========      =========      =========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                      NORTHEAST GENERATION SERVICES COMPANY
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2001
                             (Thousands of Dollars)

                                                       Northeast
                                                       Generation           NGS         E. S. Boulos
                                                    Services Company   Mechanical Inc.     Company     Eliminations   Consolidated
                                                    ----------------   ---------------  ------------   ------------   ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                         $      --         $      --       $      --      $      --      $      --
   Capital surplus, paid in                                10,435                10           7,539          7,549         10,435
   Retained earnings                                        3,170                (1)          3,406          3,405          3,170
                                                        ---------         ---------       ---------      ---------      ---------
    Total common stockholder's equity                      13,605                 9          10,945         10,954         13,605
                                                        ---------         ---------       ---------      ---------      ---------

                                                        ---------         ---------       ---------      ---------      ---------
    Total capitalization                                   13,605                 9          10,945         10,954         13,605
                                                        ---------         ---------       ---------      ---------      ---------

Current Liabilities:
  Notes payable to affiliated companies                    12,500                --              --             --         12,500
  Advance from parent, non-interest bearing                    --                --           2,948          2,948             --
  Accounts payable                                            498                --           3,237             --          3,735
  Accounts payable to affiliated companies                  3,833                 1             256            885          3,205
  Accrued taxes                                             1,590                --           1,048             --          2,638
  Other                                                       139                --             540             --            679
                                                        ---------         ---------       ---------      ---------      ---------
                                                           18,560                 1           8,029          3,833         22,757
                                                        ---------         ---------       ---------      ---------      ---------

Deferred Credits and Other Long-term Liabilities:
  Other                                                        37                --           1,139             --          1,176
                                                        ---------         ---------       ---------      ---------      ---------
                                                               37                --           1,139             --          1,176
                                                        ---------         ---------       ---------      ---------      ---------

    Total Capitalization and Liabilities                $  32,202         $      10       $  20,113      $  14,787      $  37,538
                                                        =========         =========       =========      =========      =========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                      NORTHEAST GENERATION SERVICES COMPANY
                                AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                       Northeast
                                                       Generation           NGS         E. S. Boulos
                                                    Services Company   Mechanical Inc.     Company     Eliminations   Consolidated
                                                    ----------------   ---------------  ------------   ------------   ------------
Operating Revenues                                      $  67,588         $      --       $  45,946      $   1,522      $ 112,012
                                                        ---------         ---------       ---------      ---------      ---------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power               2,449                --              --             --          2,449
    Other                                                  47,949                 1           1,218          1,522         47,646
  Maintenance                                              14,761                --          40,485             --         55,245
  Depreciation                                                 36                --             356             --            393
  Federal and state income taxes                               95                --           2,249             --          2,344
  Taxes other than income taxes                               256                --              --             --            256
                                                        ---------         ---------       ---------      ---------      ---------
          Total operating expenses                         65,546                 1          44,308          1,522        108,333
                                                        ---------         ---------       ---------      ---------      ---------

Operating Income/(Loss)                                     2,042                (1)          1,638             --          3,679
                                                        ---------         ---------       ---------      ---------      ---------

Other Income:
  Equity in earnings of subsidiaries                        3,405                --              --          3,405             --
  Other, net                                                 (124)               --           1,768             --          1,644
  Income taxes                                               (133)               --              --             --           (133)
                                                        ---------         ---------       ---------      ---------      ---------
          Other income, net                                 3,148                --           1,768          3,405          1,511
                                                        ---------         ---------       ---------      ---------      ---------

          Income/(loss) before interest charges             5,190                (1)          3,406          3,405          5,190
                                                        ---------         ---------       ---------      ---------      ---------

Interest Charges:
  Other interest                                              611                --              --             --            611
                                                        ---------         ---------       ---------      ---------      ---------
          Interest charges, net                               611                --              --             --            611
                                                        ---------         ---------       ---------      ---------      ---------

Net Income/(Loss)                                       $   4,579         $      (1)      $   3,406      $   3,405      $   4,579
                                                        =========         =========       =========      =========      =========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                      NORTHEAST GENERATION SERVICES COMPANY
                                AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                       Northeast
                                                       Generation           NGS         E. S. Boulos
                                                    Services Company   Mechanical Inc.     Company     Eliminations   Consolidated
                                                    ----------------   ---------------  ------------   ------------   ------------
Balance at beginning of period                         $  (1,360)         $      --       $      --      $      --      $  (1,360)

Additions:
  Net Income/(Loss)                                        4,579                 (1)          3,406          3,405          4,579

Deductions:
  Allocation of benefits-ESOP                                 49                 --              --             --             49
                                                       ---------          ---------       ---------      ---------      ---------

Balance at end of period                               $   3,170          $      (1)      $   3,406      $   3,405      $   3,170
                                                       =========          =========       =========      =========      =========

                      NORTHEAST GENERATION SERVICES COMPANY
                                AND SUBSIDIARIES
            Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                       Northeast
                                                       Generation           NGS         E. S. Boulos
                                                    Services Company   Mechanical Inc.     Company     Eliminations   Consolidated
                                                    ----------------   ---------------  ------------   ------------   ------------
Balance at beginning of period                         $   2,010          $      --       $      --      $      --      $   2,010

Premium on common stock                                       --                 10              10             20             --

Capital contribution from NU Enterprises, Inc.             8,425                 --              --             --          8,425

Capital contribution from Northeast
   Generation Services Company                                --                 --           7,529          7,529             --
                                                       ---------          ---------       ---------      ---------      ---------

Balance at end of period                               $  10,435          $      10       $   7,539      $   7,549      $  10,435
                                                       =========          =========       =========      =========      =========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                      NORTHEAST GENERATION SERVICES COMPANY
                                AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2001
                             (Thousands of Dollars)

                                                                                                                       Northeast
                                                              Northeast        NGS                                     Generation
                                                             Generation     Mechanical  E.S. Boulous                Services Company
                                                          Services Company     Inc.        Company    Eliminations    Consolidated
                                                          ----------------  ----------  ------------  ------------  ----------------
Operating Activities:
 Income/(loss) after interest charges                         $  4,579       $     (1)      $  3,406       $  3,405       $  4,579
 Adjustments to reconcile to net cash                               --
  (used in)/provided by operating activities:
   Depreciation                                                     36             --            356             --            393
   Deferred income taxes and investment tax credits, net          (199)            --             --             --           (199)
   Allocation of ESOP benefits                                     (49)            --             --             --            (49)
   Net other uses of cash                                       (1,976)            --         (6,647)            --         (8,625)
   Changes in working capital:                                      --
     Receivables                                                (1,578)            --        (10,585)          (885)       (11,277)
     Fuel, materials and supplies                                 (240)            --           (103)            --           (343)
     Accounts payable                                           (3,408)             1          3,493            885           (799)
     Accrued taxes                                                (205)            --          1,048             --            843
     Other working capital (excludes cash)                        (827)            --         (1,143)            --         (1,970)
                                                              --------       --------       --------       --------       --------
Net cash flows (used in)/provided by operating activities       (3,867)            --        (10,175)         3,405        (17,447)
                                                              --------       --------       --------       --------       --------

Investing Activities:
 Other investments                                             (13,902)            --            (26)       (13,902)           (26)
                                                              --------       --------       --------       --------       --------
Net cash flows used in investing activities                    (13,902)            --            (26)       (13,902)           (26)
                                                              --------       --------       --------       --------       --------

Financing Activities:
 Net increase in short-term debt                                 9,400             --             --             --          9,400
 Advance from parent                                                --             --          2,948          2,948             --
 Premium on capital stock                                           --             10             10             20             --
 Capital contributions                                           8,425             --          7,529          7,529          8,425
                                                              --------       --------       --------       --------       --------
Net cash flows provided by financing activities                 17,825             10         10,487         10,497         17,825
                                                              --------       --------       --------       --------       --------

Net increase in cash for the period                                 56             10            286             --            352
Cash - beginning of period                                         128             --             --             --            128
                                                              --------       --------       --------       --------       --------
Cash - end of period                                          $    184       $     10       $    286       $     --       $    480
                                                              ========       ========       ========       ========       ========

Supplemental Cash Flow Information:
Cash paid during the year for:
 Interest, net of amounts capitalized                         $    348       $     --       $     --       $     --       $    348
                                                              ========       ========       ========       ========       ========
 Income taxes                                                 $    624       $     --       $  1,807       $     --       $  2,431
                                                              ========       ========       ========       ========       ========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                          NOTES TO FINANCIAL STATEMENTS

NU Reference is made to "Notes to Consolidated Financial Statements" contained on pages 35 through 49 in NU's 2001 Annual Report to Shareholders, which information is incorporated herein by reference.

CL&P Reference is made to "Notes to Consolidated Financial Statements" contained on pages 20 through 42 in CL&P's 2001 Annual Report, which information is incorporated herein by reference.

PSNH Reference is made to "Notes to Financial Statements" contained on pages 18 through 37 in PSNH's 2001 Annual Report, which information is incorporated herein by reference.

WMECO Reference is made to "Notes to Consolidated Financial Statements" contained on pages 18 through 37 in WMECO's 2001 Annual Report, which information is incorporated herein by reference.

NGC Reference is made to "Notes to Financial Statements" contained on pages 12 through 22 in NGC's 2001 Annual Report, which information is incorporated herein by reference.

                                    EXHIBITS

The following exhibits are incorporated by reference to the indicated SEC file number, unless a single asterisk appears next to the exhibit reference. A single asterisk indicates exhibits which are filed herewith. A # further indicates that the exhibit is filed under cover of Form SE.

EXHIBIT
NUMBER                            DESCRIPTION

A.    ANNUAL REPORTS

      Annual Reports filed under the Securities Exchange Act of 1934

      A.1   2001 Annual Report on Form 10-K for NU. (File No. 1-5324)

      A.2   2001 Annual Report on Form 10-K for CL&P. (File No. 0-11419)

      A.3   2001 Annual Report on Form 10-K for PSNH. (File No. 1-6392)

      A.4   2001 Annual Report on Form 10-K for WMECO. (File No. 0-7624)

      A.5   2001 Annual Report on Form 10-K for NGC. (File No. 333-74636)

B. CHARTERS, ARTICLES OF INCORPORATION, TRUST AGREEMENTS, BY-LAWS, AND OTHER FUNDAMENTAL DOCUMENTS OF ORGANIZATION

      B.1         Northeast Utilities

                  B.1.1 Declaration of Trust of NU, as amended through May 24, 1988. (Exhibit 3.1.1, 1988 NU Form 10-K, File
                              No. 1-5324)

      B.2         The Connecticut Light and Power Company

                  B.2.1 Certificate of Incorporation of CL&P, restated to March 22, 1994. (Exhibit 3.2.1, 1993 NU Form 10-K,
                              File No. 1-5324)

                  B.2.2 Certificate of Amendment to Certificate of Incorporation of CL&P, dated December 26, 1996. (Exhibit 3.2.2, 1996 NU Form 10-K, File No. 1-5324)

                  B.2.3 Certificate of Amendment to Certificate of Incorporation of CL&P, dated April 27, 1998. (Exhibit 3.2.3, 1998 NU Form 10-K, File No. 1-5324)

                  B.2.4 By-Laws of CL&P, as amended to January 1, 1997. (Exhibit 3.2.3, 1996 NU Form 10-K, File No. 1-5324)

      B.3         Public Service Company of New Hampshire

                  B.3.1 Articles of Incorporation, as amended to May 16, 1991. (Exhibit B.3.1, 1997 NU Form U53, File No. 30-246)

                  B.3.2 By-Laws of PSNH, as amended to November 1, 1993. (Exhibit 3.3.2, 1993 NU Form 10-K, File No. 1-5324)

      B.4         Western Massachusetts Electric Company

                  B.4.1 Articles of Organization of WMECO, restated to February 23, 1995. (Exhibit 3.4.1, 1994 NU Form 10-K, File No. 1-5324)

                  B.4.2 By-Laws of WMECO, as amended to April 1, 1999. (Exhibit 3.1, 1999 NU Form 10-Q, File No. 1-5324)

                  B.4.3 By-Laws of WMECO, as further amended to May 1, 2000. (Exhibit 3.1, 2000 NU Form 10-Q for the Quarter Ended June 30, 2000, File No. 1-5324)

      B.5         North Atlantic Energy Corporation

                  B.5.1 Articles of Incorporation of NAEC dated September 20, 1991. (Exhibit 3.5.1, 1993 NU Form 10-K, File
                              No. 1-5324)

                  B.5.2 Articles of Amendment dated October 16, 1991, and June 2, 1992, to Articles of Incorporation of NAEC. (Exhibit 3.5.2, 1993 NU Form 10-K, File No. 1-5324)

                  B.5.3 By-Laws of NAEC, as amended to November 8, 1993. (Exhibit 3.5.3, 1993 NU Form 10-K, File No. 1-5324)

                  B.5.4 By-Laws of NAEC, as amended to June 1, 2000. (Exhibit 3.1, 2000 NU Form 10-Q for the Quarter Ended September 30, 2000, File No. 1-5324)

      B.6         The Quinnehtuk Company

                  B.6.1 Articles of Organization of The Quinnehtuk Company dated December 14, 1928, and Articles of Amendment dated December 18, 1930. (Exhibit B.6.1, 1997 NU Form U5S, File No. 30-246)

                  B.6.2 Amendment to Certificate of Incorporation of The Quinnehtuk Company dated June 10, 1975. (Exhibit B.6.2, 1993 NU Form U5S, File No. 30-246)

                  B.6.3 By-Laws of The Quinnehtuk Company as amended to February 11, 1998. (Exhibit B.6.3, 1997 NU Form U5S, File No. 30-246)

      B.7         The Rocky River Realty Company

                  B.7.1 Certificate of Incorporation, as amended, of The Rocky River Realty Company. (Exhibit 1.9, 1977 NU Form U5S, File No. 30-246)

                  B.7.2 Certificate of Amendment to Certificate of Incorporation of The Rocky River Realty Company, dated December 26, 1996. (Exhibit B.7.2, 1996 NU Form U5S, File No. 30-246)

                  B.7.3 Certificate of Amendment to Certificate of Incorporation of the Rocky River Realty Company, dated April 27, 1998. (Exhibit B.7.3, 1997 NU Form U5S, File No. 30-246)

                  B.7.4 By-Laws of The Rocky River Realty Company, as amended to February 11, 1998. (Exhibit B.7.4, 1997 NU Form U5S, File No. 30-246)

      B.8         Electric Power, Incorporated

                  B.8.1 Charter of Electric Power, Incorporated dated January 1, 1955. (Exhibit B.9, 1983 NU Form U5S, File No. 30-246)

                  B.8.2 Amendment to Charter of Electric Power, Incorporated (Special Act No. 133, Volume XXXI, page 103, approved June 11, 1963). (Exhibit B.9.1, 1983 NU Form U5S, File No. 30-246)

                  B.8.3 Certificate of Amendment to Certificate of Incorporation of Electric Power, Incorporated, dated December 26, 1996. (Exhibit B.10.3, 1996 NU Form U5S, File No. 30-246)

                  B.8.4 By-Laws of Electric Power, Incorporated as amended to February 15, 1952. (Exhibit B.9.2, 1983 NU Form U5S, File No. 30-246)

      B.9         The Nutmeg Power Company

                  B.9.1 Certificate of Organization of The Nutmeg Power Company dated July 19, 1954. (Exhibit B.11, 1983 NU Form U5S, File No. 30-246)

                  B.9.2 Certificate of Amendment to the Certificate of Incorporation of The Nutmeg Power Company, dated December 26, 1996. (Exhibit B.11.2, 1996 NU Form U5S, File No. 30-246)

                  B.9.3 By-Laws of The Nutmeg Power Company as amended to January 1, 1997. (Exhibit B.11.3, 1996 NU Form U5S, File No. 30-246)

      B.10        The Connecticut Steam Company

                  B.10.1 Certificate of Incorporation of The Connecticut Steam Company dated May 13, 1965, including Special Act No. 325, an Act Incorporating The Connecticut Steam Company (Special Acts 1963, Senate Bill No. 704, approved June 24, 1963). (Exhibit B.12, 1983 NU Form U5S, File No. 30-246)

                  B.10.2 Certificate of Amendment to Certificate of Incorporation of The Connecticut Steam Company, dated December 26, 1996. (Exhibit B.12.2, 1996 NU Form U5S, File No. 30-246)

                  B.10.3 By-Laws of The Connecticut Steam Company, as amended to January 1, 1997. (Exhibit B.12.3, 1996 NU Form U5S, File No. 30-246)

      B.11        Holyoke Water Power Company

                  B.11.1 Charter of Holyoke Water Power Company, as amended. (Exhibit 1.8, 1977 NU Form U5S, File No. 30-246)

                  B.11.2 By-Laws of Holyoke Water Power Company, as amended to February 11, 1998. (Exhibit B.14.2, NU Form U5S, File No. 30-246)

      B.12        Holyoke Power and Electric Company

                  B.12.1 Charter of Holyoke Power and Electric Company dated December 5, 1925. (Exhibit B.15, 1983 NU Form U5S, File No. 30-246)

                  B.12.2 Chapter 147 of the Massachusetts Acts of 1926 amending the Charter of Holyoke Power and Electric Company, as recorded with the Office of the Secretary of the Commonwealth on March 29, 1926. (Exhibit B.15.1, 1983 NU Form U5S, File No. 30-246)

                  B.12.3 By-Laws of Holyoke Power and Electric Company, as amended to February 11, 1998. (Exhibit B.15.3, 1997 NU U5S, File No. 30-246)

      B.13        Northeast Utilities Service Company

                  B.13.1 Charter of Northeast Utilities Service Company, as amended to February 20, 1974. (Exhibit B.16, 1983 NU Form U5S, File No. 30-246)

                  B.13.2 Certificate of Amendment to Certificate of Incorporation of Northeast Utilities Service Company, dated December 26, 1996. (Exhibit B.16.2, 1996 NU Form U5S, File No. 30-246)

                  B.13.3 Certificate of Amendment to Certificate of Incorporation of Northeast Utilities Service Company, dated April 27, 1998. (Exhibit B.16.3, 1997 NU Form U5S, File No. 30-246)

                  B.13.4 By-Laws of Northeast Utilities Service Company as amended to January 1, 1997. (Exhibit B.16.3, 1996 NU Form U5S, File No. 30-246)

      B.14        Northeast Nuclear Energy Company

                  B.14.1 Charter of Northeast Nuclear Energy Company as amended to April 24, 1974. (Exhibit B.17, 1983 NU Form U5S, File No. 30-246)

                  B.14.2 Certificate of Amendment to Certificate of Incorporation of Northeast Nuclear Energy Company, dated December 26, 1996. (Exhibit B.17.2, 1996 NU Form U5S, File No. 30-246)

                  B.14.3 Certificate of Amendment to Certificate of Incorporation of Northeast Nuclear Energy Company, dated April 27, 1998. (Exhibit B.17.3, 1997 NU Form U5S, File No. 30-246)

                  B.14.4 By-Laws of Northeast Nuclear Energy Company, as amended to February 11, 1998. (Exhibit B.17.4, 1997 NU Form U5S, File No. 30-246)

                  B.14.5 By-Laws of Northeast Nuclear Energy Company, as amended to June 1, 2000. (Exhibit B.14.5, 2000 NU Form U5S, File No. 30-246)

      B.15        NU Enterprises, Inc.

                  B.15.1 Certificate of Incorporation of NU Enterprises, Inc. dated December 28, 1998. (Exhibit B.15.1, 1999 NU Form U5S, File No. 30-246)

                  B.15.2 By-Laws of NU Enterprises, Inc. dated January 4, 1999. (Exhibit B.15.2, 1999 NU Form U5S, File No. 30-246)

                  B.16.3 By-Laws of NU Enterprises, Inc., as amended to June 1, 2000. (Exhibit B.16.3, 2000 NU Form U5S, File No. 30-246)

      B.16        Select Energy Services, Inc.

                  B.16.1 Articles of Organization of HEC Inc. dated June 19, 1990. (Exhibit B.19, 1990 NU Form U5S, File No. 30-246)

                  B.16.2 By-Laws of HEC Inc., as amended, June 30, 1999. (Exhibit B.16.2, 1999 NU Form U5S, File No. 30-246)

      B.17        Select Energy Contracting, Inc. F/K/A HEC International
                  Corporation

                  B.17.1 Articles of Organization of Select Energy Contracting, Inc. F/K/A HEC International Corporation dated October 12, 1994. (Exhibit B.19.1, 1994 NU Form U5S, File No. 30-246)

                  B.17.2 Amendment to Articles of Organization of Select Energy Contracting, Inc. F/K/A HEC International Corporation, dated July 8, 1999 (Exhibit B.17.2, 1999 NU Form U5S, File No. 30-246)

                  B.17.3 By-Laws of Select Energy Contracting, Inc. F/K/A HEC International Corporation dated June 30, 1999. (Exhibit B.17.3, 1999 NU Form U5S, File No. 30-246)

      B.18        HEC Energy Consulting Canada Inc.

                  B.18.1 Articles of Incorporation of HEC Energy Consulting Canada Inc. dated October 24, 1994. (Exhibit B.20.1, 1994 NU Form U5S, File No. 30-246)

                  B.18.2 By-Laws of HEC Energy Consulting Canada Inc. dated October 24, 1994. (Exhibit B.20.2, 1994 NU Form U5S, File No. 30-246)

      B.19        HEC/Tobyhanna Energy Project, Inc.

                  B.19.1 Articles of Organization of HEC/Tobyhanna Energy Project, Inc. dated September 28, 1999. (Exhibit B.19.1, 1999 NU Form U5S, File No. 30-246)

                  B.19.2 By-Laws of HEC/Tobyhanna Energy Project, Inc., dated September 28, 1999. (Exhibit B.19.2, 1999 NU Form U5S, File No. 30-246)

      B.20        Reeds Ferry Supply Co., Inc.

                  B.20.1 Articles of Agreement of Reeds Ferry Supply Co., Inc., dated June 25, 1964. (Exhibit B.20.1, 1999
                              NU Form U5S, File No. 30-246)

                  B.20.2 By-Laws of Reeds Ferry Supply Co., Inc., as Amended and Restated August 4, 1999. (Exhibit B.20.2, 1999 NU Form U5S, File No. 30-246)

      B.21        North Atlantic Energy Service Corporation

                  B.21.1 Articles of Incorporation; and Certificate of Amendment of North Atlantic Energy Service Corporation dated June 1, 1992. (Exhibit B.21, 1992 NU Form U5S, File No. 30-246)

                  B.21.2 By-Laws of North Atlantic Energy Service Corporation, as amended to November 8, 1993. (Exhibit B.19.2, 1993 NU Form U5S, File No. 30-246)

                  B.21.3 By-Laws of North Atlantic Energy Service Corporation, as amended to June 1, 2000. (Exhibit B.21.3, 2000 NU Form U5S, File No. 30-246)

      B.22        Connecticut Yankee Atomic Power Company

                  B.22.1 Certificate of Incorporation of Connecticut Yankee Atomic Power Company and amendments dated to November 20, 1964. (Exhibit B.20.1, 1993 NU Form U5S, File No. 30-246)

                  B.22.2 Certificate of Amendment to Certificate of Incorporation of Connecticut Yankee Atomic Power Company, dated December 26, 1996. (Exhibit B.22.2, 1996 NU Form U5S, File No. 30-246)

                  B.22.3 Certificate of Amendment to Certificate of Incorporation of Connecticut Yankee Atomic Power Company, dated October 15, 1998. (Exhibit B.22.3, 1998 NU U5S, File No. 30-246)

                  B.22.4 By-Laws of Connecticut Yankee Atomic Power Company, as amended to March 31, 1999. (Exhibit B.22.4, 1998 NU U5S, File No. 30-246)

      B.23        Properties, Inc.

                  B.23.1 Articles of Agreement of Properties, Inc. as amended to June 1, 1983. (Exhibit B.21.1, 1993 NU Form U5S, File No. 30-246)

                  B.23.2 By-Laws of Properties, Inc., amended and restated as of February 7, 1996. (Exhibit B.23.2, 1995 NU Form U5S, File No. 30-246)

      B.24        Charter Oak Energy, Inc.

                  B.24.1 Certificate of Incorporation of Charter Oak Energy, Inc., dated September 28, 1988. (Exhibit B.16, 1989 NU Form U5S, File No. 30-246)

                  B.24.2 Certificate of Amendment to Certificate of Incorporation of Charter Oak Energy, Inc., dated December 26, 1996. (Exhibit B.25.2, 1996 NU Form U5S, File No. 30-246)

                  B.24.3 Certificate of Amendment to Certificate of Incorporation of Charter Oak Energy Inc., dated April 27, 1998. (Exhibit B.25.3, 1997 NU Form U5S, File No. 30-246)

                  B.24.4 By-Laws of Charter Oak Energy, Inc., as amended to January 1, 1997. (Exhibit B.25.3, 1996 NU Form U5S, File No. 30-246)

                  B.24.5 By-Laws of Charter Oak Energy, Inc., as amended to June 1, 2000. (Exhibit B.24.5, 2000 NU Form U5S, File No. 30-246)

      B.25        COE Development Corporation

                  B.25.1 Certificate of Incorporation of COE Development Corporation dated November 6, 1992. (Exhibit B.26.1, 1993 NU Form U5S, File No. 30-246)

                  B.25.2 Certificate of Amendment to Certificate of Incorporation of COE Development Corporation, dated December 26, 1996. (Exhibit B.26.2, 1996 NU Form U5S, File No. 30-246)

                  B.25.3 Certificate of Amendment to Certificate of Incorporation of COE Development Corporation, dated April 27, 1998. (Exhibit B.27.3, 1997 NU Form U5S File No. 30-246)

                  B.25.4 By-Laws of COE Development Corporation, as amended to January 1, 1997. (Exhibit B.26.4, 1996 NU Form U5S, File No. 30-246)

                  B.25.5 By-Laws of COE Development Corporation, as amended to June 1, 2000. (Exhibit B.25.5, 2000 NU Form U5S, File No. 30-246)

      B.26        COE Argentina II Corp.

                  B.26.1 Certificate of Incorporation of COE Argentina II Corp. dated March 14, 1994. (Exhibit B.27.1, 1994 NU Form U5S, File No. 30-246)

                  B.26.2 Certificate of Amendment to Certificate of Incorporation of COE Argentina II Corp., dated December 26, 1996. (Exhibit B.27.2, 1996 NU Form U5S, File No. 30-246)

                  B.26.3 Certificate of Amendment to Certificate of Incorporation of COE Argentina II Corp., dated April 27, 1998. (Exhibit B.27.3, 1997 NU Form U5S, File No. 30-246)

                  B.26.4 By-Laws of COE Argentina II Corp., as amended to January 1, 1997. (Exhibit B.27.4, 1996 NU Form U5S, File No. 30-246)

                  B.26.5 By-Laws of COE Argentina II Corp., as amended to June 1, 2000. (Exhibit B.26.5, 2000 NU Form U5S, File No. 30-246)

      B.27        COE Ave Fenix Corporation

                  B.27.1 Certificate of Incorporation of COE Ave Fenix Corporation dated May 19, 1995. (Exhibit B.28.1, 1995 NU Form U5S, File No. 30-246)

                  B.27.2 Certificate of Amendment to Certificate of Incorporation of COE Ave Fenix Corporation, dated December 26, 1996. (Exhibit B.28.2, 1996 NU Form U5S, File No. 30-246)

                  B.27.3 Certificate of Amendment to Certificate of Incorporation of COE Ave Fenix Corporation, dated April 27, 1998. (Exhibit B.28.3, 1997 NU Form U5S, File No. 30-246)

                  B.27.4 By-Laws of COE Ave Fenix Corporation, as amended to January 1, 1997. (Exhibit B.28.4, 1996 NU Form U5S, File No. 30-246)

                  B.27.5 By-Laws of COE Ave Fenix Corporation, as amended to June 1, 2000. (Exhibit B.27.5, 2000 NU Form U5S, File No. 30-246)

      B.28        New England Hydro-Transmission Corporation

                  B.28.1 Articles of Incorporation, (Exhibit B.8a, 1986 NEES U5S, File No. 30-33); Articles of Amendment of New England Hydro-Transmission Corporation dated January 18, 1989, (Exhibit B.10a, 1988 NEES U5S, File No. 30-33).

                  B.28.2 By-Laws of New England Hydro-Transmission Corporation dated March 17, 1998. (Exhibit B. 16.b, 1998 NEES U5S, File No. 30-33)

      B.29        New England Hydro-Transmission Electric Company

                  B.29.1 Restated Articles of Organization of New England Hydro-Transmission Electric Company dated January 13, 1989. (Exhibit B.11a, 1988 NEES U5S, File No. 30-33)

                  B.29.2 By-Laws of New England Hydro-Transmission Electric Company dated March 17, 1998. (Exhibit B.17.b, 1998 NEES U5S File No. 30-33)

      B.30 Amended and Restated Limited Partnership Agreement (CL&P Capital, L.P.) among CL&P, NUSCO, and the persons who became limited partners of CL&P Capital, L.P. in accordance with the provisions thereof dated as of January 23, 1995 (MIPS). (Exhibit A.1, File No. 70-8451)

      B.31        ERI/HEC EFA-Med, LLC

                  B.31.1 Certificate of Formation of ERI/HEC EFA-Med, LLC, dated September 15, 2000. (Exhibit B.31.1, 2000 NU Form U5S, File No. 30-246)

                  B.31.2 Operating Agreement of ERI/HEC EFA-Med, LLC, dated September 22, 2000. (Exhibit B.31.2, 2000 NU Form U5S, File No. 30-246)

      B.32        Mode 1 Communications, Inc.

                  B.32.1 Certificate of Incorporation of Mode 1 Communications, Inc. dated March 26, 1996. (Exhibit B.34.1, 1996 NU Form U5S, File No. 30-
                              246)

                  B.32.2 Certificates of Amendment to Certificate of Incorporation of Mode 1 Communications, Inc., dated December 26, 1996 and February 4, 1997. (Exhibit B.34.2, 1996 NU Form U5S, File No. 30-246)

                  B.32.3 Certificate of Amendment to Certificate of Incorporation of Mode l Communications, Inc., dated April 27, 1998. (Exhibit B.34.3, 1997 NU Form U5S, File No. 30-246)

                  B.32.4 By-Laws of Mode 1 Communications, Inc., as amended to January 1, 1997. (Exhibit B.34.4, 1996 NU Form U5S, File No. 30-246)

      B.33        Select Energy, Inc.

                  B.33.1 Certificate of Incorporation of Select Energy, Inc. dated September 26, 1996. (Exhibit B.40.1, 1996 NU Form U5S, File No. 30-246)

                  B.33.2 Certificates of Amendment to Certificate of Incorporation of Select Energy, Inc., dated December 26, 1996 and April 25, 1997. (Exhibit B.40.2, 1996 NU Form U5S, File No. 30-246)

                  B.33.3 Certificate of Amendment to Certificate of Incorporation of Select Energy, Inc., dated April 27, 1998. (Exhibit B.40.3, 1997 NU Form U5S, File
                              No. 30-246)

                  B.33.4 By-Laws of Select Energy, Inc., as amended to May 12, 1997. (Exhibit B.40.4, 1997 NU Form U5S, File
                              No. 30-246)

                  B.33.5 By-Laws of Select Energy, Inc., as amended to June 1, 2000. (Exhibit B.33.5, 2000 NU Form U5S, File No. 30-246)

      B.34        Northeast Generation Company

                  B.34.1 Certificate of Incorporation of Northeast Generation Company, dated December 28, 1998. (Exhibit B.34.1, 1999 NU Form U5S, File No. 30-246)

                  B.34.2 By-Laws of Northeast Generation Company, dated January 4, 1999. (Exhibit B.34.2, 1999 NU Form U5S, File No. 30-246)

                  B.34.3 By-Laws of Northeast Generation Company, as amended to June 1, 2000. (Exhibit B.34.3, 2000 NU Form U5S, File No. 30-246)

      B.35        Northeast Generation Services Company

                  B.35.1 Certificate of Incorporation of Northeast Generation Services Company, dated December 28, 1998. (Exhibit B.35.1, 1999 NU Form U5S, File No. 30-246)

                  B.35.2 By-Laws of Northeast Generation Service Company, dated January 4, 1999. (Exhibit B.35.2, 1999 NU Form U5S, File No. 30-246)

                  B.35.3 By-Laws of Northeast Generation Services Company, as amended to June 1, 2000. (Exhibit B.35.3, 2000 NU Form U5S, File No. 30-246)

      B.36        Select Energy Portland Pipeline, Inc.

                  B.36.1 Certificate of Incorporation of Select Energy Portland Pipeline, Inc., dated March 15, 1999. (Exhibit B.36.1, 1999 NU Form U5S, File No. 30-246)

                  B.36.2 By-Laws of Select Energy Portland Pipeline, Inc., dated March 17, 1999. (Exhibit B.36.1, 1999 NU Form U5S, File No. 30-246)

                  B.36.3 By-Laws of Select Energy Portland Pipeline, Inc., as amended to June 1, 2000. (Exhibit B.36.3, 2000 NU Form U5S, File No. 30-246)

      B.37        CL&P Receivables Corporation

                  B.37.1 Certificate of Incorporation of CL&P Receivables Corporation, dated September 5, 1997. (Exhibit B.41.1, 1997 NU Form U5S, File No. 30-246)

                  B.37.2 Bylaws of CL&P Receivables Corporation, dated September 12, 1997. (Exhibit B.41.2, 1997 NU Form U5S, File No. 30-246)

      B.38        Yankee Energy System, Inc.

                  B.38.1 Certificate of Incorporation of Yankee Energy System, Inc., F/K/A NU Acquisition Corp., dated February 15, 2000. (Exhibit B.38.1, 2000 NU Form U5S, File No. 30-246)

                  B.38.2 Certificate of Merger of Yankee Energy System, Inc. with and Into NU Acquisition Corp., dated March 1, 2000. (Exhibit B.38.2, 2000 NU Form U5S, File No. 30-246)

                              B.38.2.1 Agreement and Plan of Merger between Yankee Energy System, Inc. and Northeast Utilities, dated as of June 14, 1999. (Exhibit 1, NU Form 8-K dated June 14, 1999, File No. 1-5324)

                  B.38.3 By-Laws of Yankee Energy System, Inc., as amended to March 1,2000. (Exhibit B.38.3, 2000 NU Form U5S, File No. 30-246)

      B.39        NorConn Properties, Inc.

                  B.39.1 Certificate of Incorporation of NorConn Properties, Inc., dated May 10, 1988. (Exhibit B.39.1, 2000 NU Form U5S, File No. 30-246)

                  B.39.2 By-Laws of NorConn Properties, Inc., as in effect on March, 1, 2000. (Exhibit B.39.2, 2000 NU Form U5S, File No. 30-246)

      B.40        R. M. Services, Inc.

                  B.40.1 Certificate of Incorporation of R. M. Services, Inc. dated November 17, 1994. (Exhibit B.40.1, 2000 NU Form U5S, File No. 30-246)

      *           B.40.2      Certificate of Amendment of Certificate of
                              Incorporation of R. M. Services, Inc., dated June
                              28, 2001.

                  B.40.3 By-Laws of R. M. Services, Inc., as in effect on March 1, 2000. (Exhibit B.40.2, 2000 NU Form U5S, File No. 30-246)

      B.41        Yankee Energy Financial Services Company

                  B.41.1 Certificate of Incorporation of Yankee Energy Financial Services Company, dated September 1, 1992. (Exhibit B.41.1, 2000 NU Form U5S, File No. 30-246)

                  B.41.2 By-Laws of Yankee Energy Financial Services Company, as in effect on March 1, 2000. (Exhibit B.41.2, 2000 NU Form U5S, File No. 30-246)

      B.42        Yankee Energy Services Company

                  B.42.1 Certificate of Incorporation of Yankee Energy Services Company, dated June 30, 1993. (Exhibit B.42.1, 2000 NU Form U5S, File No. 30-246)

                  B.42.2 Certificate of Amendment to Certificate of Incorporation of Yankee Energy Services Company, dated January 20, 1995. (Exhibit B.42.2, 2000 NU Form U5S, File No. 30-246)

                  B.42.3 By-Laws of Yankee Energy Services Company, as in effect on March 1, 2000. (Exhibit B.42.3, 2000 NU Form U5S, File No. 30-246)

      B.43        Yankee Gas Services Company

                  B.43.1 Certificate of Incorporation of Yankee Gas Services Company, F/K/A Mohawk Gas Company, (Special Act No. 218, January 1955 session, approved May 26, 1955). (Exhibit B.43.1, 2000 NU Form U5S, File No. 30-246)

                  B.43.2 Certificate of Amendment to the Certificate of Incorporation of Yankee Gas Services Company, dated May 26, 1989. (Exhibit B.43.2, 2000 NU Form U5S, File No. 30-246)

                  B.43.3 Certificate of Amendment to the Certificate of Incorporation of Yankee Gas Services Company, dated June 27, 1989. (Exhibit B.43.3, 2000 NU Form U5S, File No. 30-246)

                  B.43.4 By-Laws of Yankee Gas Services Company, as in effect on March 1, 2000. (Exhibit B.43.4, 2000 NU Form U5S, File No. 30-246)

      B.44        Housatonic Corporation

                  B.44.1 Certificate of Incorporation of Housatonic Corporation, dated October 16, 1987. (Exhibit B.44.1, 2000 NU Form U5S, File No. 30-246)

                  B.44.2 Certificate of Amendment to the Certificate of Incorporation of Housatonic Corporation, dated January 10, 1989. (Exhibit B.44.2, 2000 NU Form U5S, File No. 30-246)

                  B.44.3 By-Laws of Housatonic Corporation, as in effect on March 1, 2000. (Exhibit B.44.3, 2000 NU Form U5S, File No. 30-246)

      B.45        Yankee Energy Marketing Company

                  B.45.1 Certificate of Incorporation of Yankee Energy Marketing Company, dated October 10, 1995. (Exhibit B.45.1, 2000 NU Form U5S, File No. 30-246)

                  B.45.2 By-Laws of Yankee Energy Marketing Company, as in effect on March 1, 2000. (Exhibit B.45.2, 2000 NU Form U5S, File No. 30-246)

      B.46        E. S. Boulos Company

      *           B.46.1      Certificate of Incorporation of E. S. Boulos
                              Company, F/K/A NGS Acquisition Sub, Inc., dated
                              January 10, 2001.

      *           B.46.2      Certificate of Amendment of Incorporation of E. S.
                              Boulos Company dated January 22, 2001.

      *           B.46.3      By-Laws of E. S. Boulos Company, as amended to
                              January 22, 2001.

      B.47        NGS Mechanical, Inc.

      *           B.47.1      Certificate of Incorporation of NGS Mechanical,
                              Inc., dated January 24, 2001.

      *           B.47.2      By-Laws of NGS Mechanical, Inc. dated as of
                              January 25, 2001.

      B.48        Select Energy New York, Inc.

      *           B.48.1      Certificate of Incorporation of Select Energy New
                              York, Inc., F/K/A Plum Street Energy Marketing,
                              Inc. and Niagara Mohawk Energy Marketing, Inc., dated February 13, 1996.

      *           B.48.2      Certificate of Amendment of Incorporation of
                              Select Energy New York, Inc., dated August 21,
                              1998.

      *           B.48.3      Certificate of Amendment of Incorporation of
                              Select Energy New York, Inc., dated November 21,
                              2001.

      *           B.48.4      By-Laws of Select Energy New York, Inc., as in
                              effect on November 30, 2001.

      B.49        CL&P Funding LLC

                  B.49.1 Certificate of Formation of CL&P Funding LLC dated January 3, 2001. (Exhibit 3.1, CL&P Funding LLC Form S-3, dated January 18, 2001, File No. 333-53866)

                  B.49.2 Limited Liability Company Agreement of CL&P Funding LLC made and effective as of January 3, 2001 and amended and restated as of March 30, 2001. (Exhibit 3.1, CL&P Funding LLC Form S-3, Amendment No. 2, dated March 26, 2001, File No. 333-53866)

      B.50        PSNH Funding LLC

                  B.50.1 Certificate of Formation of PSNH Funding LLC dated January 24, 2001. (Exhibit 3.1, PSNH Funding LLC Form S-3 (Amendment No. 2), dated April 18, 2001, File No. 333-55830)

                  B.50.2 Limited Liability Company Agreement of PSNH Funding LLC made and effective as of January 24, 2001 and as amended and restated as of April 25, 2001. (Exhibit 3.2, PSNH Funding LLC Form 8-K, dated April 25, 2001, File No. 333-55830)

      B.51        PSNH Funding LLC 2

                  B.51.1 Certificate of Formation of PSNH Funding LLC 2 dated December 10, 2001. (Exhibit 3.1, PSNH Funding LLC 2 Form S-3, dated December 28, 2001, File No. 333-76040)

                  B.51.2 Limited Liability Company Agreement of PSNH Funding LLC 2 dated as of December 10, 2001. (Exhibit 3.2, PSNH Funding LLC 2 Form S-3 (Amendment No. 2), dated January 14, 2002, File No. 333-76040)

      B.52        WMECO Funding LLC

                  B.52.1 Certificate of Formation of WMECO Funding LLC dated March 28, 2001. (Exhibit 3.1, WMECO Funding LLC Form S-3, dated April 18, 2001, File No. 333-59118)

                  B.52.2 Limited Liability Company Agreement of WMECO Funding LLC made and effective as of March 28, 2001 and as amended and restated as of May 17, 2001. (Exhibit 3.2, WMECO Funding LLC Form S-3, Amendment No. 2, dated May 7, 2001, File No. 333-59118)

C.(a) INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

      C.1         Northeast Utilities

                  C.1.1 Indenture dated as of December 1, 1991, between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of Debt Securities. (Exhibit 4.1.1, 1991 NU Form 10-K, File No. 1-5324)

                  C.1.2 First Supplemental Indenture, dated as of December 1, 1991, between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of Series A Notes. (Exhibit 4.1.2, 1991 NU Form 10-K, File No. 1-5324)

                  C.1.3 Second Supplemental Indenture, dated as of March 1, 1992, between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of Series B Notes. (Exhibit C.1.3, 1991 NU Form U5S, File No. 30-246)

                  C.1.4 Revolving Credit Agreement among NU and the Banks named therein, dated November 16, 2001 (Exhibit to 35-CERT filed November 28, 2001, File No. 70-9755)

                  C.1.5 Indenture between NU and The Bank of New York, as Trustee, dated as of April 1, 2002 (Exhibit A-3 to 35 CERT filed April 10, 2002, File No. 70-9755)

                  C.1.6 First Supplemental Indenture between NU and The Bank of New York, as Trustee, dated as of April 1, 2002 (Exhibit A-4 to 35 CERT filed April 10, 2002, File No. 70-9755)

      C.2         The Connecticut Light and Power Company

                  C.2.1 Indenture of Mortgage and Deed of Trust between CL&P and Bankers Trust Company, Trustee, dated as of May 1, 1921. (Composite including all twenty-four amendments to May 1, 1967.) (Exhibit 4.1.1, 1989 NU Form 10-K, File No. 1-5324)

                  Supplemental Indentures to the Composite May 1, 1921 Indenture of Mortgage and Deed of Trust between CL&P and Bankers Trust Company, dated as of:

                  C.2.2       June 1, 1994. (Exhibit 4.2.15, 1994 NU Form 10-K,
                              File No. 1-5324)

                  C.2.3       October 1, 1994. (Exhibit 4.2.16, 1994 NU Form
                              10-K, File No. 1-5324)

                  C.2.4 Financing Agreement between Industrial Development Authority of the State of New Hampshire and CL&P (Pollution Control Bonds, 1986 Series) dated as of December 1, 1986. (Exhibit C.1.47, 1986 NU Form U5S, File No. 30-246)

                  C.2.5 Financing Agreement between Industrial Development Authority of the State of New Hampshire and CL&P (Pollution Control Bonds, 1988 Series) dated as of October 1, 1988. (Exhibit C.1.55, 1988 NU Form U5S, File No. 30-246)

                  C.2.6 Loan and Trust Agreement among Business Finance Authority of the State of New Hampshire and CL&P (Pollution Control Bonds, 1992 Series A) dated as of December 1, 1992. (Exhibit C.2.33, 1992 NU Form U5S, File No. 30-246)

                  C.2.7 Loan Agreement between Connecticut Development Authority and CL&P (Pollution Control Bonds - Series A, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.2.21, 1993 NU Form 10-K, File No. 1-5324)

                  C.2.8 Loan Agreement between Connecticut Development Authority and CL&P (Pollution Control Bonds - Series B, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.2.22, 1993 NU Form 10-K, File No. 1-5324)

                  C.2.9 Amended and Restated Loan Agreement between Connecticut Development Authority and CL&P (Pollution Control Revenue Bond - 1996A Series) dated as of May 1, 1996 and Amended and Restated as of January 1, 1997. (Exhibit 4.2.24, 1996 NU Form 10-K, File No. 1-5324)

                              C.2.9.1 Amended and Restated Indenture of Trust between Connecticut Development Authority and the Trustee (CL&P Pollution Control Revenue Bond-1996A Series), dated as of May 1, 1996, and Amended and Restated as of January 1, 1997. (Exhibit 4.2.24.1, 1996 NU Form
                                          10-K, File No. 1-5324)

                              C.2.9.2 Standby Bond Purchase Agreement among CL&P, Bank of New York as Purchasing Agent and the Banks named therein, dated October 24, 2000. (Exhibit 4.2.24.2, 2000 NU Form 10-K, File No.
                                          1-5324)

                              C.2.9.3 AMBAC Municipal Bond Insurance Policy issued by the Connecticut Development Authority (CL&P Pollution Control Revenue Bond-1996A Series), effective January 23, 1997. (Exhibit 4.2.24.3,
                                          1996 NU Form 10-K, File No. 1-5324)

                  C.2.10 Revolving Credit Agreement among WMECO, CL&P, PSNH and Yankee and the Banks named therein, dated November 16, 2001 (Exhibit (ii), 35 CERT filed November 28, 2001, File No. 70-9755)

                  C.2.11 Amended and Restated Receivables Purchase and Sale Agreement dated as of March 30, 2001 (CL&P and CL&P Receivables Corporation (CRC)) (Exhibit 10.1, 2001 NU 10-Q for the Quarter Ended September 30, 2001 (File No. 1-5324)

                  C.2.12 Amendment No. 1 to the Purchase and Contribution Agreement between CL&P and CRC dated as of March 30, 2001 (Exhibit 10.1.1 2001 NU 10-Q for the
                              Quarter Ended September 30, 2001 (File No. 1-5324)

      C.3         Public Service Company of New Hampshire

                  C.3.1 First Mortgage Indenture dated as of August 15, 1978, between PSNH and First Fidelity Bank, National Association, New Jersey, Trustee. (Composite including all amendments to May 16, 1991)(Exhibit 4.4.1, 1992 NU Form 10-K, File No.
                              1-5324)

                              C.3.1.1 Tenth Supplemental Indenture dated as of May 1, 1991 between PSNH and First Fidelity Bank, National Association. (Exhibit 4.1, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

                              C.3.1.2 Twelfth Supplemental Indenture dated as of December 1, 2001 between PSNH and First Union National Bank (Exhibit 4.3.1.2, 2001 NU Form 10-K, File No.
                                          1-5324)

                  C.3.2 Series D (Taxable New Issue) Amended and Restated PCRB Loan and Trust Agreement dated as of April 1, 1999. (Exhibit 4.3.6, 1999 NU Form 10-K, File No.
                              1-5324)

                  C.3.3 Series E (Taxable New Issue) Amended and Restated PCRB Loan and Trust Agreement dated as of April 1, 1999. (Exhibit 4.3.7, 1999 NU Form 10-K, File No.
                              1-5324)

                  C.3.4 Series A Loan and Trust Agreement among Business Finance Authority of the State of New Hampshire and PSNH and State Street Bank and Trust Company, as Trustee (Tax Exempt Pollution Control Bonds) dated as of October 1, 2001. (Exhibit 4.3.4, 2001 NU Form 10-K, File No. 1-5324)

                  C.3.5 Series B Loan and Trust Agreement among Business Finance Authority of the State of New Hampshire and PSNH and State Street Bank and Trust Company, as Trustee (Tax Exempt Pollution Control Bonds) dated as of October 1, 2001. (Exhibit 4.3.5, 2001 NU Form 10-K, File No. 1-5324)

                  C.3.6 Series C Loan and Trust Agreement among Business Finance Authority of the State of New Hampshire and PSNH and State Street Bank and Trust Company, as Trustee (Tax Exempt Pollution Control Bonds) dated as of October 1, 2001. (Exhibit 4.3.6, 2001 NU Form 10-K, File No. 1-5324)

                  C.3.7 Revolving Credit Agreement among WMECO, CL&P, PSNH and Yankee and the Banks named therein, dated November 16, 2001 (Exhibit (ii), 35 CERT filed November 28, 2001, File No. 70-9755)

      C.4         Western Massachusetts Electric Company

                  C.4.1 Loan Agreement between Connecticut Development Authority and WMECO (Pollution Control Bonds - Series A, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.4.13, 1993 NU Form 10-K, File No. 1-5324)

                  C.4.2 Revolving Credit Agreement among WMECO, CL&P, PSNH and Yankee and the Banks named therein, dated November 16, 2001 (Exhibit (ii), 35 CERT filed November 28, 2001, File No. l 70-9755)

      C.5         North Atlantic Energy Corporation

                  C.5.1 Term Credit Agreement dated as of November 8, 2001. (Exhibit to 35 CERT filed November 21, 2001, File No. 70-9755)

      C.6         Northeast Generation Company

                  C.6.1 Indenture Mortgage, dated as of October 18, 2001 between NGC and The Bank of New York, as trustee (Exhibit 4.1 to NGC Registration Statement on Form S-4 dated December 6, 2001, File No. 333-74636)

                              C.6.1.1 First Supplemental Indenture Mortgage, dated as of October 18, 2001 between NGC and The Bank of New York, as trustee (Exhibit 4.2 to NGC
                                          Registration Statement S-4 dated
                                          December 6, 2001, File No. 333- 74636)

      C.7         The Rocky River Realty Company

                  C.7.1 Note Agreement dated April 14, 1992, by and between The Rocky River Realty Company (RRR) and Purchasers named therein (Connecticut General Life Insurance Company, Life Insurance Company of North America, INA Life Insurance Company of New York, Life Insurance Company of Georgia), with respect to RRR's sale of $15 million of guaranteed senior secured notes due 2007 and $28 million of guaranteed senior secured notes due 2017. (Exhibit 10.52, 1992 NU Form 10-K, File No. 1-5324)

                  C.7.2 Amendment to Note Agreement, dated September 26, 1997. (Exhibit 10.3.1, 1997 NU Form 10-K, File No.
                              1-5324)

                  C.7.3 Note Guaranty dated April 14, 1992 by Northeast Utilities pursuant to Note Agreement dated April 14, 1992, between RRR and Note Purchasers, for the benefit of The Connecticut National Bank as Trustee, the Purchasers and the owners of the notes. (Exhibit 10.52.1, 1992 NU Form 10-K, File No. 1-5324)

                  C.7.4 Extension of Note Guaranty, dated September 26, 1997. (Exhibit 10.31.2.1, 1997 NU Form 10-K, File
                              No. 1-5324)

                  C.7.5 Assignment of Leases, Rents and Profits, Security Agreement and Negative Pledge, dated as of April 14, 1992, among RRR, NUSCO and The Connecticut National Bank as Trustee, securing notes sold by RRR pursuant to April 14, 1992, Note Agreement. (Exhibit 10.52.2, 1992 NU Form 10-K, File No. 1-5324)

                  C.7.6 Modification of and Confirmation of Assignment of Leases, Rents and Profits, Security Agreement and Negative Pledge, dated as of September 26, 1997. (Exhibit 10.31.3.1, 1997 NU Form 10-K, File No. 1-5324)

                  C.7.7 Purchase and Sale Agreement, dated July 28, 1997, by and between RRR and the Sellers and Purchasers named therein. (Exhibit 10.31.4, 1997 NU Form 10-K, File No. 1-5324)

                  C.7.8 Purchase and Sale Agreement, dated September 26, 1997, by and between RRR and the Purchaser named therein. (Exhibit 10.31.5, 1997 NU Form 10-K, File No. 1-5324)

      C.8         CL&P Receivables Corporation

                  C.8.1 Amended and Restated Receivables Purchase and Sale Agreement dated as of March 30, 2001 (CL&P and CL&P Receivables Corporation (CRC)) (Exhibit 10.1, 2001 NU 10-Q for the Quarter Ended September 30, 2001 (File No. 1-5324)

                              C.8.1.1 Amendment No. 1 to the Purchase and Contribution Agreement between CL&P and CRC dated as of March 30, 2001 (Exhibit 10.1.1 2001 NU 10-Q for the Quarter Ended September 30, 2001 (File No. 1-5324)

      C.9         HEC/Tobyhanna Energy Project, Inc.

                  C.9.1 Trust Indenture & Security Agreement Relating to an Energy Savings Performance Contract Project dated as of September 30, 1999 (Exhibit C.11.1, 2000 NU Form U5S, File No. 1-5324)

      C.10        Select Energy Services, Inc.

                  C.10.1 Assignment and Security Agreement with ABB Energy Capital, LLC dated as of November 30, 1999 (Exhibit C.12.1, 2000 NU Form U5S, File No. 1-5324)

      C.11        Yankee Gas Services Company

                  C.11.1 Indenture of Mortgage and Deed of Trust dated as of July 1, 1989 between Yankee Gas Services Company (Yankee Gas) and The Connecticut National Bank (Mortgage)(Exhibit No. 4.2, Yankee Gas Form 10 dated April 14, 1989, File No. 0-17605)

                  C.11.2 First Supplemental Indenture, dated as of April 1, 1992, to Mortgage (Exhibit No. 4.11, Yankee Energy Form S-3 filed October 2, 1992, Reg. No. 33-52750)

                  C.11.3 Second Supplemental Indenture, dated as of December 1, 1992, to Mortgage (Exhibit No. 10.2, 1992 Yankee Energy System, Inc.(Yankee Energy) Form 10-K, File No. 0-17605)

                  C.11.4 Third Supplemental Indenture, dated as of June 1, 1995, to Mortgage(Exhibit No. 4.14, 1995 Yankee Energy Form 10-K, File No. 0-10721)

                  C.11.5 Fourth Supplemental Indenture, dated as of April 1, 1997, to Mortgage(Exhibit No. 15, 1997 Yankee Energy Form 10-K, File No. 0-10721)

                  C.11.6 Fifth Supplemental Indenture, dated as of January 1, 1999, to Mortgage (Exhibit C.13.6, 2000 NU Form U5S, File No. 1-5324)

                  C.11.7 Bond Purchase Agreement dated as of July 1, 1989, relating to $119 million aggregate principal amount of First Mortgage Bonds, Series A (Exhibit 4.3, Yankee Gas Form 10 dated April 14, 1989, File No. 0- 17605)

                              C.11.7.1 First Amendment, dated as of April 10, 1990, to Bond Purchase Agreement (Exhibit C.13.7.1, 2000 NU Form U5S, File No. 1-5324)

                  C.11.8 Bond Purchase Agreement, dated as of April 1, 1992, relating to $20 million aggregate principal amount of First Mortgage Bonds, Series B (Exhibit No. 4.12, Yankee Energy Form S-3 filed October 2, 1992, Reg. No. 33-52750)

                  C.11.9 Bond Purchase Agreement, dated as of December 1, 1992, relating to $20 million aggregate principal amount of First Mortgage Bonds, Series C (Exhibit No. 10.4, 1992 Yankee Energy Form 10-K, File No. 0- 17605)

                  C.11.10 Bond Purchase Agreement, dated as of April 1, 1997, relating to $30 million aggregate principal amount of First Mortgage Bonds, Series E (Exhibit No. 4.16, 1997 Yankee Energy Form 10-K, File No. 0- 10721)

                  C.11.11 Bond Purchase Agreement, dated as of January 1, 1999, relating to $50 million aggregate principal amount of First Mortgage Bonds (Exhibit No. C.13.11, NU Form U5S, File No. 1-5324)

                  C.11.12 Revolving Credit Agreement among WMECO, CL&P, PSNH and Yankee and the Banks named therein, dated November 16, 2001 (Exhibit (ii), 35 CERT filed November 28, 2001, File No. 70-9755)

      C.13        NorConn Properties, Inc.

      *           C.13.1      Term Loan Agreement between NorConn Properties,
                              Inc. and Fleet National Bank of Connectifut dated as of February 1, 1996

D.    Tax Allocation Agreements

      D.1 Amended and Restated Tax Allocation Agreement, dated as of January 1, 1990. (Exhibit D, 1994 NU Form U5S, File No. 30-246)

      D.2 First Amendment, dated as of October 26, 1998, to the Amended and Restated Tax Allocation Agreement, dated as of January 1, 1990. (Exhibit D, Amendment No. 2 to 1997 NU Form U5S, File No. 30-246)

      D.3 Second Amendment, dated as of March 1, 2000, to the Amended and Restated Tax Allocation Agreement, dated as of January 1, 1990 (Exhibit D.3, 2000 NU Form U5S, File No. 30-246)

G.    Organizational Chart - EWG

      Northeast Utilities (Parent Company)

      -     NU Enterprises, Inc. (100% owned by NU)
      -     Northeast Generation Company (EWG, 100% owned by NU Enterprises,
            Inc.)

ITEM 10. EXHIBIT H

NORTHEAST GENERATION COMPANY

BALANCE SHEETS

At December 31,                                             2001        2000
                                                          --------     --------
                                                          (Thousands of Dollars)
ASSETS

Current Assets:
  Cash and cash equivalents ...........................   $ 35,217     $ 37,177
  Notes receivable from affiliated companies ..........      9,900           --
  Accounts receivable from affiliated companies .......     10,642       11,419
  Taxes receivable ....................................      4,217           --
  Materials and supplies, at average cost .............      1,793        1,935
  Prepayments and other ...............................        392        1,626
                                                          --------     --------
                                                            62,161       52,157
                                                          --------     --------
Property, Plant and Equipment:
  Competitive energy ..................................    265,309      264,855
     Less: Accumulated provision for depreciation .....    150,294      147,216
                                                          --------     --------
                                                           115,015      117,639
  Construction work in progress .......................     21,055        8,094
                                                          --------     --------
                                                           136,070      125,733
                                                          --------     --------
Deferred Debits and Other Assets:
  Accumulated deferred income taxes ...................    256,049      278,320
  Other ...............................................     10,688        4,851
                                                          --------     --------
                                                           266,737      283,171
                                                          --------     --------

Total Assets ..........................................   $464,968     $461,061
                                                          ========     ========

The accompanying notes are an integral part of these financial statements.

ITEM 10. EXHIBIT H

NORTHEAST GENERATION COMPANY

BALANCE SHEETS

At December 31,                                               2001         2000
                                                           ---------    ---------
                                                            (Thousands of Dollars)

LIABILITIES AND CAPITALIZATION

Current Liabilities:
  Notes payable to banks ..............................    $      --     $402,377
  Long-term debt - current portion ....................       24,000           --
  Accounts payable ....................................        1,759        1,771
  Accounts payable to affiliated companies ............        1,297          732
  Accrued taxes .......................................          794        5,840
  Accrued interest ....................................        7,029        1,893
  Other ...............................................        1,138          813
                                                           ---------     --------
                                                              36,017      413,426
                                                           ---------     --------
Capitalization:
  Long-Term Debt ......................................      416,000           --
                                                           ---------     --------

  Common Stockholder's Equity:
    Common stock, $1 par value - authorized
     20,000 shares; 6 shares outstanding
     in 2001 and 100 shares outstanding in 2000 .......           --           --
    Capital surplus, paid in ..........................        3,039       24,375
    Retained earnings .................................       11,853       23,260
    Accumulated other comprehensive loss ..............       (1,941)          --
                                                           ---------     --------
  Common Stockholder's Equity .........................       12,951       47,635
                                                           ---------     --------
Total Capitalization ..................................      428,951       47,635
                                                           ---------     --------

Commitments and Contingencies (Note 6)

Total Liabilities and Capitalization ..................    $ 464,968     $461,061
                                                           =========     ========

The accompanying notes are an integral part of these financial statements.

ITEM 10. EXHIBIT H

NORTHEAST GENERATION COMPANY

STATEMENTS OF INCOME

For the Years Ended December 31,                                          2001          2000         1999
                                                                          ----          ----         ----
                                                                               (Thousands of Dollars)
Operating Revenues ................................................    $ 129,681     $ 108,473    $      --
                                                                       ---------     ---------    ---------
Operating Expenses:
  Operation -
     Other ........................................................       15,426        11,855        5,229
  Maintenance .....................................................        6,902         9,092            3
  Depreciation ....................................................        3,040         2,417           --
  Taxes other than income taxes ...................................        7,375         5,690           74
                                                                       ---------     ---------    ---------
    Total operating expenses ......................................       32,743        29,054        5,306
                                                                       ---------     ---------    ---------
Operating Income/(Loss) ...........................................       96,938        79,419       (5,306)
Other Income, Net .................................................        1,113         1,061           --
                                                                       ---------     ---------    ---------
Income/(Loss) Before Interest and Income Tax Expense/(Benefit) ....       98,051        80,480       (5,306)
                                                                       ---------     ---------    ---------

Interest Expense:
  Interest on long-term debt ......................................        7,396            --           --
  Other interest ..................................................       19,966        36,542            1
                                                                       ---------     ---------    ---------
    Interest expense, net .........................................       27,362        36,542            1
                                                                       ---------     ---------    ---------
Income/(Loss) Before Income Tax Expense/(Benefit) .................       70,689        43,938       (5,307)
Income Tax Expense/(Benefit) ......................................       28,432        17,522       (2,151)
                                                                       ---------     ---------    ---------
Net Income/(Loss) .................................................    $  42,257     $  26,416    $  (3,156)
                                                                       =========     =========    =========

STATEMENTS OF COMPREHENSIVE INCOME

Net Income/(Loss) .................................................    $  42,257     $  26,416    $  (3,156)
                                                                       ---------     ---------    ---------
Other comprehensive loss, net of tax:
  Qualified cash flow hedging investments .........................       (1,941)           --           --
                                                                       ---------     ---------    ---------
Comprehensive Income/(Loss) .......................................    $  40,316     $  26,416    $  (3,156)
                                                                       =========     =========    =========

The accompanying notes are an integral part of these financial statements.

ITEM 10. EXHIBIT H

NORTHEAST GENERATION COMPANY

STATEMENTS OF COMMON STOCKHOLDER'S EQUITY

                                                                                        Accumulated
                                                            Capital                        Other
                                               Common       Surplus,       Retained    Comprehensive
                                                Stock       Paid In        Earnings         Loss          Total
                                             ----------    ----------     ----------     ----------     ----------
                                                                     (Thousands of Dollars)
Balance at January 1, 1999  .............    $       --    $       --     $       --     $       --     $       --

    Net loss for 1999  ..................                                     (3,156)                       (3,156)
    Capital contribution
     from Northeast Utilities ...........                       6,500                                        6,500
    Other ...............................                          10                                           10
                                             ----------    ----------     ----------     ----------     ----------
Balance at December 31, 1999  ...........            --         6,510         (3,156)            --          3,354

    Net income for 2000  ................                                     26,416                        26,416
    Capital contribution
     from Northeast Utilities ...........                     463,000                                      463,000
    Excess paid over carrying value
     of assets transferred (Note 5) .....                    (445,135)                                    (445,135)
                                             ----------    ----------     ----------     ----------     ----------
Balance at December 31, 2000  ...........            --        24,375         23,260             --         47,635

    Net income for 2001  ................                                     42,257                        42,257
    Cash dividends on common stock ......                                    (53,664)                      (53,664)
    Repurchase of common stock ..........            --       (21,336)                                     (21,336)
    Other comprehensive loss ............                                                    (1,941)        (1,941)
                                             ----------    ----------     ----------     ----------     ----------
Balance at December 31, 2001  ...........    $       --    $    3,039     $   11,853     $   (1,941)    $   12,951
                                             ==========    ==========     ==========     ==========     ==========

The accompanying notes are an integral part of these financial statements.

ITEM 10. EXHIBIT H

                          NORTHEAST GENERATION COMPANY
                            STATEMENTS OF CASH FLOWS
                             (Thousands of Dollars)


                                                                     2001          2000
For the Years Ended December 31,                                  ---------     ---------
Operating Activities:
  Net income..................................................    $  42,257     $  26,416
  Adjustments to reconcile to net cash flows
   provided by/(used in) operating activities:
    Depreciation .............................................        3,040         2,417
    Deferred income taxes ....................................       23,565        19,245
    Net other (uses)/sources of cash .........................       (9,035)        1,533
  Changes in working capital:
    Accounts receivable from affiliated companies ............          777       (11,419)
    Materials and supplies ...................................          142           (62)
    Accounts payable .........................................          553          (780)
    Accrued taxes ............................................       (5,046)        5,840
    Other working capital (excludes cash) ....................        2,478          (202)
                                                                  ---------     ---------
Net cash flows provided by operating activities ..............       58,731        42,988
                                                                  ---------     ---------
Investing Activities:
  Investments in competitive energy assets ...................      (13,414)       (1,394)
  Investment in NU system Money Pool .........................       (9,900)           --
  Net cash payment for the transfer of assets ................           --      (869,794)
                                                                  ---------     ---------
Net cash flows used in investing activities ..................      (23,314)     (871,188)
                                                                  ---------     ---------
Financing Activities:
  Repurchase of common stock .................................      (21,336)           --
  Issuance of long-term debt .................................      440,000            --
  Net (decrease)/increase in short-term debt .................     (402,377)      402,377
  Cash dividends on common shares ............................      (53,664)           --
  Capital contributions from Northeast Utilities .............           --       463,000
                                                                  ---------     ---------
Net cash flows (used in)/provided by financing activities ....      (37,377)      865,377
                                                                  ---------     ---------
Net (decrease)/increase in cash and cash equivalents .........       (1,960)       37,177
Cash and cash equivalents - beginning of year ................       37,177            --
                                                                  ---------     ---------
Cash and cash equivalents - end of year ......................    $  35,217     $  37,177
                                                                  =========     =========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized .......................    $  22,726     $  29,286
                                                                  =========     =========
  Income taxes ...............................................    $  12,901     $  (7,725)
                                                                  =========     =========

The accompanying notes are an integral part of these financial statements.